UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN
PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

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The Brink’s Company
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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The Brink’s Company
1801 Bayberry Court
P.O. Box 18100
Richmond, VA 23226-8100

March 20, 2017

To Our Shareholders:

On behalf of the Board of Directors, we invite you to attend the annual meeting of shareholders of The Brink’s Company on Friday, May 5, 2017 at 10:00 a.m. local time at the offices of Troutman Sanders LLP, 1001 Haxall Point, 15th floor, Richmond, Virginia.

There have been significant changes at Brink’s over the past year. Since our 2016 shareholder meeting we have assembled a new leadership team and announced strategic goals to drive sustainable long-term value creation for our shareholders. We’ve also continued to enhance our governance and compensation programs, separating the roles of Chairman and Chief Executive Officer, implementing a right for shareholders to call special meetings, and approving changes to our executive compensation program to better align pay and performance through awards of annual and long-term incentives that balance management performance and the shareholder experience.

As you review the proxy statement, you will see references to our strong financial performance in 2016. We reported full year Operating Profit on a GAAP basis of $144 million (vs. $57 million in 2015) and full year non-GAAP Operating Profit of $207 million, compared to $157 million in 2015. Our Operating Margin Rate on a GAAP basis was 4.8% (vs. 1.8% in 2015) and on a non-GAAP basis was 7.1% (vs. 5.3% in 2015). Earnings per share was $0.72 on a GAAP basis and $2.24 on a non-GAAP basis. We are pleased that our shareholders experienced stock price appreciation of 43% during 2016. We enter 2017 with strong momentum and a solid plan to unlock the value in our company through a combination of operational improvements and breakthrough initiatives, all with an unwavering commitment to safety and security for our customers and employees.

Your vote at the annual shareholder meeting is important. Whether or not you plan to attend the meeting, we urge you to vote as soon as possible. There are two ways to vote. You can complete, sign, date and return the enclosed proxy in the envelope provided or you can vote on the internet.

We look forward to seeing you at the annual meeting and thank you for your continued support.

Sincerely,

Douglas A. Pertz President and Chief Executive Officer	Michael J. Herling Chairman of the Board

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 5, 2017

The annual meeting of shareholders of THE BRINK’S COMPANY will be held on May 5, 2017, at 10:00 a.m., local time, at the offices of Troutman Sanders LLP, 1001 Haxall Point, 15th floor, Richmond, Virginia for the following purposes:

1.	To elect as directors the seven nominees to the Board of Directors named in the accompanying proxy statement, for terms expiring in 2018.
2.	To approve an advisory resolution on named executive officer compensation.
3.	To approve an advisory resolution on the frequency of advisory votes on named executive officer compensation.
4.	To approve the Company’s Executive Incentive Plan.
5.	To approve the Company’s 2017 Equity Incentive Plan.
6.	To approve the selection of Deloitte and Touche LLP as the independent registered public accounting firm to audit the accounts of the Company and its subsidiaries for the fiscal year ending December 31, 2017.
7.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The close of business on March 2, 2017 has been fixed as the record date for determining the shareholders entitled to notice of and to vote at the annual meeting. This proxy statement and the accompanying form of proxy and annual report to shareholders are being mailed to shareholders of record as of the close of business on March 2, 2017, commencing on or about March 24, 2017.

Please note that brokers may not vote your shares on the election of directors, the advisory vote on named executive officer compensation, the advisory vote on the frequency of advisory resolutions on named executive officer compensation, the approval of the Company’s Executive Incentive Plan or the approval of the Company’s 2017 Equity Incentive Plan, in the absence of your specific instructions as to how to vote.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE MARK, SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD OR VOTE ON THE INTERNET. A RETURN ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.

Lindsay K. Blackwood
Secretary

March 20, 2017

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE SHAREHOLDER MEETING TO BE HELD ON MAY 5, 2017.

The annual report to shareholders and proxy statement are available at:
http://www.brinks.com/2017annualmeetingmaterials.

The Brink’s Company

PROXY SUMMARY

To help you review The Brink’s Company’s (“Brink’s” or the “Company”) 2017 proxy statement, we have summarized several key topics below. The following description is only a summary. For more complete information about these topics, please review the complete proxy statement and the Company’s 2016 Annual Report on Form 10-K.

2016 Highlights

Brink’s is a premier provider of secure logistics and security solutions, including cash-in-transit, ATM replenishment and maintenance, cash management services (including vault outsourcing, money processing and intelligent safe services), international transportation of valuables, and payment services to financial institutions, retailers, government agencies (including central banks), mints, jewelers and other commercial operations around the world. We serve customers in more than 100 countries and have approximately 60,700 employees worldwide. A significant portion of our business is conducted internationally, with approximately 75% of our $3 billion in revenues earned outside the United States.

Brink’s reported strong 2016 earnings that reflect price increases in Latin America and Brazil, improvements in the Payments business, and lower corporate expenses, which more than offset unfavorable currency and lower results in the U.S.

Following are key financial performance metrics that are monitored by management and the Board, reported to shareholders, and used in determining 2016 compensation for the named executive officers:

2016 Non-GAAP Operating Profit Margin Rate*	2016 Non-GAAP Segment Operating Profit*

7.1%	$ 276 million
(5.3% in 2015)	($226 million in 2015)
Non-GAAP Operating Profit Margin Rate is a key measure of the Company’s profitability and is the performance measure used in the Company’s 2016 annual incentive program.
Non-GAAP Segment Operating
Profit was a key measure of the Company’s profitability until it was replaced by Non-GAAP
Operating Profit in connection with financial reporting changes in
2014 and is the performance
measure used for the Performance Share Units (“PSUs”) portion of the Company’s 2014-2016 Long-Term Incentive (“LTI”) program.

2016 Non - GAAP operating
profit was $207 million,
compared to $157 million
in 2015

*	These financial measures are not presented in accordance with U.S. generally accepted accounting principles (“GAAP”). See page 37 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 for a reconciliation of non-GAAP operating profit margin rate to the most directly comparable GAAP financial measure. See Appendix A for a reconciliation of non-GAAP segment operating profit to the most directly comparable GAAP financial measure.

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The Brink’s Company

Executive Compensation Program

Our executive compensation program is structured to link compensation to Company and individual performance over the short- and long-term and to align the interests of executives and shareholders. We do this by using shares of the Company’s common stock (“Brink’s Common Stock”) and stock-based awards in our incentive compensation programs and by maintaining robust executive stock ownership guidelines. Elements of compensation for Brink’s executives include base salary, annual incentives and long-term incentives.

Performance-Based and Variable Compensation in 2016

Annual Incentives	Annual Cash Bonus Provides a cash award based on achievement of a pre-established one-year Non-GAAP operating margin rate goal.
Long Term Incentives awarded in 2016
Internal Metric Performance Share Units (“Internal Metric PSUs”)
Paid out in shares of Brink’s Common Stock at the end of a three-year period, based on achievement of a pre-established two-year total non-GAAP operating profit performance goal, and subject to an additional one year vesting requirement. Represents 37.5% of the total LTI award for 2016.

Relative Total Shareholder Return (“TSR”) Performance Share Units (“Relative TSR PSUs” and, together with the Internal Metric PSUs, the “PSUs”)
Paid out in shares of Brink’s Common Stock at the end of a three-year performance period, based on the Company’s TSR relative to that of companies in the S&P SmallCap 600 with foreign revenues equal to or exceeding 50% of total revenues. Represents 37.5% of the total LTI award for 2016.

Restricted Stock Units (“RSUs”) Paid out in shares of Brink’s Common Stock and vesting in three equal annual installments. Represents 25% of the total LTI award for 2016.

In 2016, performance-based compensation (which includes annualized annual incentives, Internal Metric PSUs, and Relative TSR PSUs) represented approximately 68% of total target compensation for the Chief Executive Officer and approximately 60% of total target compensation (on average) for the Company’s other named executive officers, serving as of December 31, 2016, as illustrated below. See pages 37-38 for additional information about the long-term incentive awards.

*	For Messrs. Pertz and Domanico, whose annual and long-term incentive awards were prorated in 2016, we have used an annualized target amount for each category of target compensation. Special awards of performance-based stock options, and performance RSUs, awarded to Messrs. Pertz and Domanico upon their appointments to their respective positions and to Mr. Zukerman in connection with his promotion are not reflected in these charts and are described under “Transition Compensation” beginning on page 40.
**	Base Earnings includes base salary and, for one named executive officer on international assignment, an expatriate allowance.
***	Mr. Pertz’s annual incentive for 2016 was subject to a payout between 75% and 200% of the target amount.

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PROXY SUMMARY

2016 Compensation Decisions

In February 2016, the Compensation and Benefits Committee (the “Compensation Committee”) approved long-term incentive (“LTI”) awards of Internal Metric PSUs, Relative TSR PSUs, and RSUs to the Company’s named executive officers. Payouts of 2016 annual incentives to named executive officers were approved by the Compensation Committee in February 2017 ranging from 76 – 103% of target (depending on the named executive officer), reflecting corporate performance that was below the target level of the non-GAAP operating profit margin rate goal approved by the Compensation Committee. In February 2017, the Compensation Committee also approved payouts for LTI awards granted in 2014, which consisted of PSUs, Market Share Units (“MSUs”) and RSUs. MSUs were paid out in shares of Brink’s Common Stock at 124% of target, reflecting stock price appreciation over the three-year period. PSUs were paid out in shares of Brink’s Common Stock at 200% of target, reflecting performance that exceeded both the target and maximum levels for the non-GAAP segment operating profit goal for the period beginning January 1, 2014 and ending December 31, 2016. These compensation decisions are more fully described in the Compensation Discussion and Analysis, beginning on page 26.

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The Brink’s Company

Corporate Governance

Brink’s is committed to good corporate governance and employs a number of practices that the Company’s Board of Directors (the “Board”) has determined are in the best interest of the Company and our shareholders. Following are examples of those practices.

What We Do and Don’t Do:

We strive to employ good governance practices
Non-Executive Chairman—The Board annually appoints a Non-Executive Chairman of the Board to ensure the Board operates independently of management and that directors and shareholders have an independent leadership contact.

Majority Vote Standard—A director must tender his or her resignation if his or her election receives less than a majority vote in an uncontested election.
Executive Sessions—The independent members of the Board hold an executive session at each regular Board meeting.
Say on Pay—We provide shareholders with an annual advisory vote on named executive officer compensation.

Proxy Access—A shareholder, or group of up to 20 shareholders, who have continuously owned at least 3% of our outstanding common stock for 3 years or more may nominate and include in our proxy statement up to the greater of 2 director nominees or 20% of our Board.

Special Meetings—Shareholders holding at least 20% of our outstanding common stock may call a special meeting.
Our compensation program is designed to align with shareholder interests	Pay for Performance—Our executive compensation program links compensation to Company and individual performance over both the short- and long-term.
Stock Ownership Guidelines—We maintain robust stock ownership guidelines for the Chief Executive Officer and other executive officers.
Double Trigger Accelerated Vesting—Equity awards are subject to a “double trigger” for accelerated vesting in the event of a change in control followed by termination of employment.
We strive to adhere to good executive compensation practices	Recoupment Policy—We maintain a recoupment policy for performance-based cash and equity-based incentive payments in the event of a financial restatement.

Double Trigger Change in Control Agreements—We maintain change in control agreements that provide executives with benefits of up to two times the sum of salary and average annual bonus in the event of a change in control followed by termination of employment.

Independent Compensation Consultant—The Compensation Committee retains an independent compensation consulting firm that provides no other services to the Company.
No Tax Gross-ups and No Excessive Perquisites—There are no tax gross-ups and we provide limited perquisites to executive officers.
No Hedging—Directors and executive officers are prohibited from engaging in hedging transactions with respect to Company securities.

No Repricing of Underwater Stock Options—The Brink’s Company 2017 Equity Incentive Plan (the “2017 Equity Incentive Plan”), presented for approval by shareholders at the 2017 annual meeting, prohibits re-pricing of underwater stock options without shareholder approval. The predecessor plan, the 2013 Equity Incentive Plan also prohibited repricing of underwater stock options.

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PROXY SUMMARY

Voting Matters

Proposal		Board Voting Recommendation	Page Reference
1.	Election of directors named in this proxy statement for a one year term	FOR each director nominee	18
2.	Approval of an advisory resolution on named executive officer compensation	FOR	23
3.	Approval of an advisory resolution on the frequency of advisory votes on named executive officer compensation	ANNUAL	25
4.	Approval of the Company’s Executive Incentive Plan	FOR	79
5.	Approval of the Company’s 2017 Equity Incentive Plan	FOR	81
6.	Approval of Deloitte and Touche LLP as the independent registered public accounting firm for 2017	FOR	90

Board Nominees

Name	Age	Director Since	Principal Occupation	Independent	Committee Memberships
Paul G. Boynton	52	2010	Chairman, President and Chief Executive Officer, Rayonier Advanced Materials Inc.	Yes	•	Audit and Ethics
					•	Compensation
					•	Finance and Strategy (Chair)
Ian D. Clough	50	2016	Independent Management Consultant	Yes	•	Audit and Ethics
					•	Compensation
Susan E. Docherty	54	2015	Chief Executive Officer, Canyon Ranch	Yes	•	Audit and Ethics
					•	Compensation
					•	Finance and Strategy
Peter A. Feld	38	2016	Managing Member and Head of Research, Starboard Value LP	Yes	•	Compensation
					•	Corporate Governance and Nominating (Chair)
					•	Finance and Strategy
Reginald D. Hedgebeth	49	2011	Former General Counsel, Chief Ethics & Compliance Officer and Corporate Secretary, Spectra Energy Corp.	Yes	•	Audit and Ethics (Chair)
					•	Compensation
					•	Corporate Governance and Nominating
Douglas A. Pertz	62	2016	Chief Executive Officer, The Brink’s Company	No
George I. Stoeckert	68	2016	Retired President of North America and Internet Solutions, Dun & Bradstreet	Yes	•	Audit and Ethics
					•	Corporate Governance and Nominating
					•	Finance and Strategy

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The Brink’s Company

Recent Governance Changes

In January 2017, we amended our bylaws to allow a shareholder (or group of shareholders) owning 20% or more of Brink’s common stock to call a special meeting of shareholders.

In connection with the transition of the Chief Executive Officer role, in May 2016, we separated the roles of Chairman of the Board and Chief Executive Officer. We now have an independent member of our Board of directors, Michael J. Herling, who serves as the non-executive Chairman.

In March 2016, we amended our bylaws to implement proxy access. Any shareholder (or group of up to 20 shareholders) owning 3% or more of Brink’s common stock continuously for at least three years may nominate up to two individuals or 20% of the Board (whichever is greater) for election as directors, and require the Company to include such director nominees in our proxy statement if the shareholders and the nominees satisfy the requirements contained in our bylaws.

Shareholder Engagement

At last year’s annual meeting of shareholders, over 90% of votes cast approved the “say on pay” proposal regarding the compensation awarded to named executive officers. The Compensation Committee and the Board take into account the results of the “say on pay” vote as they consider the design of the executive compensation program and policies. There were no changes made to the Company’s executive compensation program in direct response to the 2016 “say on pay” voting results. Management continues to engage in outreach to the Company’s shareholders to discuss governance and compensation policies and practices and emerging issues.

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The Brink’s Company

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

The mailing address of the principal executive office of the Company is 1801 Bayberry Court, P.O. Box 18100, Richmond, VA 23226-8100. Following are questions and answers regarding the annual meeting:

Why am I receiving this proxy statement?

You are receiving this proxy statement in connection with the solicitation of proxies by the Board to be voted at the 2017 annual meeting of shareholders (and at any adjournment or postponement of the 2017 annual meeting), for the purposes set forth in the accompanying notice. The annual meeting will be held on May 5, 2017, at 10:00 a.m., local time, at Troutman Sanders LLP, 1001 Haxall Point, 15th floor, Richmond, Virginia.

What is a proxy?

A proxy is your legal designation of another person to vote the stock you own. If you designate someone as your proxy in a written document, that document is also called a proxy (or proxy card). Ronald J. Domanico, McAlister C. Marshall, II and Lindsay K.

Blackwood have been designated as proxies for the annual meeting. A proxy, if duly executed and not revoked, will be voted and, if it contains any specific instructions, will be voted in accordance with those instructions.

Who is entitled to vote at the annual meeting?

You are entitled to notice of the annual meeting and may vote your shares of Brink’s Common Stock if you owned them as of the close of business on March 2, 2017, which is the date that the Board has designated as the record date for the 2017 annual meeting of shareholders. On March 2, 2017, the Company had outstanding 50,323,218 shares of Brink’s Common Stock. Each share of Brink’s Common Stock is entitled to one vote.

What am I being asked to vote on?

The proposals scheduled to be voted on are:

(1)	Election of directors named in this proxy statement for a one-year term;
(2)	Advisory vote to approve named executive officer compensation;
(3)	Advisory vote to approve the frequency of advisory resolutions on named executive officer compensation;
(4)	Approval of the Company’s Executive Annual Incentive Plan;
(5)	Approval of the Company’s 2017 Equity Incentive Plan; and
(6)	Selection of Deloitte and Touche LLP as the Company’s independent registered public accounting firm for 2017.

What are the Board’s recommendations?

The Board recommends a vote FOR:

•	The election of directors named in this proxy statement for a one-year term;
•	The advisory vote to approve named executive officer compensation:
•	The approval the Company’s Executive Incentive Plan

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The Brink’s Company

•	The approval of the Company’s 2017 Equity Incentive Plan; and
•	The selection of Deloitte and Touche LLP as the Company’s independent registered public accounting firm for 2017.

The Board recommends a one year frequency for advisory votes on named executive officer compensation.

How many votes must be present to hold the annual meeting?

A majority of the outstanding shares of Brink’s Common Stock as of the record date must be present in person or represented by proxy at the annual meeting. This is referred to as a quorum. Abstentions, withheld votes and shares held in street name (“Brokers’ Shares”) voted by brokers are included in determining the number of votes present. Brokers’ Shares that are not voted on any matter will not be included in determining whether a quorum is present. In the event that a quorum is not present at the annual meeting, it is expected that the annual meeting will be adjourned or postponed to solicit additional proxies.

What is a broker non-vote?

Under the rules of the New York Stock Exchange, a broker may vote Brokers’ Shares in its discretion on “routine matters,” but a broker may not vote on proposals that are not considered “routine.” When a proposal is a non-routine matter and the broker has not received voting instructions with respect to that proposal, the broker cannot vote on that proposal. This is commonly called a “broker non-vote.”

How many votes are needed to approve each proposal?

The following table summarizes the vote required to approve each proposal and the effects of abstentions, broker non-votes, and signed, but unmarked proxy cards, on the tabulation of votes for each proposal. For any other business that may properly come before the annual meeting, proxies will be voted in accordance with the judgment of the person voting the proxies.

Proposal Number	Item	Vote Required for Approval	Abstentions	Uninstructed Shares/Effect of Broker Non-Votes	Signed but Unmarked Proxy Cards
1.	Election of director nominees set forth in this proxy statement for a one-year term	Votes cast in favor must exceed the votes cast opposing the election of each director	No effect	Not voted/no effect	Voted “FOR”
2.	Advisory vote to approve named executive officer compensation	Votes cast in favor must exceed the votes cast opposing the action	No effect	Not voted/no effect	Voted “FOR”
3.	Advisory vote to approve the frequency of advisory resolutions on named executive officer compensation	Votes cast in favor must exceed the votes cast opposing the action*	No effect	Not voted/no effect	Voted “1 YEAR”

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QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Proposal Number	Item	Vote Required for Approval	Abstentions	Uninstructed Shares/Effect of Broker Non-Votes	Signed but Unmarked Proxy Cards
4.	Approval of the Company’s Executive Incentive Plan	Votes cast in favor must exceed the votes cast opposing the action	No effect	Not voted/no effect	Voted “FOR”
5.	Approval of the Company’s 2017 Equity Incentive Plan	Votes cast in favor must exceed the votes cast opposing the action	No effect	Not voted/no effect	Voted “FOR”
6.	Approval of the selection of Deloitte and Touche LLP as the Company’s independent registered public accounting firm for 2017	Votes cast in favor must exceed the votes cast opposing the action	No effect	Discretionary vote by broker	Voted “FOR”
*	The frequency of the advisory vote on named executive officer compensation receiving the greatest number of votes (one year, two years, three years), will be considered the frequency recommended by shareholders.

The Company’s bylaws provide that the Chairman of the annual meeting will determine the order of business and the voting and other procedures to be observed at the annual meeting. The Chairman is authorized to declare whether any business is properly brought before the annual meeting, and business not properly brought before the annual meeting will not be transacted. We are not aware of any matters that are to come before the annual meeting other than those described in this proxy statement. If other matters do properly come before the annual meeting, however, it is the intention of the persons named in the enclosed proxy card to exercise the discretionary authority conferred by the proxy to vote such proxy in accordance with their best judgment.

Can I revoke my proxy?

The enclosed proxy is revocable at any time prior to its being voted by filing an instrument of revocation or a duly executed proxy bearing a later time. A proxy may also be revoked by attendance at the annual meeting and voting in person. See “Questions and Answers

About the Annual Meeting—How do I attend the annual meeting? What should I bring?” Attendance at the annual meeting will not by itself constitute a revocation.

Who pays for the solicitation of votes?

The cost of this solicitation of proxies will be borne by the Company. In addition to soliciting proxies by mail, directors, officers and employees of the Company, without receiving additional compensation therefor, may solicit proxies by telephone, facsimile, electronic mail, in person or by other means. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation material to the beneficial owners of Brink’s

Common Stock and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses in connection with their solicitation efforts. The Company has retained Innisfree M&A Incorporated to perform proxy advisory and solicitation services. The fee of Innisfree M&A Incorporated in connection with the 2017 annual meeting is estimated to be approximately $15,000, plus reimbursement of out-of-pocket expenses.

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The Brink’s Company

How do I attend the annual meeting? What should I bring?

Shareholders who wish to attend the annual meeting and vote in person and who need directions to the annual meeting may contact the Corporate Secretary at (804) 289-9600. Shareholders of record who wish to vote in person at the annual meeting will be able to request a ballot at the annual meeting. Shareholders who hold their shares through a broker in “street name” and who wish to vote in person at the annual meeting will not be able to vote their shares at the annual meeting without a legal proxy from the street name holder of record. Those shareholders should contact their brokers for further information.

Who will count the votes?

Shareholder votes at the annual meeting will be tabulated by the Company’s transfer agent, American Stock Transfer & Trust Company.

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The Brink’s Company

CORPORATE GOVERNANCE

Board of Directors

Role of the Board of Directors

The Board is responsible for advancing the interests of the shareholders by providing advice and oversight of the strategic and operational direction of the Company; overseeing the governance of the Company and the Company’s executive management, including the Chief Executive Officer; and reviewing the Company’s business initiatives, capital projects and budget matters. To do this effectively, the Company has established clear and specific Governance Guidelines for the Board (referred to as our Governance Policies) that, along with Board committee charters and our Code of Ethics, provides the framework for the governance of the Company.

Board Leadership Structure

The Board does not have a policy on whether the roles of the Chief Executive Officer and Chairman should be separate. The Board regularly evaluates relevant factors to determine the best leadership structure for the Company’s operating and governance environment at the time. In connection with Mr. Schievelbein’s retirement and the transition of the Chief Executive Officer role, in May 2016, the Board appointed Michael J. Herling as the non-executive Chairman of the Board. The Board believes the separation of the offices of Chairman of the Board and Chief Executive Officer, is appropriate at this time as it allows Mr. Pertz to focus primarily on Brink’s business strategy and operations as he begins his tenure as Chief Executive Officer and Mr. Herling to provide the independent leadership of the Board. As the non-executive chairman of the Board, Mr. Herling has the following responsibilities:

•	presides over meetings of the Board and shareholders;
•	calls meetings and executive sessions of the Board;
•	develops the meeting agendas and ensures critical issues are addressed;
•	facilitates communication between and among directors and management and ensures the quality, quantity and timing of information from management;
•	has a lead role in the evaluation of the Chief Executive Officer;
•	serves as the representative of the Board with management and the public and interacts with shareholders on behalf of the Board at the Board’s discretion;
•	facilitates communication between the Board and investors, at the Board’s discretion;
•	promotes effective communications on developments occurring between Board meetings; and
•	performs such other duties assigned from time to time by the Board.

Meetings of the Board and Director Attendance

The Board met eight times in 2016. During 2016, all incumbent directors attended at least 75% of the total number of meetings of the Board and of the committees of the Board on which they served.

Executive Sessions of the Board

The non-management members of the Board meet regularly without management present. The Chairman presides over each meeting of the independent Board members.

Director Attendance at Annual Meeting

The Company has no formal policy with regard to Board members’ attendance at annual meetings. All of the directors then in office attended the 2016 annual meeting of shareholders.

Board Composition Changes

In January 2016, after sixteen years of distinguished service as a director, Betty Alewine chose to retire from the Board.

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The Brink’s Company

Board Independence

For a director to be deemed “independent,” the Board must affirmatively determine, in accordance with the listing standards of the New York Stock Exchange, that the director has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. In making this determination, the Board has adopted the following categorical standards as part of its Governance Policies:

1.	A director who is, or has been within the last three years, an employee of the Company, or whose immediate family member is, or has been within the last three years, an executive officer of the Company, is not independent. Employment as an interim Chairman, Chief Executive Officer or other executive officer will not disqualify a director from being considered independent following such employment.
2.	A director who has received or who has an immediate family member serving as an executive officer who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company (excluding director and committee fees and pensions or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service), is not independent. Compensation received by a director for former service as an interim Chairman, Chief Executive Officer or other executive officer will not count toward the $120,000 limitation.
3.	(A) A director who is a current partner or employee of a firm that is the Company’s internal or external auditor; (B) a director who has an immediate family member who is a current partner of such a firm; (C) a director who has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; or (D) a director who was or whose immediate family member was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time, in any such instance ((A)-(D)) is not independent.

4.	A director who is or has been within the last three years, or whose immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee, is not independent.
5.	A director who is a current employee, or whose immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, is not independent.

The Board has affirmatively determined that Ms. Docherty and Messrs. Boynton, Clough, Feld, Hedgebeth, Herling, and Stoeckert are independent under the listing standards of the New York Stock Exchange and the categorical standards described above. Mrs. Alewine, who retired in January 2017, was determined by the Board to be independent in May 2016. The Board has determined that the members of the Audit and Ethics Committee (the “Audit Committee”) and the Compensation Committee meet the heightened independence requirements for service on the Audit Committee and Compensation Committee set forth in the respective committees’ charters. In addition, the Board has determined that the members of the Compensation Committee are “non-employee directors” (within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) and “outside directors” (within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”)).

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CORPORATE GOVERNANCE

Committees of the Board

The Board has four standing committees: the Audit Committee, Compensation Committee, Corporate Governance and Nominating Committee (the “Corporate Governance Committee”) and Finance and Strategy Committee (the “Finance Committee”). Each committee has a separate chairperson and each of the committees is composed solely of independent directors. The charters for each of the committees describe the specific authority and responsibilities of each committee and are available on our website at www.brinks.com.

Committee Membership as of January 20, 2017*

Name	Audit	Compensation	Corporate Governance	Finance
Mr. Boynton	✓	✓		★
Mr. Clough	✓	✓		
Ms. Docherty	✓	✓		✓
Mr. Feld		✓	★	✓
Mr. Hedgebeth	★	✓	✓	
Mr. Herling		★	✓	✓
Mr. Pertz				
Mr. Stoeckert	✓		✓	✓
2016 Meetings	9	8	7	7

★ Chairperson

✓ Member

*	Mrs. Alewine retired from the Board effective January 6, 2017. From January 1 through December 21, 2016, Mrs. Alewine served as Chair of the Audit Committee. Throughout 2016 and until her retirement, Mrs. Alewine served as a member of the Corporate Governance Committee. Messrs. Martin and Turner retired from the Board effective January 3, 2016. From January 1 through January 3, Mr. Martin served as the Chairman of the Corporate Governance Committee and a member of the Finance Committee and Mr. Turner served as the Chairman of the Compensation Committee and a member of the Corporate Governance Committee.

Audit Committee

The Audit Committee oversees management’s conduct of the Company’s financial reporting process and the integrity of its financial statements, including the Company’s accounting, internal controls and internal audit function. The Audit Committee also evaluates the qualifications and performance of the Company’s independent auditors, assesses the independence of the Company’s independent auditors and oversees the annual independent audit of the Company’s financial statements and the Company’s legal and regulatory compliance, as well as ethics programs.

The Board has identified each of Messrs. Boynton, Clough and Stoeckert as an “audit committee financial expert” as that term is defined in the rules promulgated by the Securities and Exchange Commission (the “SEC”). The Board has also determined that each of the members of the Audit Committee is financially literate under New York Stock Exchange standards.

Compensation Committee

The Compensation Committee is responsible for overseeing the policies and programs relating to the compensation of the Chief Executive Officer, and other senior executives, including policies governing salaries, incentive compensation and terms and conditions of employment. For a further discussion of the Compensation Committee, see “Compensation Discussion and Analysis.”

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The Brink’s Company

Corporate Governance Committee

The Corporate Governance Committee is responsible for identifying individuals qualified to become Board members consistent with criteria approved by the Board and recommending to the Board director nominees. The Corporate Governance Committee also oversees the corporate governance of the Company, including recommending to the Board the Governance Policies, and the annual evaluation of the Board’s performance. In addition, the Corporate Governance Committee recommends to the Board any changes in non-employee director compensation.

Finance Committee

The Finance Committee monitors the Company’s strategic direction, recommends to the Board dividend and other actions and policies regarding the financial affairs of the Company, and is responsible for oversight of the Company’s 401(k) Plan and frozen Pension-Retirement Plan, and any similar plans that may be maintained from time to time by the Company. The Finance Committee has authority to adopt amendments to the Company’s 401(k) Plan and its frozen Pension-Retirement and Pension Equalization Plans.

Director Nominating Process

The Corporate Governance Committee regularly engages in succession planning for the Board. In accordance with the Governance Policies and the Corporate Governance Committee charter, the Corporate Governance Committee periodically assesses whether any vacancies on the Board are expected due to retirement or other factors and considers possible director candidates. The Corporate Governance Committee has used professional search firms to identify candidates based upon the director membership criteria described in the Governance Policies.

The Corporate Governance Committee’s charter provides that the Corporate Governance Committee will consider director candidate recommendations by shareholders. Shareholders should submit any such recommendations to the Corporate Governance Committee through the method described below under “Communications with Non-Management Members of the Board of Directors.” In accordance with the Company’s bylaws, any shareholder of record entitled to vote for the election of directors at a meeting of shareholders may nominate persons for election to the Board, if the shareholder complies with the notice procedures set forth in the bylaws and summarized in the section of this proxy statement entitled “Other Information—Shareholder Proposals and Director Nominations” on page 93.

The Corporate Governance Committee evaluates all director candidates in accordance with the director membership criteria described in the Governance Policies. The Corporate Governance Committee evaluates any candidate’s qualifications to serve as a member of the Board based on the skills and characteristics of individual Board members as well as the composition of the Board as a whole, the balance of management and independent directors, and the need for particular expertise. In addition, while there is not specific weight given to any one factor, the Corporate Governance Committee will evaluate a candidate’s business experience, diversity, international background, the number of other directorships held, leadership capabilities, and any other skills or experience that would contribute to the overall effectiveness of the Board of Directors.

When considering a director standing for re-election as a nominee, in addition to the attributes described above, the Corporate Governance Committee considers that individual’s past contribution and future commitment to the Company. The Corporate Governance Committee evaluates the totality of the merits of each prospective nominee that it considers and does not restrict itself by establishing minimum qualifications or attributes.

After evaluating any potential director nominees, the Corporate Governance Committee makes a recommendation to the full Board, and the Board determines the nominees. The evaluation process of prospective director nominees is the same for all nominees, regardless of the source from which the nominee was first identified.

The Company did not receive any notice of a director candidate recommended by a shareholder or group of shareholders owning more than five percent of the Company’s voting common stock for at least one year as of the date of recommendation on or prior to November 25, 2016, the date that is 120 days before the anniversary date of the release of the prior year’s proxy statement to shareholders.

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CORPORATE GOVERNANCE

Board Evaluations

The Board annually assesses the effectiveness of the full Board and the performance of its committees. The Corporate Governance Committee is charged with overseeing this process. In 2016, the Board began to include individual director assessments in the annual evaluation process and implemented periodic evaluations by a third party.

Board Role in Risk Oversight

The Board is responsible for the Company’s overall risk oversight and receives regular reports from management on the Company’s risk management program (described below) and from the Board’s Audit, Compensation, Corporate Governance, and Finance Committees, each of which is responsible for risk oversight within its area of responsibility. In addition, the Board conducts a targeted review of its risk oversight philosophy and assesses its risk oversight responsibilities on an annual basis.

Management is responsible for the Company’s risk management. Through the Company’s enterprise risk management (“ERM”) program, management identifies and addresses significant risks facing the Company. Under the ERM program, a team of senior executives identifies and prioritizes risks, and assigns an executive to address each major identified risk area, including by monitoring relevant mitigation plans and processes.

The Audit Committee is responsible for discussing with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies. As part of its responsibilities, the Audit Committee oversees the Company’s financial policies, including financial risk management. Management holds regular meetings that identify, discuss and assess financial risk from current macro-economic, industry and company-specific perspectives. As part of its regular reporting process, management reports and reviews with the Audit Committee the Company’s material financial risks, proposed risk factors and other public disclosures, mitigation strategies, and the Company’s internal controls over financial reporting. The Audit Committee also engages in periodic discussions with the Chief Financial Officer and other members of management regarding risks.

Each of the other committees of the Board considers risks within its respective areas of responsibility and regularly reports to the Board on issues related to the Company’s risk profile. The Compensation Committee considers any risks related to the Company’s executive compensation programs and has oversight responsibility for the Company’s review of all compensation policies and procedures to determine whether they present a significant risk. The Corporate Governance Committee considers risks relating to governance and management succession planning. The Finance Committee oversees risks related to the Company’s credit facilities, credit ratings, and pension and savings plans.

Compensation Risk Assessment

As part of its oversight of the Company’s executive compensation program, the Compensation Committee reviews and considers any potential risk implications created by its compensation awards. The Compensation Committee believes that the executive compensation program is designed with the appropriate balance of risk and reward in relation to the Company’s overall business strategy and that the balance of compensation elements does not encourage excessive risk taking. The Compensation Committee will continue to consider compensation risk implications, as appropriate, in designing any new executive compensation components. In connection with its continual risk assessment, the Compensation Committee notes the following attributes of the executive compensation program:

•	the balance between fixed and variable compensation, short- and long-term compensation, and cash and equity payouts;
•	the alignment of LTI with selected performance measures that reflect the Company’s business plan, and its financial and operational goals;

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The Brink’s Company

•	the use of relative shareholder return as a performance metric for LTI awards;
•	the Compensation Committee’s authority to reduce proposed incentive plan cash payouts (taking into account Section 162(m) of the Code) if the Compensation Committee believes that such payouts do not appropriately reflect performance of a particular executive, the Company or a business unit;
•	the placement of a significant portion of executive pay “at risk” and dependent upon the achievement of specific corporate performance goals with verifiable results, with pre-established threshold, target and maximum payment levels;
•	the Company’s compensation recoupment policy, which applies to performance-based cash and equity-based incentive compensation paid to named executive officers and other recipients;
•	the Company’s executive stock ownership guidelines, which align the interests of the executive officers with those of the Company’s shareholders; and
•	regular review of the executive compensation program by an independent compensation consultant.

The Compensation Committee also has oversight over the Company’s responsibility to review all Company compensation policies and procedures, including the incentives that they create, to determine whether they present a significant risk. At the Compensation Committee’s direction, the Company’s Human Resources Department in partnership with the Internal Audit Department, conducted a risk assessment of the Company’s compensation programs during 2016. Based on its assessment, management concluded that the compensation policies and practices of the Company and its subsidiaries for employees do not create risks that are reasonably likely to have a material adverse effect on the Company, and management presented the results of its assessment to the Compensation Committee.

Policy and Process for Approval of Related Person Transactions

The Company has adopted a policy in the Audit Committee’s charter regarding the review and approval of related person transactions. In the event that the Company proposes to enter into such a transaction, it must be referred to the Audit Committee. The Audit Committee is required to review and approve each related person transaction and any disclosures required by Item 404 of Regulation S-K. The Audit Committee reviews any related person transactions on a case-by-case basis.

For purposes of this policy, a “related person transaction” has the same meaning as in Item 404 of Regulation S-K: a transaction, arrangement or relationship (or any series of related transactions, arrangements or relationships) in which the Company is, was or will be a participant and the amount involved exceeds $120,000 and in which any “related person” has, had or will have a direct or indirect material interest.

For purposes of this policy, a “related person” has the same meaning as in Item 404 of Regulation S-K: any person who was a director, a nominee for director or an executive officer of the Company during the preceding fiscal year (or an immediate family member of such a director, nominee for director or executive officer) or a beneficial owner of more than five percent of the outstanding Brink’s Common Stock (or an immediate family member of such owner).

During 2016, there were no related person transactions under the relevant standards.

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CORPORATE GOVERNANCE

Communications with Non-Management Members of the Board of Directors

The Company’s Governance Policies set forth a process by which shareholders and other interested third parties can send communications to the non-management members of the Board. When interested third parties have concerns, they may make them known to the non-management directors by communicating via written correspondence sent by U.S. mail to “Chairman” at the Company’s Richmond, Virginia address. All such correspondence is provided to the Chairman of the Board at, or prior to, the next executive session held at a regular Board meeting.

Succession Planning

The Board regularly engages in succession planning for the Chief Executive Officer role. Members of the Board (with oversight from the Corporate Governance Committee) annually review and discuss an evaluation of potential Chief Executive Officer successors and review development plans for potential successor candidates. The Board ensures that meeting agendas for the Board and its committees provide directors with exposure to and opportunities to assess potential successors. The Board annually reviews the emergency succession plan for the Chief Executive Officer.

Political Contributions

In general, it is not the Company’s practice to make financial or in-kind political contributions with corporate assets, even when permitted by applicable law. The Company complies with all applicable state and federal laws related to the disclosure of lobbying activities.

The Company administers, under federal and state election laws, The Brink’s Company Political Action

Committee, which is a non-partisan political action committee comprised of the Company’s managerial and professional U.S. employees who voluntarily pool their financial resources to support the Company’s efforts to promote the business interests of the Company through the legislative process.

Resignation and Retirement

Under the Company’s Governance Policies, a director who retires or whose job responsibilities change materially from those in effect at the time the director was last elected to the Board should submit his or her resignation to the Board. The Corporate Governance Committee will then review and consider the director’s resignation and make a recommendation to the Board whether to accept or decline the resignation. In addition, the Board maintains a policy that a director may not stand for election to the Board for any term during which his or her 72nd birthday would fall more than six months prior to the expiration of that term.

The Company’s Governance Policies also provide that any nominee for director in an uncontested election who receives a greater number of shareholder votes “against” his or her election than votes “for” his or her election must promptly tender his or her resignation to the Board. The Corporate Governance Committee will then evaluate the best interests of the Company and will recommend to the Board whether to accept or reject the tendered resignation. Following the Board’s determination, the Company will disclose the Board’s decision of whether or not to accept the resignation and an explanation of how the decision was reached.

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The Brink’s Company

PROPOSAL NO. 1—ELECTION OF DIRECTORS

In accordance with the Company’s Amended and Restated Articles of Incorporation and bylaws, directors are nominated for election (or re-election) to one-year terms, beginning with the directors whose terms expired in 2016. Directors elected at any previous annual meetings continue to serve the remaining portion of the three-year terms to which they were elected and will be considered for nomination to one-year terms at the annual meetings at which their terms expire.

The Corporate Governance Committee has recommended, and the Board has approved Ms. Docherty and Messrs. Boynton, Clough, Feld, Hedgebeth, Pertz and Stoeckert each as nominees for election to a one-year term expiring in 2018. Proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy statement. Unless otherwise specified, all proxies will be voted in favor of Ms. Docherty and Messrs. Boynton, Clough, Feld, Hedgebeth, Pertz and Stoeckert for election as directors of the Company.

The Board has no reason to believe that any of the nominees is not available or will not serve if elected. If any of them should become unavailable to serve as a director, full discretion is reserved to the persons named as proxies to vote for such other persons as may be properly nominated.

Set forth below is information concerning the age, principal occupation, employment, directorships during the past five years, and other positions with the Company of each nominee and director, the year in which he or she first became a director of the Company and his or her term of office as a director. Also set forth below is a brief discussion of the specific experience, qualifications, attributes or skills that led to the conclusion that each nominee and director should serve as a director, in light of the Company’s business and structure.

NOMINEES FOR ELECTION AS DIRECTORS FOR A ONE-YEAR TERM EXPIRING IN 2018

PAUL G. BOYNTON Age: 52 Director since: 2010 Audit Committee Compensation Committee Finance Committee (Chair)
Mr. Boynton has served as the Chairman, President and Chief Executive Officer of Rayonier Advanced Materials Inc. (a global producer of high-value cellulose fibers for the chemical industry) since June 2014. Mr. Boynton previously served as President and Chief Executive Officer of Rayonier Inc. from January 2012 through June 2014, Chairman from May 2012 through June 2014, and President and Chief Operating Officer from 2010 to 2011. He currently serves as a director of Rayonier Advanced Materials Inc. Mr. Boynton is also a member of the Board of Governors and its Executive Committee of the National Council for Air and Stream Improvement, a member of the Board of Directors of the National Association of Manufacturers and a member of the Board of Directors of the Federal Reserve Bank of Atlanta’s Jacksonville Branch. During the past five years, Mr. Boynton has also served as a director of Rayonier Inc. Mr. Boynton brings to the Board executive-level experience in the areas of international business operations, strategic business development and planning and finance, developed through his roles at Rayonier Inc. and Rayonier Advanced Materials Inc. He also contributes his significant expertise in risk management, sales and marketing, consumer sales and service and customer relations. His current term as a director of the Company expires in May 2017.

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PROPOSAL NO. 1—ELECTION OF DIRECTORS

IAN D. CLOUGH Age: 50 Director Since: 2016 Audit Committee Compensation Committee
Mr. Clough has been an independent management consultant since May 2016. He previously served as Managing Director of International Europe for TNT Express N.V. (a Netherlands-based international courier delivery services company) from April 2014 to May 2016 and also served as a Member of the company’s Management Board during that time. Previously, Mr. Clough served as Chief Executive Officer of DHL Express (USA), part of the Deutsche Post DHL Group from 2009 to 2014. Mr. Clough has experience in general management as well as in leading business turnarounds. He also brings to the Board deep transportation and logistics industry insight and knowledge as well as experience in leading international business. His current term as a director of the Company expires in May 2017.

SUSAN E. DOCHERTY Age: 54 Director since: 2015 Audit Committee Compensation Committee Finance Committee
Ms. Docherty has served as the Chief Executive Officer of Canyon Ranch, a company that promotes healthy living and provides luxury spa vacations on land and at sea, since May 2015. Previously, Ms. Docherty was the GM Vice President with profit and loss and operating responsibility as President and Managing Director for Chevrolet and Cadillac Europe, General Motors Company (an automobile manufacturing company), having served in this position from December 2011 through September 2013. Ms. Docherty previously served as General Motors Company’s Vice President of International Operations Sales, Marketing and Aftersales from 2010 to 2011 and Vice President U.S. Sales, Service and Marketing from 2009 to 2010. In these roles, Ms. Docherty developed executive-level experience in international business operations, technology, strategic planning, business transformation, regulatory matters and talent management, as well as significant experience in consumer sales and marketing, which benefit the Brink’s Board. Her current term as a director of the Company expires in May 2017.

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The Brink’s Company

PETER A. FELD Age: 38 Director Since: 2016 Compensation Committee Corporate Governance Committee (Chair) Finance Committee
Mr. Feld has been a Managing Member and the Head of Research of Starboard Value LP (an investment fund) since 2011. Prior to joining Starboard, Mr. Feld served as a Managing Director of Ramius LLC and a Portfolio Manager of Ramius Value and Opportunity Master Fund Ltd. from November 2008 to April 2011. He currently serves as a director of Insperity, Inc. (a provider of human resources and business performance solutions) and of Marvell Technology Group Ltd (a Fabless semiconductor company). During the past five years, Mr. Feld has also served as a director of Darden Restaurants, Inc., Tessera Technologies, Inc., Integrated Device Technology, Inc., Unwired Planet, Inc. and Sea Change International, Inc. Mr. Feld brings to the Board his knowledge of the capital markets as well as diverse governance experience as a result of his investment and private equity background and service on the boards of directors of several publicly-traded companies. His current term as a director of the Company expires in May 2017.

REGINALD D. HEDGEBETH Age: 49 Director since: 2011 Audit Committee (Chair) Compensation Committee Corporate Governance Committee
Mr. Hedgebeth served as the General Counsel, Corporate Secretary and Chief Ethics & Compliance Officer of Spectra Energy Corp (a natural gas, liquids and crude oil infrastructure company with gathering and processing, transmission, storage and distribution operations throughout North America) from 2009 to March 2016. Mr. Hedgebeth also served as General Counsel for Spectra Energy Partners, LP (a Delaware Master Limited Partnership formed by Spectra Energy Corp to own and operate natural gas, liquids and oil transportation and storage assets) from 2014 to March 2016. From 2005 to 2009, he served as Senior Vice President, General Counsel and Secretary of Circuit City Stores, Inc. which filed for Chapter 11 bankruptcy protection in 2008 and was subsequently liquidated in 2009. Mr. Hedgebeth brings to the Board his extensive experience in legal and compliance matters, including securities, corporate governance, ethics, business development and financing, intellectual property and government regulatory matters. He also contributes executive-level experience in government relations and advocacy, internal controls, strategy, supply chain and procurement, risk management and corporate restructuring developed through his work for Spectra Energy Corp and Circuit City Stores, Inc. His current term as a director of the Company expires in May 2017.

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PROPOSAL NO. 1—ELECTION OF DIRECTORS

DOUGLAS A. PERTZ Age: 62 Director since: 2016
Douglas A. Pertz has served as the President and Chief Executive Officer and a director of The Brink’s Company since June 2016. From April 2013 to May 2016, Mr. Pertz was the President and Chief Executive Officer of Recall Holdings Limited (a global provider of digital and physical information management and security services) and from 2011 to 2013, was a partner with Bolder Capital, LLC (a private equity firm specializing in acquisitions and investments in middle market companies). Prior to 2011, Mr. Pertz also held positions of President, Chief Executive Officer and Chairman of the Board of IMC Global (now Mosaic Company) and Culligan Water Technologies. During the past five years, Mr. Pertz served on the Boards of Directors of Recall Holdings Limited and Nalco Holding Company. Mr. Pertz brings to the Board significant chief executive officer experience, including leadership of large, multinational companies and expertise in the areas of finance, mergers, acquisitions and divestitures, developed during his tenure at several investment firms and operating companies. His operational expertise in the areas of secure storage, business-to-business services and branch-based, route-based logistics companies are highly valuable to the Brink’s Board. His current term as a director of the Company expires in May 2017.

GEORGE I. STOECKERT Age: 68 Director Since: 2016 Audit Committee Corporate Governance Committee Finance Committee
Mr. Stoeckert has been a private investor and advisor since 2011. He served as Interim President and Chief Executive Officer of The Brink's Company from May 2016 to June 2016, and previously served as President of North America and Internet Solutions at Dun & Bradstreet from 2009 to 2011. Prior to that, he held various senior leadership positions at Automatic Data Processing, Inc., including President of Employer Services International and President of the Major Accounts Services Division. Before joining ADP, Mr. Stoeckert served as President of the Insurance Management Services Division at Ryder System, Inc. Mr. Stoeckert currently serves on the Board of Directors of Onvia, Inc. (a public data company serving state, local and educational markets) and Theragenics, Inc. (a medical device company). He previously served as a member of the Board of Directors of Capital Re Corporation, a financial guarantee company Mr. Stoeckert has a broad domestic and international business background, including strategic planning, finance, technology and operational expertise, and brings to the Board significant related-industry experience from his leadership roles at ADP and Ryder System, Inc. His current term as a director of the Company expires in May 2017.

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The Brink’s Company

CONTINUING DIRECTOR

MICHAEL J. HERLING Age: 59 Director since: 2009 Compensation Committee (Chair) Corporate Governance Committee Finance Committee
Mr. Herling is a founding partner of Finn Dixon & Herling LLP (a law firm that provides corporate, transactional, securities, investment management, lending, tax, executive compensation and benefits and litigation counsel). He has held that position since 1987. He currently serves as a member of the Board of Directors of the Board of Trustees of Colgate University. During the past five years, he has served as a director of DynaVox Inc. The Board benefits from Mr. Herling’s entrepreneurial experience as a founding partner of Finn Dixon & Herling and his extensive legal experience representing corporate and institutional clients and their boards of directors with a focus on strategic initiatives and complex transactions such as mergers and acquisitions, securities offerings and financings. Through his varied Board experience, Mr. Herling has gained experience and knowledge in corporate governance and compliance, risk oversight, audit, succession planning and executive compensation matters. His current term as a director of the company expires in May 2018.

THE BOARD OF DIRECTORS RECOMMENDS THAT
THE SHAREHOLDERS VOTE FOR THE SEVEN
NOMINEES NAMED IN THIS PROXY STATEMENT
FOR ELECTION AS DIRECTORS.

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The Brink’s Company

PROPOSAL NO. 2—ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

The Company is seeking shareholder approval of an advisory resolution to approve the compensation of the Company’s named executive officers as disclosed in this proxy statement.

The Company maintains a pay for performance compensation philosophy and an executive compensation program that is designed to:

•	incent and reward executives who contribute to the achievement of the Company’s business objectives and the creation of shareholder value, without encouraging unnecessary and excessive risks;
•	attract, retain and motivate talented executives to perform at the highest level and contribute significantly to the Company’s success;
•	align the interests of the named executive officers with those of shareholders through equity-based LTI awards and robust stock ownership guidelines; and
•	provide an appropriate and balanced mix of short-term and long-term compensation elements.

In deciding how to vote on this proposal, the Board asks that you consider the following key points with respect to our executive compensation program:

•	We pay for performance. The 2016 compensation awarded to the named executive officers reflects the compensation principles listed above as well as the Company’s results for the year. Annual incentive awards were paid according to the Company’s achievement of non-GAAP operating profit margin rate results. LTI awards consisted of Internal Metric PSU, Total Shareholder Return PSU and RSU awards to ensure continued alignment between executive officer compensation and long-term shareholder value.
•	The Compensation Committee regularly reviews the Company’s executive compensation program. The Compensation Committee reviews the Company’s executive compensation program to ensure that it is aligned with the competitive market and reflects the compensation principles listed above.
•	The executive compensation program is designed to align the interests of executives and shareholders. The LTI program is designed to ensure strong alignment with shareholder value through payment in shares of Brink’s Common Stock. The Compensation Committee uses a focused peer group that includes companies in similar industries, with similar characteristics to Brink’s as its reference point for assessing executive officer compensation against the market.
•	There are no tax gross-ups upon a change in control for executive officers and no excessive perquisites. None of the Company’s executive officers is subject to any agreement or policy that provides excise tax gross-ups upon a change in control. We provide limited perquisites to our executive officers.
•	The Compensation Committee uses an independent compensation consultant. The Compensation Committee’s consultant reports directly to the Committee and does not perform any work for management. In performing its services, the consultant works closely with management at the Committee’s direction.
•	We engage with our shareholders. The Company maintains a shareholder outreach program to connect with shareholders throughout the year to gain insight into shareholders’ perspectives on key governance and compensation issues.

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The Brink’s Company

•	The Company may take advantage of tax deductibility for compensation of executives. The Board and shareholders approved amendments to the annual and LTI programs that are intended to permit the Company, if appropriate, to take tax deductions for these payments under Section 162(m) of the Code.

You are encouraged to review the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative on pages 26 through 62 of this proxy statement, which provide a comprehensive review of the Company’s executive compensation program and its elements, objectives and rationale.

In accordance with Section 14A of the Exchange Act rules, shareholders are asked to approve the following non-binding resolution:

“RESOLVED, that the Company’s shareholders approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Proxy Statement for the 2017 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2016 Summary Compensation Table, the other related tables and the accompanying narrative.”

The shareholder vote on this proposal will be non-binding on the Company and the Board and will not be construed as overruling a decision by the Company or the Board. However, the Board and the Compensation Committee value the opinions that shareholders express in their votes and will consider the outcome of the vote when making future executive compensation decisions as they deem appropriate.

THE BOARD OF DIRECTORS RECOMMENDS THAT
SHAREHOLDERS VOTE FOR THE APPROVAL OF THE
NON-BINDING RESOLUTION ON NAMED
EXECUTIVE OFFICER COMPENSATION.

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The Brink’s Company

PROPOSAL NO. 3—ADVISORY RESOLUTION TO APPROVE THE FREQUENCY OF ADVISORY VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION

Under the federal securities laws, every six years we must provide shareholders an opportunity to vote, on a non-binding and advisory basis, on the frequency of advisory resolutions on named executive officer compensation (such as the one described in Proposal No. 2). Specifically, shareholders must decide whether these advisory resolutions on named executive officer compensation should be presented for shareholder approval every one, two or three years. In 2011, Brink’s shareholders voted for an annual frequency. The Board believes at this time that an annual frequency remains appropriate for the Company. The Board believes that an annual vote on named executive officer compensation provides shareholders with the opportunity to provide regular direct input to the Board and its Compensation Committee about the Company’s executive compensation program. The Board will continue to evaluate the appropriate frequency for the shareholder executive compensation vote. Please note that shareholders are not voting to approve or disapprove the recommendation of the Board with respect to this proposal. Instead, each proxy card provides four choices: a one, two or three year frequency or shareholders may abstain from voting on the proposal. The shareholder vote on this proposal will not be binding on the Company or the Board; however, the Board values the feedback from our shareholders and will consider the outcome of the vote when making future decisions on the frequency of the shareholder executive compensation vote. We expect that the next shareholder vote on the frequency of advisory votes on named executive officer compensation will occur at the 2023 annual meeting of shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT
SHAREHOLDERS VOTE FOR A “1 YEAR” FREQUENCY FOR
ADVISORY RESOLUTIONS ON
NAMED EXECUTIVE OFFICER COMPENSATION.

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The Brink’s Company

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

2017 CD&A

This Compensation Discussion and Analysis (“CD&A”) and the executive compensation tables that follow describe the compensation of the Company’s named executive officers:

•	Douglas A. Pertz, President and Chief Executive Officer
•	Michael F. Beech, Executive Vice President and President, Brazil, Mexico and Security
•	Ron Domanico, Executive Vice President and Chief Financial Officer
•	McAlister C. Marshall, II, Senior Vice President, General Counsel and Chief Administrative Officer
•	Amit Zukerman, Executive Vice President and President, Global Operations and Brink’s Global Services
•	Thomas C. Schievelbein, former Chairman, President and Chief Executive Officer
•	George I. Stoeckert, former interim President and Chief Executive Officer
•	Joseph W. Dziedzic, former Executive Vice President and Chief Financial Officer

Information about named executive officers’ salaries and any changes in 2016 can be found under “Base Salary” on page 33. Information about annual incentive targets and awards appears under “Annual Cash Incentives Awards – KEIP” beginning on page 33. Information about LTI targets and awards appears under “Long - Term Incentive Compensation” beginning on page 36 and one-time awards for certain named executive officers are described under “Transition Compensation” beginning on page 40.

2016 in Review

Brink’s reported strong 2016 earnings that reflect price increases in Latin America and Brazil, improvements in the Payments business, and lower corporate expenses, which more than offset unfavorable currency and lower results in the U.S.

Following are key financial performance metrics that are monitored by management and the Board, reported to shareholders, and used in determining compensation amounts for the named executive officers.

2016 Non-GAAP Operating Profit Margin Rate*	2016 Non-GAAP Segment Operating Profit*

7.1%	$276 million
(5.3% in 2015)	($226 million in 2015)
Non-GAAP Operating Profit Margin Rate is a key measure of the Company’s profitability and is the performance measure used in the Company’s 2016 annual incentive program.
Non-GAAP Segment Operating
Profit was a key measure of the Company’s profitability until it was replaced by Non-GAAP Operating Profit in connection with financial reporting changes in
2014 and is the performance measure used for the Performance Share Units (“PSUs”) portion of the Company’s 2014-2016 Long-Term Incentive (“LTI”) program.

2016 Non-GAAP Operating
Profit was $207 million
compared to $157 million
in 2015.

*	These financial measures are not presented in accordance with U.S. generally accepted accounting principles (“GAAP”). See page 37 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 for a reconciliation of non-GAAP operating profit margin rate to the most directly comparable GAAP financial measure. See Appendix A for a reconciliation of non-GAAP segment operating profit to the most directly comparable GAAP financial measure.

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COMPENSATION DISCUSSION AND ANALYSIS

2016 Leadership Changes

In January 2016, we announced that Thomas C. Schievelbein would step down as President and Chief Executive Officer and Chairman of the Board and that the Corporate Governance Committee would oversee the process to identify a new Chief Executive Officer. In anticipation of Mr. Schievelbein’s stepping down, in May 2016, the Board of Directors approved the separation of the roles of Chief Executive Officer and Chairman of the Board and named George I. Stoeckert as interim Chief Executive Officer and Michael J. Herling as non-executive Chairman of the Board.

In June 2016, we announced the Board’s appointment of Douglas A. Pertz as President and Chief Executive Officer. In July, we announced the appointment of Ronald J. Domanico as Executive Vice President and Chief Financial Officer and the departure of Joseph W. Dziedzic from the Company. During 2016, two members of the Company’s leadership team, Amit Zukerman, Executive Vice President and President, Global Markets and Brink’s Global Services and McAlister C. Marshall, II, Senior Vice President, General Counsel and Chief Administrative Officer, experienced an increase in the scope of their respective roles.

In light of these changes to the Company’s executive leadership team, this CD&A and the Executive Compensation Tables and disclosure that follow include compensation information for members of the executive leadership team who were serving as of December 31, 2016 and also for Messrs. Schievelbein and Stoeckert, who each served as Chief Executive Officer for part of the year, and for Mr. Dziedzic, who served as Chief Financial Officer for part of the year.

2016 Annual and Long-Term Incentive Payouts

Compensation payout determinations in 2016 for the named executive officers reflect the Company’s performance against specific financial goals. The named executive officers received 2016 annual incentive payouts under the KEIP at a range of 76% -103% of their respective targets. These payouts reflect performance results that were below the target non-GAAP operating profit margin rate of 7.2%. See page 35 for a description of 2016 KEIP payouts.

Payouts for MSUs for the 2014 – 2016 performance period reflect stock price appreciation resulting in payment of 124% of the target MSUs awarded in

2014. Payouts for PSUs for the 2014 – 2016 performance period reflect performance that exceeded the target and maximum non-GAAP segment operating profit goals established by the Compensation Committee and resulted in payment to each named executive officer of 200% of his or her target PSUs awarded in 2014. See pages 38- 39 for a description of LTI payouts.

2016 Compensation for Chief Executive Officer, Douglas A. Pertz

The primary components of compensation for the Chief Executive Officer consist of base salary, annual incentive, and long-term incentive.

Pursuant to the terms of Mr. Pertz’s offer letter, for 2016, he:

•	had an annual base salary rate of $925,000 and received a prorated base salary of $520,313 (as a result of his June 2016 start date) as noted in the Summary Compensation Table on page 46.
•	participated in the 2016 KEIP and received a prorated payout of $600,286.
•	received a long-term incentive award with a grant date value of $2,110,610.
•	received inducement equity awards in connection with his offer of employment with an aggregate grant date value of $4,998,631.

Additional information about Mr. Pertz’s equity awards appears under “Transition Compensation” beginning on page 40.

Say on Pay Results and Shareholder Engagement

At the 2016 annual meeting, over 90% of votes cast on the “say on pay” proposal approved the compensation awarded to named executive officers.

The Compensation Committee and the Board take into account the results of the “say on pay” vote as they consider the design of the executive compensation program and policies. There were no changes made to the Company’s executive compensation program in direct response to the 2016 “say on pay” voting results. Management continues to engage in outreach to the Company’s shareholders to discuss governance and compensation policies and practices and emerging issues.

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Executive Compensation Program Components for 2016

Primary Components

Named executive officer compensation awarded in 2016 consisted of the following primary components.

Compensation Element(1)	How Payout Determined	Performance Measures	Purpose
Salary – fixed – paid in cash	Compensation Committee judgment, informed by evaluation of market data	N/A	•	Provides compensation at a level consistent with competitive practices
			•	Reflects role, responsibilities, skills, experience and performance
Annual Incentive – variable – paid in cash	Formulaic, with Compensation Committee review of performance against pre-established goals, with discretion to reduce annual incentive payout amounts	Non-GAAP Operating Profit Margin Rate	•	Motivates and rewards executives for achievement of annual goals
			•	Aligns management and shareholder interests by linking pay and performance
Long-Term Incentive – PSUs – variable – paid in stock	Formulaic, with Compensation Committee review of performance against pre-established goals	• Non-GAAP Operating Profit	•	Motivates and rewards executives for achievement of long-term goals intended to increase shareholder value
• Relative TSR
			•	Enhances retention of key executives who drive sustained performance
Long-Term Incentive – RSUs – variable – paid in stock	Value of units depends on stock price at time of vesting	Stock price performance	•	Motivates and rewards executives for achievement of long-term goals intended to increase shareholder value
			•	Enhances retention of key executives who drive sustained performance
			•	Aligns management and shareholder interests by facilitating management ownership and tying compensation to stock price appreciation over a sustained period
(1)	This table does not include special awards of performance-based stock options and RSUs, awarded to Messrs. Pertz and Domanico upon their appointments to their respective positions and to Mr. Zukerman, in connection with this promotion. These awards are described under “Transition Compensation” beginning on page 40.

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COMPENSATION DISCUSSION AND ANALYSIS

Secondary Components

Named executive officers may also receive compensation in the form of one or more of the following components:

Compensation Element	Who Receives It	Components of Compensation		Purpose
Benefits	All Named Executive Officers	•	Deferred compensation plan participation	•	Provides for current and future needs of the executives and their families
		•	Company matching contributions on amounts deferred, the value of which is tied directly to the Company’s stock price
				•	Aligns management and shareholder interests by encouraging management ownership of Company stock through participation in the deferred compensation program
		•	Frozen defined benefit pension benefits
		•	Executive salary continuation and long-term disability plan participation
				•	Enhances recruitment and retention
		•	Welfare plans and other arrangements that are available on a broad basis to U.S. employees and Switzerland employees, as applicable
Perquisites	All Named Executive Officers	•	Limited personal travel, entertainment and gifts	•	Provides for safety and security of executives
		•	Executive physical examinations	•	Enhances recruitment and retention
		•	Limited personal use of corporate aircraft by the former chief executive officer prior to the sale of the aircraft in June 2016
		•	Relocation benefits
		•	Temporary housing
		•	Legal Fees
		•	Tax Preparation
Severance Pay Plan	All Named Executive Officers	Contingent amounts payable only if employment is terminated without cause, other than by reason of incapacity, or is terminated by the executive with good reason (as defined in the plan).		Reflects current market practice and enhances retention
Change in Control Compensation	All Named Executive Officers	Contingent amounts payable only if employment is terminated following a change in control		Encourages the objective evaluation and execution of potential changes to the Company’s strategy and structure
Expatriate Benefit Allowance	Named executive officer on international assignment	Cash payment to offset additional expenses as a result of international assignment		Enables executives to maintain standard of living when on international assignment where costs may be higher than in their home countries

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Process for Setting Executive Compensation

Compensation Committee Review Process. The Compensation Committee sets targets for each component of compensation for the Company’s named executive officers (with the exception of the annual incentive target for the Chief Executive Officer, which is approved by the independent members of the Board). At least annually, the Compensation Committee undertakes a comprehensive review of competitive market data and information regarding the value of compensation paid to the Company’s Chief Executive Officer and other senior executives, including base salary, target annual incentive and LTI compensation.

The Compensation Committee reviews the Chief Executive Officer’s evaluation of the performance of the other named executive officers, as well as his recommendations related to their compensation, when considering named executive officer target and actual compensation determinations. When the Compensation Committee considers base salary adjustments and sets annual and LTI targets, it takes the following factors into account:

Compensation Action	Factors Considered in Determining Target Awards
Base Salary Adjustments	•	Competitive market information
	•	Criticality of role
Annual Incentive Targets	•	Competitive market information
LTI Targets	•	Competitive market information
	•	Executive’s potential future contributions to the Company

With respect to the Chief Executive Officer, the Compensation Committee reviews an annual performance evaluation conducted by the Board, as well as performance relative to annual objectives and competitive market data in order to make base salary and target LTI determinations and to make recommendations to the Board regarding annual incentive payments. The Compensation Committee is supported in its work by the Company’s Human Resources Department and executive compensation consultants as described below.

Role of Compensation Consultants. The Compensation Committee receives data, analysis and support from Frederic W. Cook & Co., Inc. (“FW Cook”), which serves as the Compensation Committee’s and the Corporate Governance Committee’s independent compensation consultant. Willis Towers Watson serves as executive compensation consultant to the Company and also provides information to the Compensation Committee.

Services Provided to the Compensation Committee by FW Cook	•	Reviews all materials prepared for the Compensation Committee by management relative to 2016 compensation for the named executive officers;
	•	Advises the Compensation Committee on executive compensation trends;
	•	Reviews and advises the Compensation Committee on the Company’s executive compensation program including program design; and
	•	Reviews the Company’s proxy statement disclosure, including the CD&A and executive compensation tables.
Services Provided to the Company by Willis Towers Watson	•	Analyzes competitive levels of each component of compensation for certain of the named executive officers.

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COMPENSATION DISCUSSION AND ANALYSIS

Role of Chief Executive Officer. The Chief Executive Officer annually reviews each named executive officer’s target compensation (other than his own) and recommends changes to elements of a named executive officer’s target total compensation, as necessary, based on the factors identified under “Process for Setting Executive Compensation” on page 30. The Chief Executive Officer makes recommendations regarding payouts for annual incentives and LTI in accordance with the terms of the awards. The Compensation Committee considers the Chief Executive Officer’s recommendations in making its own determinations regarding compensation awarded to the named executive officers.

The Chief Executive Officer does not play any role in determining his own compensation.

Compensation Consultant Conflicts of Interest. In retaining FW Cook, the Compensation Committee considered the six factors set forth in Rule 10C-1(b)(4)(i) through (vi) of the Exchange Act. In addition, after review of information provided by each of the members of the Compensation Committee as well as information provided by FW Cook and Willis Towers Watson and members of their teams, the Compensation Committee determined that there are no conflicts of interest raised by either firm’s work with the Compensation Committee.

Factors Considered in Making Compensation Decisions

In determining target and actual compensation for the named executive officers in 2016, the Compensation Committee considered the following key factors.

Performance. The executive compensation program provides the named executive officers with opportunities to receive actual compensation that is greater or less than targeted compensation, depending upon the Company’s financial performance and their individual performance.

Market Competitiveness. For the named executive officers, the Compensation Committee generally aims to set base salary, target annual incentive and target LTI compensation (in the aggregate) at approximately the market median relative to comparable positions within a relevant comparison group of companies (the “Peer Group”), Brink’s uses the market median as a reference to ensure pay practices are competitive overall and sets named executive officers’ individual total target compensation between the 25th and 75th percentile of

Peer Group compensation, depending on the criticality of the role, individual performance and long-term potential to create value for shareholders.

During 2016, the Compensation Committee, in consultation with its independent compensation consultant engaged in a review of its Peer Group and approved changes to the list of comparison companies to ensure alignment on key metrics and to ensure that the peer group continues to best represent Brink’s business, given the lack of many direct peers. Below is the list of companies included in the Peer Group for 2016 compensation as well as the Peer Group approved in November 2016 that was used to provide competitive market data for target compensation determinations after that date. The Company’s peer group is designed to include companies of comparable size, companies with similar business characteristics (including revenue and market capitalization) and companies with which Brink’s competes for talent and investor capital.

Peer Group in effect until November 2016:
ABM Industries Incorporated	Diebold, Incorporated	Paychex, Inc.
The ADT Corporation	The GEO Group, Inc.	Pitney Bowes, Inc.
Alliance Data Systems Corporation	Global Payments, Inc.	Ryder System, Inc.
Avery Dennison Corporation	Heartland Payment Systems, Inc.	Unisys Corporation
Cash America International, Inc.	Hub Group, Inc.	United Rentals, Inc.
Celestica, Inc.	Iron Mountain Incorporated	UTi Worldwide, Inc.
Cintas Corporation	ManTech International Corporation	The Western Union Company
Con-way, Inc.	Outerwall, Inc.

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Peer Group approved November 10, 2016:
ABM Industries Incorporated	DST Systems	Pitney Bowes, Inc.
Blackhawk Network	The GEO Group, Inc.	Ryder System, Inc.
Cash America International, Inc.	Hub Group, Inc.	Stericycle
Celestica, Inc.	Iron Mountain Incorporated	Transforce
Cintas Corporation	ManTech International Corporation	Unisys Corporation
Diebold, Incorporated	Moneygram International	United Rentals, Inc.
Outerwall, Inc.

The Compensation Committee periodically reviews market information, including Peer Group compensation data and other reports on executive compensation practices. Based on its analysis and the compensation levels subsequently set for the Company’s named executive officers in 2016, FW Cook has concluded that the Company’s overall current total target direct compensation (including base salary and target annual and LTI compensation) was between the 25th and 75th percentile of the Peer Group for each of the named executive officers.

Mix of Cash and Stock-Based Compensation and Current, Short-Term and Long-Term Awards. The Compensation Committee considers the competitive market, compensation mix and pay for performance philosophy when setting various components of compensation. The Compensation

Committee determined that current and short-term compensation—base salary and annual incentives—should be composed of cash, but that LTI compensation should be composed of stock-based awards that reward the achievement of Company results and increases in Company value over the long-term, and align named executive officers’ interests with the economic interests of shareholders.

In 2016, performance-based compensation (which includes annualized annual incentives, Internal Metric PSUs, and Relative TSR PSUs) represented approximately 68% of total target compensation for the Chief Executive Officer and approximately 60% of total target compensation (on average) for the Company’s other named executive officers, serving as of December 31, 2016, as illustrated below.

*	For Mr. Pertz and Domanico, whose annual and long-term incentive awards were prorated in 2016, we have used an annualized target amount for each category of target compensation. Special awards of performance-based stock options, and performance RSUs, awarded to Messrs. Pertz and Domanico upon their appointments to their respective positions and to Mr. Zukerman in connection with his promotion are not reflected in these charts and are described under “Transition Compensation” beginning on page 40.
**	Base Earnings includes base salary and, for one named executive officer on international assignment, an expatriate allowance.
***	Mr. Pertz’s annual incentive for 2016 was subject to a payout between 75% and 200% of the target amount.

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COMPENSATION DISCUSSION AND ANALYSIS

2016 Compensation Decisions by Component

Base Salary

The Compensation Committee’s decisions on base salary levels for the named executive officers are primarily influenced by its review of competitive market information for comparable positions. These decisions are also influenced by the Company’s talent philosophy, which includes differential investment in talent based on the executive’s performance of his or her duties, criticality of the executive’s role to the execution of corporate strategy, and the executive’s potential to impact future business results. For the named executive officers other than the Chief Executive Officer, the Compensation Committee also considers the Chief Executive Officer’s recommended salary adjustments based on position relative to the competitive market information.

In 2016, the Compensation Committee made adjustments to base salaries for two named executive officers, Messrs. Zukerman and Marshall, to enhance the alignment with market data for their respective roles. Mr. Zukerman's compensation was adjusted in July 2016 due to his promotion into an expanded Executive Vice President, and President, Global Markets and Brink’s Global Services role. Mr. Marshall's compensation was adjusted in December 2016 in light of his expanded role that includes leadership responsibility for the Company's human resources function.

Following are the base salaries for each of the named executive officers as of December 31, 2016 (actual salary amounts for 2016 appear in the Summary Compensation Table on page 46):

Named Executive Officer	Annual Salary at December 31, 2015(1)		Annual Salary at December 31, 2016(2)	% Change
Mr. Pertz	$	N/A	$925,000	N/A
Mr. Beech		480,000	480,000	0.00%
Mr. Domanico		N/A	575,000	N/A
Mr. Marshall		421,000	463,100	10.00%
Mr. Zukerman		550,000	600,000	9.09%
Mr. Schievelbein		800,000	800,000	0.00%
Mr. Stoeckert(3)		N/A	1,404,0000	N/A
Mr. Dziedzic		575,000	575,000	0.00%
(1)	Messrs. Pertz, Domanico and Stoeckert were not employed by the Company in 2015.
(2)	Messrs. Schievelbein, Stoeckert and Dziedzic were not employed by the Company at December 31, 2016. For these named executive officers, the 2016 salary amounts represent their salaries in effect as of the last day of their respective employment.
(3)	Mr. Stoeckert’s salary reflects the annualization of the monthly $117,000 payment authorized by the Compensation Committee for his service as interim Chief Executive Officer from May through June 2016. The actual amount paid to Mr. Stoeckert in 2016, $130,455, appears in the Summary Compensation Table on page 46.

Annual Cash Incentive Awards—KEIP

General

The Company’s annual cash incentive plan, the KEIP, provides incentive compensation that is variable, contingent and directly linked to Company and country or business unit performance. The Compensation Committee generally approves participants in the KEIP in November prior to the performance year and sets the KEIP performance metrics and goal(s) in February of the performance year. In doing so, the Compensation Committee selects a metric that it believes is aligned with the Company’s financial and strategic goals for the year and selects a target level of performance that the

Compensation Committee believes represents a rigorous goal. Performance against the KEIP goal is used to determine the funding pool for all KEIP payments.

The Compensation Committee generally considers and approves actual payments under the KEIP for the prior fiscal year in February. For 2016, performance against the KEIP goal was used to determine named executive officer KEIP payments. The Compensation Committee approves KEIP payments to all participants with the exception of the Chief Executive Officer. The Board approves any KEIP payments to the Chief Executive Officer, upon the recommendation of the Compensation Committee. In determining KEIP payouts, the Compensation Committee and the Board

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The Brink’s Company

consider Company financial results, the performance of the Chief Executive Officer and the other named executive officers and the recommendations of the Chief Executive Officer for the other named executive officers. The Compensation Committee retains discretion to lower the KEIP payment for any participant, including any named executive officer.

2016 KEIP Goal Setting

The Compensation Committee approved a non-GAAP operating profit margin rate goal for the 2016 plan year in order to ensure focus on improving profitability in the Company’s operations. Non-GAAP operating profit margin is a key financial measure that is reviewed by the Company’s key executives and shareholders, and the Compensation Committee believes that the goal represents a rigorous objective for management and is aligned to shareholder interests. The named executive officers’ 2016 KEIP awards are tied to the achievement of the non-GAAP operating profit margin rate goal as set forth below.

Each year, in connection with the approval of the KEIP performance goal, the Compensation Committee also approves specific adjustments that the Compensation Committee may make at the end of the year to the performance results against the goal. In 2016, the Compensation Committee determined that, when considering performance against the 2016 KEIP performance goal, it would adjust the operating profit margin rate results to absorb 50% of any positive or negative foreign exchange translation impact versus the foreign exchange rates used in the Company’s 2016 business plan. This adjustment is designed to balance assessments of management’s performance with shareholder experience.

The Compensation Committee applies straight-line interpolation for determining award payouts when performance results fall between the goals above. For example, achievement of 6.7% non-GAAP operating profit margin rate would enable a named executive officer to receive up to 72% of his KEIP target.

The Compensation Committee (or the Board, for the Chief Executive Officer) retains the ability to adjust a named executive officer’s KEIP award downward (but not upward) in its sole discretion and may take into consideration the performance of a named executive officer’s business unit or function. Incentive payments cannot exceed 200% of each named executive officer’s base salary.

2016 KEIP Target Award Opportunities

In November 2015, the Compensation Committee established 2016 KEIP targets for the named executive officers who were serving at that time (other than the Chief Executive Officer) and in February 2016, the Compensation Committee set the KEIP target for Mr. Schievelbein, who was serving as Chief Executive Officer. The KEIP target is expressed as a percentage of annual base salary and is designed to be indicative of the incentive payment that each named executive officer would expect to receive on the basis of strong performance by the Company. Annual incentive targets for 2016 were approved for each of the named executive officers by the Compensation Committee as set forth below. For Messrs. Pertz and Domanico, KEIP targets were set in connection with their offers of employment. Pursuant to the terms of Mr. Pertz’s offer letter, the KEIP award for Mr. Pertz would pay out

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COMPENSATION DISCUSSION AND ANALYSIS

between 75% of the target and 200% of base salary earned in 2016. The 2016 target for Mr. Zukerman reflects changes approved by the Compensation Committee in July in light of his increased scope of responsibility. The 2016 target for Mr. Marshall reflects changes in the opportunity level as a result of the change in his base salary in order to align with the competitive market for his role (see page 33). Mr. Stoeckert does not appear in the table below as the terms of his compensation as interim Chief Executive Officer did not include any KEIP awards.

Named Executive Officer	Annualized 2015 KEIP Target		Target as a % of 2015 Salary	Annualized 2016 KEIP Target	Target as a % of 2016 Salary
Mr. Pertz(1)	$	N/A	N/A	$1,156,250	125%
Mr. Beech		312,000	65%	312,000	65%
Mr. Domanico(1)		N/A	N/A	460,000	80%
Mr. Marshall		273,650	65%	301,015	65%
Mr. Zukerman		357,500	65%	540,000	90%
Mr. Schievelbein		920,000	115%	920,000	115%
Mr. Dziedzic		460,000	80%	460,000	80%
(1)	Messrs. Pertz and Domanico were not employed by the Company in 2015.

2016 KEIP Payouts

In February 2017, the Compensation Committee (and the independent members of the Board for Mr. Pertz) approved 2016 KEIP payouts for the named executive officers serving at that time. To determine the actual payments under the KEIP for the named executive officers, the Compensation Committee (and the Board) considered the Company’s non-GAAP operating profit margin rate against the goal set by the Compensation Committee in February 2016. For Messrs. Beech and. Zukerman, the Compensation Committee also considered the performance of the operating companies within each executive’s scope of responsibility, which is referred to as Combined Operating Performance.

KEIP Payout Calculation for Mr. Beech and Mr. Zukerman

KEIP Payout Calculation for all other named executive officers

The Company Performance Factor was determined by the Compensation Committee to be 7.0%, which reflects the Company’s non-GAAP operating profit margin rate results of 7.1% versus the 2016 KEIP performance goal of 7.2%. In approving the non-GAAP operating profit margin rate results used to determine KEIP funding and the Company Performance Factor, the Compensation Committee adjusted the non-GAAP operating profit margin rate reported in the Company’s 2016 Form 10-K to reflect 50% of the negative foreign exchange impact (as compared to the foreign exchange rates used to

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develop the Company’s 2016 business plan). This adjustment downward was approved by the Compensation Committee in an effort to balance macro-economic factors that management cannot control with the impact of foreign exchange on the Company’s reported results. When this adjustment was applied to the Company’s reported 2016 Non-GAAP operating profit margin rate of 7.1%, the adjusted result was a non-GAAP operating profit margin rate of 7.0% which resulted in a Company Performance Factor of 89%. Non-GAAP operating profit is reconciled to the most directly comparable GAAP measure on page 37 of the Company’s 2016 Annual Report on Form 10-K.

For Mr. Beech and Mr. Zukerman, the Company also considered the performance of the operating companies within their respective scope of responsibility. Mr. Beech’s KEIP payout reflects below target Combined Operating Performance in light of the 2016 results for the Company’s Mexico and Brazil operations as well as results for the first half of the year in the Company’s Largest 5 Markets, for which Mr. Beech had oversight responsibility during that time. Mr. Zukerman’s KEIP payout reflects above target Combined Operating Performance, in light of the 2016 results for Global Markets Operations and the Brink’s Global Services business.

The following table sets forth the actual payments for 2016 under the KEIP. KEIP payments are also shown in the Summary Compensation Table on page 46. Mr. Stoeckert does not appear in the table as the terms of his compensation as interim Chief Executive Officer did not include any KEIP awards.

Name	2016 Actual KEIP Payment	2016 Target KEIP Payment	2016 Actual KEIP Payment as a Percentage of 2016 Target KEIP Payment
Mr. Pertz(1)	$600,286	$674,479	89%
Mr. Beech	236,184	312,000	76%
Mr. Domanico(1)	204,700	230,000	89%
Mr. Marshall	267,903	301,015	89%
Mr. Zukerman	556,200	540,000	103%
Mr. Schievelbein (2)	272,933	920,000	30%
Mr. Dziedzic (2)	307,050	460,000	67%
(1)	2016 KEIP targets and awards for Messrs. Pertz and Domanico were prorated in light of their appointments to their respective roles during the year.
(2)	Messrs. Schievelbein and Dziedzic received prorated 2016 KEIP awards pursuant to the terms of their respective agreements described on page 69.

Long-Term Incentive Compensation

General

The Company provides LTI compensation to ensure that a significant portion of named executive officer compensation is tied to the Company’s long-term results and increases in shareholder value. In 2016, the Compensation Committee approved LTI awards to named executive officers that included Internal Metric PSUs, Relative TSR PSUs and RSUs.

Relative TSR PSUs. The performance period for the Relative TSR PSUs is generally three years, beginning on January 1 of the first year of the performance period and ending on December 31 of the third year of the performance period. Named executive officers benefit from Relative TSR PSUs only to the extent Brink’s achieves performance goals determined by the Compensation Committee at the beginning of the performance period. After the conclusion of the performance period, Relative TSR PSU payouts will be in shares of Brink’s Common Stock and will range from 0 to 150% of the target award. The number of shares ultimately paid will depend on performance against the goals established by the Compensation Committee.

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COMPENSATION DISCUSSION AND ANALYSIS

Internal Metric PSUs. The performance period for the Internal Metric PSUs is two years, beginning on January 1 of the first year of the performance period and ending on December 31 of the second year of the performance period, with an additional one-year vesting tail following the two-year performance period. Named executive officers benefit from Internal Metric PSUs only to the extent Brink’s achieves performance goals determined by the Compensation Committee at the beginning of the performance period. After the conclusion of the performance period, Internal Metric PSU payouts will be in shares of Brink’s Common Stock and will range from 0 to 200% of the target award. The number of shares ultimately paid will depend on performance against the goals established by the Compensation Committee.

RSUs. Each RSU is the economic equivalent of one share of Brink’s Common Stock and is settled in shares of Brink’s Common Stock. RSUs retain value even if the price of Brink’s Common Stock decreases below the price on the date of grant as long as the named executive officer satisfies the vesting requirements.

2016 Long-Term Incentive Target Award Opportunities

The Compensation Committee approved annual LTI awards in February 2016. For each of the named executive officers, 2016 LTI awards included equity awards under the 2013 Equity Incentive Plan composed of Relative TSR PSUs (37.5% of the award), Internal Metric PSUs (37.5% of the award) and RSUs (25% of the award). In establishing LTI compensation targets for each named executive officer for 2016, the Compensation Committee primarily considered competitive market information, in the context of the overall LTI compensation philosophy, which takes into account the executive’s skills and experience and potential future contributions to the Company. The Compensation Committee applies a value-based approach by making LTI awards based on a target dollar value that is used to determine the number of Relative TSR PSUs, Internal Metric PSUs, and RSUs awarded because it believes that approach allows for better alignment with the market-based LTI value for each position on a consistent basis.

The following table sets forth the aggregate amount of LTI award opportunities approved by the Compensation Committee for 2016, for each of the named executive officers. The equity awards appear in the Grants of Plan-Based Awards Table on page 50. The table does not include certain equity awards granted in connection with executives’ appointments to their positions in 2016, which are described under “Transition Compensation” beginning on page 40. Mr. Stoeckert does not appear in the table as the terms of his compensation as interim Chief Executive Officer did not include any LTI awards.

Name	Total 2015 Long-Term Incentive Compensation(2)		Total 2016 Long-Term Incentive Compensation(1)	% Change
Mr. Pertz	$	N/A	$2,110,656	N/A
Mr. Beech		550,000	550,000	0.0%
Mr. Domanico		N/A	550,000	N/A
Mr. Marshall		558,000	558,000	0.0%
Mr. Zukerman		400,000	400,000	0.0%
Mr. Schievelbein(3)		3,000,000	—	N/A
Mr. Dziedzic(4)		1,100,000	1,100,000	0.0%
(1)	The value of equity awards included in total LTI compensation is calculated using assumptions for financial reporting purposes; therefore the target amounts in the table above differ from the amount reported in the Summary Compensation and Grants of Plan Based Awards Tables. See Note 16 to the Company’s financial statements in its Annual Report on Form 10-K for the year ended December 31, 2016. See also footnote 4 to the Summary Compensation Table on page 46.
(2)	Messrs. Pertz, and Domanico were not employed by the Company in 2015.
(3)	Mr. Schievelbein left the Company in 2016 and did not receive a Long-Term Incentive award.
(4)	A significant portion of these awards were forfeited when Mr. Dziedzic left the Company. For more information, see page 47.

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The Brink’s Company

Equity Awards under the 2013 Equity Incentive Plan

Relative TSR PSU Awards. In 2016, Relative TSR PSUs represented 37.5% of each named executive officer's LTI award. In February 2016, the Compensation Committee established that the Company's Relative TSR will be determined by the percentile rank of the Company's TSR for the performance period as compared to the TSR for the performance period for companies in the S&P Small

Cap 600 with foreign revenues that exceed 50% of total revenues. The Relative TSR PSUs awarded in 2016 are subject to a three-year performance period that began on January 1, 2016 and will end on December 31, 2018.

The Compensation Committee established threshold, target and maximum levels of TSR performance, which correspond to payouts in shares of Brink’s Common Stock at a rate of 0% to 150% as noted below.

Relative TSR Performance Levels	Performance Shares Earned as a Percent of Target
Threshold Performance	25%
Target Performance	100%
Maximum Performance	150%

At the time the Compensation Committee established the target levels of performance, it believed that achievement of the threshold performance level was attainable, but not certain, that target performance would be difficult to achieve, and that the maximum level of performance was possible, but not likely to be achieved.

Internal Metric PSU Awards. In 2016, Internal Metric PSUs represented 37.5% of each named executive officer’s LTI award. In February 2016, the Compensation Committee established non-GAAP operating profit as the performance metric for the

Internal Metric PSUs awarded in 2016 to ensure continued focus on profitability by participants in the LTI program. The Internal Metric PSUs awarded in 2016 are subject to a two-year performance period that began on January 1, 2016 and will end on December 31, 2017, with an additional one-year vesting tail following the two-year performance period.

The Compensation Committee established threshold, target and maximum levels of non-GAAP operating profit performance for the Internal Metric PSUs, which correspond to payouts in shares of Brink’s Common Stock at a rate of 0% to 200% of target as noted below.

Non-GAAP Operating Profit Performance Levels	Performance Shares Earned as a Percent of Target
Threshold Performance	50%
Target Performance	100%
Maximum Performance	200%

At the time the Compensation Committee established the target levels of performance, it believed that achievement of the threshold performance level was attainable, but not certain, that target performance would be difficult to achieve, and that the maximum level of performance was possible, but not likely to be achieved.

RSU Awards. In 2016, RSUs represented 25% of each named executive officer’s LTI award. RSUs awarded as part of the named executive officers’ 2016 long-term incentive awards will vest in three equal annual installments beginning on the first anniversary of the grant date.

2016 Long Term Incentive Payouts

In 2017, the Compensation Committee certified the level of payouts for the MSUs and PSUs that were awarded in 2014. Together, MSUs and PSUs represented 100% of the 2014 long-term incentive awards to the former Chief Executive Officer and 75% of the 2014 long-term incentive awards to the other named executive officers. The remaining 25% of the 2014 long-term incentive for the other named executive officers was awarded in RSUs, which vested ratably over a three year period. The MSU payouts were determined by Brink’s common stock price performance over the three year period, resulting in a payout at a level of 124%, which reflected stock price appreciation from $33.29 at the beginning of the performance period compared to $41.39 at the end of the performance period. Individual payouts to each of the named executive officers appear in the Realized Pay Table on page 49.

The PSU payouts for the 2014 – 2016 performance period were determined by the Company’s

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COMPENSATION DISCUSSION AND ANALYSIS

performance against threshold, target and maximum levels of non-GAAP segment operating profit set by the Compensation Committee in February 2014. In setting the target levels of non-GAAP segment operating profit for the three year period, the Compensation Committee took into account projected organic improvement and the negative impact of changes in currency rates versus the rates used in the performance goals for the 2013-2015 performance period. In July 2014, the Compensation Committee also approved an additional set of threshold, target and maximum levels of non-GAAP segment operating profit performance for the 2014 – 2016 PSUs. These additional goals were set solely to reflect the change in exchange rate for the Company’s Venezuela operations. The Compensation Committee determined that following the end of the performance period, it would measure the Company’s result against both the original performance goals and the additional goals and that PSU payouts, if any, would be based on performance against the goal that provided the lower of the two results. In February 2017, the Compensation Committee considered the Company’s performance against both the original and additional goals. Under the original goal of $940 million non-GAAP segment operating profit, the Compensation Committee considered performance that exceeded the maximum performance level, which would result in a payout of 200% of target shares. Under the additional goal of $754 million in non-GAAP segment operating profit (which reflected the devaluation of the Venezuelan bolivar in March 2014), the Compensation Committee considered performance of $873 million, which would result in a payout of 200% of target shares. In each case, the cumulative non-GAAP segment operating profit performance results reflect adjustments (in accordance with the terms of the 2013 Equity Incentive Plan) for the impact of foreign exchange, acquisitions and divestitures, and the removal of Venezuela operations from the Company’s non-GAAP results beginning in 2015, due to the inability to repatriate cash, hyperinflation, fixed exchange rate policy, continued currency devaluations and the difficulty raising prices and controlling costs (as described in the Company’s annual report on Form 10-K). These adjustments were designed to ensure that participants are neither helped nor hurt by changes in foreign exchange rates, the impact or timing of acquisitions or divestitures, or the removal of certain operations from non-GAAP results. With respect to Venezuela operations, the results were adjusted to reflect 2015 Venezuela results at the amount originally included in the Company’s non-GAAP segment operating profit target, approved by the Compensation Committee in 2014. The adjustment for Venezuela results yielded a lower PSU payout rate than if the Venezuela results had been included at the actual performance level. The Compensation Committee also considered the Company’s TSR over the performance period, as compared to the S&P 500 index. Brink’s TSR rank was in the 46th percentile, which did not result in any modification to the payout of PSU awards.

The Compensation Committee approved 2014-2016 PSU payouts at a level of 200%. The following table shows the Company’s strong performance against the performance goal, resulting in the 200% payout.

Cumulative Non-GAAP Segment Operating Profit
(in millions)
$604
$754
$854
$873
Threshold
Target
Maximum
Actual Performance

Individual payouts to each of the named executive officers appear in the Realized Pay Table on page 49.

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The Brink’s Company

Tax Deductibility

Under Section 162(m) of the Code, compensation in excess of $1,000,000 paid in any one year to a publicly-held corporation’s covered employees who are employed by the corporation at year-end will not be deductible for federal income tax purposes unless the compensation is considered “qualified performance-based compensation” under Section 162(m) of the Code (or another exemption is met). Covered employees include the Chief Executive Officer and the three other most highly compensated executive officers as of the last day of the taxable year other than the Chief Executive Officer or Chief Financial Officer.

There can be no guarantee, therefore, that amounts potentially subject to the Section 162(m) limitations will be treated by the Internal Revenue Service as qualified performance-based compensation under Section 162(m) of the Code and/or deductible by the Company. A number of requirements must be met under Section 162(m) of the Code in order for particular compensation to qualify for the exception and the rules and regulations are subject to change from time to time. There can be no assurance that amounts intended to constitute “qualified performance-based” compensation, including amounts payable under the KEIP (or any successor plan or program) or the Company’s LTI program, will be fully deductible under all circumstances. In addition, the Company reserves the flexibility to award non-deductible compensation in circumstances where the Company believes, in its good faith business judgment, that such an award is in its best interest in attracting or retaining capable management.

Equity Grant Practices

The Company does not strategically time LTI awards in coordination with the release of material non-public information and has never had a practice of doing so. It is Company policy not to engage in backdating options. In addition, the Company has never timed and does not plan to time the release of material non-public information for the purpose of affecting the value of executive compensation. The accounting for

PSU, MSU and RSU awards granted by the Company is compliant with accounting principles generally accepted in the United States and is disclosed in the Company’s annual and quarterly financial reports filed with the SEC. The pricing of PSUs and MSUs is described on page 52.

“Double Trigger” Acceleration of Vesting Following Change in Control

The Compensation Committee has approved terms and conditions for the executive officers’ PSU awards that provide for double trigger vesting of awards upon a change in control—which means that the vesting of these awards will accelerate only upon certain terminations of employment following a change in control. For Internal Metric PSUs awarded in 2016, a change in control within the first twelve months of the performance period will result in conversion of the awards to time-based RSUs at target level that vest at the end of the performance period. The RSUs resulting from the conversion of PSUs will be subject to a double trigger for accelerated vesting. If a change in control occurs after the first twelve months of the performance period, the Compensation Committee will assess performance against the pre-established goals (adjusted for the reduced duration of the performance period) and the PSUs will be converted to time based RSUs that vest at the end of the performance period for that number of shares of Brink’s Common Stock that is equal to the number of PSUs that would have become payable based on the goals (as adjusted) achieved through the date of the change in control. The RSUs resulting from the conversion of PSUs will be subject to a double trigger for accelerated vesting.

For Relative TSR PSUs awarded in 2016, a change in control within the first twelve months of the performance period will result in conversion of the awards to time-based RSUs that vest at the end of the performance period for that number of shares of Brink’s Common stock that is equal to the number of PSUs that would have become payable based on the goals achieved through the date of the change in control. The RSUs resulting from the conversion of PSUs will be subject to a double trigger for accelerated vesting.

Transition Compensation

The Compensation Committee may approve certain compensation awards in connection with the appointment of individuals to the executive leadership team. The Compensation Committee considers relevant market data to determine the amount of such awards and, for executives recruited from outside the

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COMPENSATION DISCUSSION AND ANALYSIS

Company, the Compensation Committee may consider prior awards to determine the compensation necessary to attract the executive.

Mr. Stoeckert was appointed interim Chief Executive Officer in May 2016. In connection with his appointment, the Board of Directors approved monthly payments to Mr. Stoeckert of $117,000 during his tenure as interim Chief Executive Officer as well as reasonable temporary living and travel expenses. In June 2016, the Board approved a cash award of $110,000 to Mr. Stoeckert in recognition of his service as interim Chief Executive Officer. During his tenure as interim Chief Executive Officer, Mr. Stoeckert did not receive any compensation as a member of the Board of Directors.

In connection with the appointments of Messrs. Pertz and Domanico to their respective positions in June and July 2016, the Compensation Committee approved awards of Inducement RSUs and Inducement Stock Options. Mr. Pertz received an award of Inducement RSUs with a value as of the grant date of $2.63 million and an award of Inducement Stock Options with a grant date value of $2.37 million. Mr. Domanico received an award of Inducement RSUs with a value as of the grant date of $500,000 and an award of Inducement Stock Options with a grant date value of $500,000. The Inducement RSUs vest on the third anniversary of the relevant grant date, subject to the Company realizing positive non-GAAP income from continuing operations for the period beginning July 1, 2016 and ending June 30, 2017. The Inducement Stock Options vest upon the third anniversary of the relevant grant date and the number of options that vest depend on the price of the Company’s common stock. If the average closing price of the Company’s common stock during any 15 day period between the grant date and the three year anniversary of the grant date is 125% of the closing price on the grant date, then one-third of the options shall vest. If the average closing price of the Company’s common stock during any 15 day period between the grant date and the three year anniversary of the grant date is 150% of the closing price on the grant date, then another one third of the options shall vest. If the average closing price of the Company’s common stock during any 15 day period between the grant date and the three year anniversary of the grant date is 160% of the closing price on the grant date, then the final one third of the options shall vest. The vesting of both the Inducement RSUs and Inducement Stock Options are also subject to Messrs. Pertz and

Domanico each continuing to hold shares of common stock purchased on their respective start dates in the amount of $2.5 million for Mr. Pertz and $500,000 for Mr. Domanico. As of March 1, 2017, each of the stock price appreciation targets for the Inducement Stock Options had been met, but the Inducement Stock Options will not vest until the third anniversary of the respective grant dates and remain subject to the requirement, for each of Messrs. Pertz and Domanico, that shares purchased on each executive’s start date continue to be held during the three-year vesting period.

The Compensation Committee approved awards of Promotion RSUs and Promotion Stock Options to Mr. Zukerman in July 2016 in connection with the expansion of his responsibilities as Executive Vice President, Global Markets and Brink’s Global Services. Mr. Zukerman was granted Promotion Stock Options with an aggregate value as of the grant date of $625,000 and Promotion RSUs with an aggregate value of $625,000. The Promotion RSUs vest on the third anniversary of the grant date, subject to the Company realizing positive non-GAAP income from continuing operations for the period beginning July 1, 2016 and ending June 30, 2017. The Promotion Stock Options vest upon the third anniversary of the grant date and the number of options that vest depend on the price of the Company’s common stock. If the average closing price of the Company’s common stock during any 15 day period between the grant date and the three year anniversary of the grant date is 125% of the closing price on the grant date, then one-third of the options shall vest. If the average closing price of the Company’s common stock during any 15 day period between the grant date and the three year anniversary of the grant date is 150% of the closing price on the grant date, then another one third of the options shall vest. If the average closing price of the Company’s common stock during any 15 day period between the grant date and the three year anniversary of the grant date is 160% of the closing price on the grant date, then the final one third of the options shall vest. As of March 1, 2017, the stock price appreciation targets had been met, but the Promotion Stock Options will not vest until the third anniversary of the grant date.

In connection with Mr. Marshall’s appointment as Chief Administrative Officer in December 2016 and his service as interim Chief Human Resources Officer

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The Brink’s Company

since July 2016, the Compensation Committee approved an award of RSUs with a value of $200,000, which will vest on the third anniversary of the grant date.

Additional information about these awards appears in the Grants of Plan Based Awards Table on page 50.

Benefits

General. The types and amounts of benefits provided to the named executive officers are established based upon an assessment of competitive market factors and a determination of what is needed to attract and retain talent, as well as providing long-term financial security to the Company’s employees and their families. The Company’s primary benefits for the named executive officers include participation in the plans and arrangements listed below.

Deferred Compensation. The Company maintains a non-qualified deferred compensation program, the Key Employees’ Deferred Compensation Program, for certain of its most highly compensated U.S. – based employees, including all of the named executive officers based in the U.S. Under the deferred compensation program, named executive officers may defer a portion of their compensation, which is invested in mutual funds or converted to units that track Brink’s Common Stock, according to the executive’s instructions at the time of enrollment. Matching contributions by the Company are made in the form of units of Brink’s Common Stock, which are subject to a five-year vesting period. As a result, participation in the deferred compensation program enhances the alignment of the interests of the named executive officers with the Company’s shareholders by providing the Company’s executive officers with a further opportunity to meet or make progress against their stock ownership guidelines. The Compensation Committee also believes that the deferred compensation program furthers the Company’s goal of retaining program participants, including the named executive officers, in part, because any matching contributions by the Company are subject to a five-year vesting period that begins at the time of enrollment in the program. Because he is not based in the U.S., Mr. Zukerman does not participate in this program.

For more information on the Company’s deferred compensation program, see “Nonqualified Deferred Compensation” beginning on page 59.

Pension Plans. The Company maintains a frozen noncontributory defined benefit pension-retirement plan covering U.S. employees who met plan eligibility requirements and were employed before December 31, 2005. In addition, the Company maintains a frozen pension equalization plan under which the Company makes additional payments in excess of those payable under the Code limitations applicable to the pension-retirement plan. Mr. Marshall is the only named executive officer who participates in the U.S. pension-retirement plan and the pension equalization plan. The accrual of benefits under both the pension-retirement plan and the equalization plan has been frozen since December 31, 2005. The Company also maintains pension plans in other countries in which it has operations. Mr. Zukerman participates in the Company’s Switzerland Pension Plan which provides benefits to Switzerland-based employees. For more information on the Company’s pension plans, see “Pension Benefits” beginning on page 55.

Executive Salary Continuation Plan. The U.S.–based named executive officers, with the exception of Mr. Pertz, participate along with other executives in the Company’s Executive Salary Continuation Plan, which, in the event a participant dies while in the employment of the Company, provides that the Company will pay a designated beneficiary a death benefit equal to three times the participant’s annual salary. This benefit is paid out over a 10-year period following the participant’s death. Because he is not based in the U.S., Mr. Zukerman does not participate in this plan and Mr. Pertz did not participate in this plan in 2016.

Long-Term Disability Plan. U.S.-based named executive officers participate along with other salaried U.S. employees in a long-term disability program. In the event that the executive is totally incapacitated, he would receive 50% of current annual base salary plus the average of the last three years’ KEIP payments, with a maximum annual payment of $300,000. These payments would continue (as long as the executive is totally disabled) until the executive reaches the social security normal retirement age.

Welfare Plans and Other Arrangements. Messrs. Pertz, Domanico, Beech, and Marshall are (and Messrs. Schievelbein, Dziedzic were, during the

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COMPENSATION DISCUSSION AND ANALYSIS

terms of their employment) also eligible to participate in the Company’s health, dental and vision plans, and various insurance plans, including basic life insurance, and the Company’s matching charitable gifts program on the same basis as any other salaried U.S. employee. Mr. Zukerman participates in accident and illness insurance on the same basis as any other Switzerland-based employee.

Perquisites. For 2016, the Company provided its named executive officers with limited perquisites, including limited personal travel and entertainment, executive physical examinations, relocation benefits, payment of temporary housing expenses, reimbursement of legal fees in connection with the negotiation of Mr. Schievelbein’s succession agreement and Mr. Pertz’s offer letter, payment of certain tax preparation expenses for Mr. Zukerman, and limited use of the company aircraft by the former Chief Executive Officer prior to the sale of the aircraft in June 2016. Except for certain relocation expenses, executives bear all tax consequences and are not grossed up. Certain relocation benefits are subject to a gross up, pursuant to the Company’s relocation policy, which is available on a similar basis to all employees. Additional information is provided on page 48.

Expatriate Allowance. As a global company, Brink’s employs executives around the world, some of whom work outside of their home countries. To enable an expatriate to maintain a reasonable standard of living in countries where living expenses may be higher than the employee’s home country, the Company provides certain allowances and reimbursements to be used for expenses such as housing, cost of living and airfare. In 2016, the Company provided Mr. Zukerman an expatriate allowance in connection with his international assignment. In connection with the Compensation Committee’s approval of changes to Mr. Zukerman’s compensation in connection with the expansion of his role in July 2016, the Compensation Committee determined that Mr. Zukerman will not receive an expatriate allowance after December 31, 2016.

Severance Pay Plan

The Severance Pay Plan provides severance benefits to eligible employees, including the named executive officers, whose employment is terminated by the Company without cause other than by reason of incapacity or terminated by the participant for good reason. A participant would not be entitled to severance benefits under the Severance Plan if the participant were otherwise eligible for more favorable severance benefits under another arrangement (including a Change in Control Agreement, see below) or in connection with a divestiture in which the participant is offered a comparable position. The Severance Pay Plan provides the following benefits to a participant if his or her employment is terminated under the circumstances described above:

•	a lump sum payment equal to the sum of: (a) the executive’s annual base salary through the date of termination, (b) any bonus or incentive compensation approved but not paid, and (c) any accrued vacation pay, in each case to the extent not already paid or credited as of the date of termination;
•	a lump sum payment equal to the product of (a) one (one and a half (1.5) for the Chief Executive Officer), multiplied by (b) the sum of annual base salary and target annual incentive opportunity;
•	a prorated bonus for the year of termination, so long as the participant was employed by the company for at least six months of the performance year;
•	reimbursement payments for continued medical and dental benefit coverage until the earlier of 12 months (18 months for the Chief Executive Officer) following the date of termination and such time as the participant becomes eligible to receive medical and dental benefits under another employer-provided plan;
•	continued vesting of equity awards granted in connection with the Company’s ordinary LTI award grant cycle with payout at the lower of target or actual performance until the first anniversary of the participant’s date of termination; and
•	reasonable outplacement services during the period over which the health care benefits are provided.

See “Potential Payments Upon Termination or Change In Control” beginning on page 62 of this proxy statement for additional information about the Severance Pay Plan.

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The Brink’s Company

Change in Control Agreements

The Company has change in control agreements with each of the named executive officers that are described below under “Potential Payments upon Termination or Change in Control—Change in Control Agreements” beginning on page 65. The Compensation Committee believes that the change in control agreements serve the interests of the Company and its shareholders by ensuring that if a change in control is ever under consideration, the named executive officers will be able to advise the Board whether the potential change in control transaction is in the best interests of shareholders, without being unduly influenced by personal considerations, such as fear of the economic consequences of losing their jobs as a result of a change in control. The change in control agreements are “double trigger,” which means that benefits become available to named executive officers under the agreements only upon a change in control followed by certain terminations of employment. The Compensation Committee believes that a double trigger appropriately protects the legitimate interests of the named executive officers in employment security without unduly burdening the Company or affecting shareholder value in connection with a change in control. The Compensation Committee reviews the change in control agreements, including the potential payments under these agreements each year.

Compensation Recoupment Policy

In the event the Company is required to provide an accounting restatement for any of the prior three fiscal years for which audited financial statements have been completed, due to material noncompliance with any financial reporting requirement under the Federal securities laws, the Company will recoup from the named executive officers and any recipient of performance-based cash or equity compensation who was directly responsible for the restatement, any performance-based cash or equity-based incentive compensation that they would not have been entitled to receive under the restated results.

Stock Ownership Guidelines and Prohibition Against Hedging

The Company maintains stock ownership guidelines for its executive officers in the amounts below:

•	Chief Executive Officer—must hold shares of Brink’s Common Stock with a value equal to five times base salary
•	All other executive officers—must hold shares of Brink’s Common Stock with a value equal to three times base salary

Shares of Brink’s Common Stock owned outright, deferred compensation stock-based units and vested and unvested RSUs on an after-tax basis (but not unexercised stock options) are all eligible to be included for purposes of satisfying the guidelines.

Unearned PSUs and MSUs and unvested stock options do not count towards executive officers’ guidelines. Until an executive officer meets his or her stock ownership guideline, the executive officer must hold at least 50% of any profit shares from stock option exercises, restricted stock unit vesting, or payout of any PSUs or MSUs.

Executive officers are prohibited from engaging in any hedging transaction that could reduce or limit the officer’s economic risk relative to his or her holdings, ownership or interest in Company securities. In addition, directors and executive officers are required to obtain approval to pledge Company securities.

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The Brink’s Company

COMPENSATION AND BENEFITS COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Michael J. Herling, Chair
Paul G. Boynton
Ian D. Clough
Susan E. Docherty
Peter A. Feld
Reginald D. Hedgebeth

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The Brink’s Company

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table presents information with respect to compensation of the named executive officers in 2014, 2015 and 2016.

Name and Principal Position	Year	Salary(2) ($)	Bonus(3) ($)	Stock Awards(4) ($)	Option Awards(5) ($)	Non-Equity Incentive Plan Compensation(6) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(7) ($)	All Other Compensation(8) ($)	Total ($)
Douglas A. Pertz President and Chief Executive Officer	2016	520,313	—	4,742,574	2,366,667	600,286	—	79,099	8,308,939

Michael F. Beech Executive Vice President	2016	480,000	—	545,164	—	236,184	—	137,156	1,398,504
	2015	480,000	—	550,012	—	312,000	—	108,289	1,450,301
Ronald J. Domanico Executive Vice President and Chief Financial Officer	2016	267,898	—	1,049,912	499,996	204,700	—	37,181	2,059,687

McAlister C. Marshall, II Senior Vice President and General Counsel	2016	423,871	—	753,074	—	267,903	10,288	105,284	1,560,420
	2015	421,000	—	558,019	—	478,888	—	86,213	1,544,120
	2014	421,000	—	446,010	—	610,677	34,325	107,297	1,619,309
Amit Zukerman(1) Executive Vice President	2016	571,943	—	1,021,466	624,994	556,200	353,509	675,000	3,803,112
	2015	550,000	—	400,026	—	657,800	760,922	650,000	3,018,748
	2014	504,167	—	223,818	—	562,154	518,012	605,724	2,413,875
Thomas C. Schievelbein Former President and Chief Executive Officer	2016	283,333	—	—	—	272,933	—	2,830,881	3,387,147
	2015	800,000	—	3,000,014	—	1,600,000	—	210,152	5,610,166
	2014	800,000	—	2,325,053	—	896,000	—	264,650	4,285,703
George I. Stoeckert Interim President and Chief Executive Officer	2016	130,455	110,000	—	—	—	—	15,547	256,002

Joseph W. Dziedzic Former Executive Vice President and Chief Financial Officer	2016	431,250	—	1,090,266	—	307,050		1,178,172	3,006,738
	2015	575,000	—	1,100,025	—	805,000	—	116,426	2,596,451
	2014	534,667	—	771,333	—	986,042	—	146,758	2,438,800
(1)	For purposes of this table, amounts paid to Mr. Zukerman in Swiss francs (CHF) were converted to U.S. dollars (USD) using an average annual exchange rate of 1 CHF = .98447 USD.
(2)	Represents salaries before any employee contributions under the Company’s 401(k) Plan and/or employee deferrals of salary under the Company’s deferred compensation program. For a discussion of the deferred compensation program and amounts deferred by the named executive officers under the deferred compensation program in 2016, including earnings on amounts deferred, see “Nonqualified Deferred Compensation” beginning on page 59.
(3)	Represents a cash bonus paid to Mr. Stoeckert in recognition of his service as interim Chief Executive Officer.

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EXECUTIVE COMPENSATION TABLES

(4)	Pursuant to the terms of the Severance Pay Plan, PSUs and MSUs awarded to Mr. Dziedzic in 2015 and 2016 and reflected in the Stock Awards column were forfeited upon his departure from the Company. RSUs awarded in 2015 and 2016 that vest within one year of the date of his termination will continue to vest according to their terms. For a discussion of the terms of Mr. Dziedzic’s separation, see page 69. For the 2016 TSR PSUs, the 2015 PSU and MSU awards and the 2014 PSU and MSU awards, the grant date fair value was computed in accordance with FASB ASC Topic 718 based on a Monte Carlo simulation under a lattice model. For the 2016 Internal Metric PSUs and for RSU awards, the grant date fair value was computed in accordance with FASB ASC Topic 718 based on the stock price at the grant date and discounted because units do not receive or accrue dividends during the vesting period. The stock price at the date of grant was based on the closing price per share of Brink’s Common Stock on the respective grant dates, as reported on the New York Stock Exchange. The actual value a named executive officer may receive depends on achievement of pre-established program goals and market prices and there can be no assurance that the amounts reflected in the Stock Awards column will actually be realized. The following table sets forth the 2016 Internal Metric PSUs at the grant date fair value and at the maximum potential value at the highest level of performance for each named executive officer:
Name	Grant Date Fair Value	Maximum Potential Value at Highest Level of Performance(a)
Mr. Pertz	$791,479	$1,582,958
Mr. Beech	206,273	412,546
Mr. Domanico	206,223	412,446
Mr. Marshall	209,272	418,544
Mr. Zukerman	150,017	300,034
(a)	The maximum potential fair value that could be recognized for financial reporting purposes would be based on a maximum payout of 200% for performance at the highest level of adjustment of the pre-established program goals.
(5)	Represents inducement equity awards for Messrs. Pertz and Domanico in connection with their appointment to their respective roles and promotion equity awards for Mr. Zukerman in light of the change in his scope of responsibility during the year. These awards are described under “Transition Compensation” beginning on page 40. For the performance stock options, the grant date fair value was computed in accordance with FASB ASC Topic 718 based on a Monte Carlo simulation under a lattice model. The stock price at the date of grant was based on closing price per share of Brink’s Common Stock on the respective grant dates, as reported on the New York Stock Exchange. The actual value a named executive officer may receive depends on achievement of pre-established program goals and market prices and there can be no assurance that the amounts reflected in the Option Awards column will actually be realized.
(6)	Represents:
•	amounts paid under the KEIP with respect to 2014, 2015 and 2016 performance before any employee deferrals of KEIP awards under the Company’s deferred compensation program; and
•	amounts paid under the MPIP after the end of the 2014 fiscal year with respect to the performance during the relevant measurement period. For a discussion of the MPIP, see page 49.

For a discussion of the deferred compensation program and amounts deferred by the named executive officers in 2016, including earnings on amounts deferred, see “Nonqualified Deferred Compensation” beginning on page 59.

(7)	Amounts relate only to changes in pension value. The earning of benefits under the U.S. pension plans for all participants was frozen as of December 31, 2005. These amounts represent the change during the years ended December 31, 2016, 2015, and 2014 in the actuarial present value of Mr. Marshall’s pension payouts due to a change in the assumptions used to value pension benefits, not any change in the pension benefits earned by Mr. Marshall. For purposes of computing the actuarial present value of the accrued benefit payable to Mr. Marshall in the monthly benefit, the Company assumed: (a) for 2016, a 4.5% discount rate for the pension retirement plan measurement date of December 31, 2015 and a 4.3% discount rate for the equalization plan measurement date of December 31, 2015 and a 4.3% discount rate for the pension retirement plan measurement date of December 31, 2016 and a 4.0% discount rate for the equalization plan measurement date of December 31, 2016, for 2015, a 4.1% discount rate for the pension retirement plan measurement date of December 31, 2014 and a 3.9% discount rate for the equalization plan measurement date of December 31, 2014 and a 4.5% discount rate for the pension retirement plan measurement date of December 31, 2015 and a 4.3% discount rate for the equalization plan measurement date of December 31, 2015, and for 2014 a 5.0% discount rate for the pension retirement measurement date of December 31, 2013 and a 4.6% discount rate for the equalization plan measurement date of December 31, 2013 and a 4.1% discount rate for the pension retirement plan measurement date of December 31, 2014, and a 3.9% discount rate for the equalization plan measurement date of December 31, 2014; (b) service accruals in the pension plans are frozen as of December 31, 2005; and (c) payments will be made on a straight-life monthly annuity basis or pursuant to lump sum elections under the pension equalization plan. For a full description of the assumptions used by the Company for financial reporting purposes, see Note 3 to the Company’s financial statements, which is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 and incorporated by reference into this proxy statement. For a discussion of pension benefits, see “Pension Benefits” beginning on page 55.

For Mr. Zukerman, the amount represents the change during the year ended December 31, 2016 in the actuarial present value of his pension payouts due to contributions during the year and changes in the assumptions used to value pension benefits. For purposes of computing the actuarial present value of the accrued benefit payable to Mr. Zukerman in the monthly benefit, the Company assumed: (a) a 0.7% discount rate for the Switzerland pension plan measurement date of December 31, 2016 and a 0.9% discount rate for the Switzerland pension plan measurement date of December 31, 2015; and (b) payments will be made on a straight-life monthly annuity basis. The following exchange rules were used to calculate the change in pension value during the year ended December 31, 2016: (i) 1 CHF = 1.0004 USD at December 31, 2015; and (ii) 1 CHF = 0.9814 USD at December 31, 2016.

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The Brink’s Company

(8)	For 2016, includes the following items and amounts for each of the named executive officers:
(a)	Matching contributions on deferrals of compensation made in 2016 as shown in the following table (Mr. Zukerman does not participate in deferred compensation):
Name	Matching Contribution for Deferred Salary	401(k) Plan Matching Contribution	Matching Contribution for Deferred KEIP	Supplemental Savings Plan Matching Contribution	Total
Mr. Pertz	$46,250	$—	$—	$6,938	$53,188
Mr. Beech	48,000	3,975	—	6,000	57,975
Mr. Domanico	23,958	—	—	3,594	27,552
Mr. Marshall	42,387	3,975	47,889	5,306	99,557
Mr. Schievelbein	28,333	3,975	160,000	16,250	208,558
Mr. Stoeckert	—	—	—	—	—
Mr. Dziedzic	43,125	3,975	80,500	5,031	132,631
(b)	Premiums paid in 2016 by the Company for the named executive officers’ participation in the Executive Salary Continuation Plan in the amount of $13,283 for Mr. Schievelbein, $11,144 for Mr. Beech, $9,629 for Mr. Domanico, $7,376 for Mr. Dziedzic, $5,727 and for Mr. Marshall. Messrs. Pertz and Zukerman do not participate in this plan.
(c)	Perquisites and personal benefits in 2016 for Messrs. Pertz, Beech, Zukerman, Schievelbein and Stoeckert, who received perquisites and personal benefits totaling $10,000 or more as detailed below.
Name	Expatriate Allowance	Executive Physical Examinations	Relocation Expenses(i)	Personal Travel, Gifts and Entertainment(ii)	Legal Fees(iii)	Tax Preparation	Temporary Housing	Personal Use of Company Aircraft(iv)	Total
Mr. Pertz	$—	$—	$—	$3,443	$22,468	$—	$—	$—	$25,911
Mr. Beech	—	2,750	65,287	—	—	—	—	—	68,037
Mr. Zukerman	650,000	—	—	—	—	25,000	—	—	675,000
Mr. Schievelbein	—	3,300	—	—	7,616	—	—	18,124	29,040
Mr. Stoeckert	—	—	—	5,740	—	—	9,807	—	15,547
(i)	For Mr. Beech, represents costs related to the sale of his home in Virginia and purchase of a home in Texas, temporary living expenses, and transportation of household goods in connection with Mr. Beech’s relocation following the change in scope of his role in July 2016. The relocation benefits provided to Mr. Beech were pursuant to the Company’s relocation policy, which is available on similar terms to other executives
(ii)	Reflects commuting expenses for Mr. Pertz in advance of his relocation and for Mr. Stoeckert while he served in the interim Chief Executive Officer role.
(iii)	Reflects legal fees for Mr. Pertz in connection with his offer letter and for Mr. Schievelbein in connection with his succession agreement.
(iv)	Calculated based on incremental operating costs to the Company of the personal use of the Company aircraft by the executive, which takes into account fuel, airport fees, passenger trip charges and crew overnight expenses, as applicable.
(d)	For Messrs. Schievelbein and Dziedzic, includes lump sum severance payments, and for Mr. Dziedzic, reimbursement of 2016 medical coverage, consistent with the term of the Severance Pay Plan, all of which are described on page 69.

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EXECUTIVE COMPENSATION TABLES

Summary Compensation Table Narrative

Management Performance Improvement Plan

The MPIP provided opportunities for cash awards to participants selected by the Compensation Committee, subject to the satisfaction of specific financial goals over a three-year performance measurement period. MPIP awards were made from 2000 through 2012. The last MPIP performance period expired in 2014 and the final MPIP payouts were made in 2015. Cash awards to named executive officers at the end of the three-year measurement period ranged from 0% to 200% of the target award amount, up to a maximum of $3 million, depending upon the performance against each of the performance goals. MPIP payouts were determined by actual performance against pre-determined goals. The Compensation Committee had the discretion to reduce (but not increase) any payout to a named executive officer.

Realized Pay Table for 2016

The table below provides supplemental disclosure representing the total direct compensation realized by each named executive officer for 2016. The Realized Pay Table below includes the salary paid in 2016, KEIP payouts for the 2016 performance period paid in 2017, the value of PSUs and MSUs for the 2014-2016 performance period that vested and were paid in shares of common stock in 2017, the value of RSUs that vested in 2016, the gain on stock options exercised in 2016, and expatriate allowance, as applicable.

The Realized Pay Table differs substantially from the Summary Compensation Table on page 46 and is not a substitute for that table. The primary difference between the Realized Pay Table and the Summary Compensation Table is that the Realized Pay Table includes the payouts of PSUs and MSUs after a three-year performance period while the SEC's calculation of total compensation, as shown in the Summary Compensation table, includes several items that are driven by accounting assumptions. For example, SEC rules require that the grant date fair value of all equity awards (such as PSUs and MSUs) be reported in the Summary Compensation Table for the year in which they were granted. In some cases, the actual compensation realized by the named executive officers may be different than what is reported in the Summary Compensation Table and compensation reported may not be realized for a number of years, if at all. Furthermore, realized compensation for a named executive officer for any given year may be greater or less than the compensation reported in the Summary Compensation Table for that year depending on fluctuations in stock prices on the grant and vesting dates, differences in equity grant values from year to year and SEC reporting requirements.

Name	Salary	Bonus	KEIP Payout	Vested RSUs	PSU Payout	MSU Payout	Gain on Exercised Stock Options	Expatriate Allowance	Severance Payments	Total
Mr. Pertz	$520,313	$—	$600,286	$—	$—	$—	$—	$—	$—	$1,120,599
Mr. Beech	480,000	—	236,184	40,152	431,013	132,957	—	—	—	1,320,306
Mr. Domanico	267,898	—	204,700	—	—	—	—	—	—	472,598
Mr. Marshall	423,871	—	267,903	95,809	961,890	296,679	248,250	—	—	2,294,402
Mr. Zukerman	571,943	—	556,200	48,095	482,692	148,895	145,173	650,000	—	2,602,998
Mr. Schievelbein	283,333	—	272,933	—	5,170,991	3,190,343	—	—	2,580,000	11,497,600
Mr. Stoeckert	130,455	110,000	—	—	—	—	—	—	—	240,455
Mr. Dziedzic	431,250	—	307,050	165,734	831,686	413,857	1,326,477	—	1,035,000	4,511,054
(1)	Due to rounding, numbers may not add precisely to totals.

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The Brink’s Company

Grants of Plan-Based Awards

The following table presents information regarding grants of awards to the named executive officers during the year ended December 31, 2016 under the Key Employees’ Incentive Plan (“KEIP”) and 2013 Equity Incentive Plan.

Name	Award Type	Grant Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)(4)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards(5) ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Douglas A. Pertz	KEIP		487,793	650,391	1,040,626
	IM PSU	6/9/2016				13,750	27,501	55,002		791,479
	TSR PSU	6/9/2016				6,604	26,418	39,627		791,483
	RSU	6/9/2016							91,770	2,631,964
	RSU	6/9/2016							18,126	527,648
	OPTION	6/9/2016							400,000	2,366,667

Michael F. Beech	KEIP		156,000	312,000	624,000
	IM PSU	2/24/2016				3,679	7,359	14,718		206,273
	TSR PSU	2/24/2016				1,535	6,143	9,214		205,115
	RSU	2/24/2016							4,706	133,776

Ronald J. Domanico	KEIP		115,000	230,000	460,000
	IM PSU	7/14/2016				3,584	7,168	14,336		206,223
	TSR PSU	7/14/2016				1,732	6,930	10,395		206,237
	RSU	7/14/2016							4,714	137,476
	RSU	7/14/2016							17,439	499,976
	OPTION	7/14/2016							84,985	499,996

McAlister C. Marshall, II	KEIP		150,508	301,015	602,030
	IM PSU	2/24/2016				3,733	7,466	14,932		209,272
	TSR PSU	2/24/2016				1,558	6,232	9,348		208,086
	RSU	2/24/2016							4,775	135,738
	RSU	12/7/2016							5,073	199,978

Amit Zukerman	KEIP		270,000	540,000	1,080,000
	IM PSU	2/24/2016				2,676	5,352	10,704		150,017
	TSR PSU	2/24/2016				1,116	4,467	6,700		149,153
	RSU	2/24/2016							3,423	97,304
	RSU	7/28/2016							19,841	624,992
	OPTION	7/28/2016							95,907	624,994

Thomas C. Schievelbein(6)	KEIP		153,333	306,667	613,333
	IM PSU
	TSR PSU
	RSU

George I. Stoeckert(7)	KEIP
	IM PSU
	TSR PSU
	RSU
Joseph W. Dziedzic(8)	KEIP		172,500	345,000	690,000
	IM PSU	2/24/2016				7,358	14,717	29,434		412,518
	TSR PSU	2/24/2016				3,071	12,285	18,427		410,196
	RSU	2/24/2016							9,412	267,552
(1)	The Internal Metric PSUs and TSR PSUs granted to Messrs. Beech, Dziedzic, Marshall and Zukerman as applicable, were granted on February 24, 2016 under the 2013 Equity Incentive Plan (see “Equity Award Grants” below). Internal Metric PSUs and TSR PSUs granted to Messrs. Pertz and Domanico were granted in connection with their appointments to their respective roles under the 2013 Equity Incentive Plan.

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EXECUTIVE COMPENSATION TABLES

(2)	Amounts in this column represent annual incentive targets under the KEIP for 2016 to be paid in 2017. KEIP payouts can range from 0% to 200% of target, subject to a limit of 200% of base salary; however, Mr. Pertz’s annual incentive for 2016 was subject to a payout between 75% and 200% of the target amount. Actual payouts under the KEIP are included in the “non-equity incentive plan compensation” column of the Summary Compensation Table on page 46.
(3)	Amounts in this column represent Relative Total Shareholder Return PSUs awarded for the 2016-2018 performance measurement period. In 2018, the Compensation Committee will determine the PSU payout based on the Company's Relative Total Shareholder Return (“TSR”) compared to a selected peer group, multiplied by the number of target units. The number of TSR PSUs ultimately paid can range from 0% to 150% of the PSUs awarded. There is no minimum number of shares that will be paid under the these awards. Because payment will be made in shares of Brink's Common Stock, the actual value of the earned awards is based on the price of Brink's Common Stock at the time of payment.
(4)	Amounts in this column represent Internal Metric PSUs awarded for the 2016-2017 performance measurement period. The Compensation Committee will determine the performance of the Company against pre-established goals to determine payout of PSU awards, if any, in 2018. The number of PSUs ultimately paid can range from 0% to 200% of the PSUs awarded. There is no minimum number of shares that will be paid under the PSU awards. Because payment will be made in shares of Brink’s Common Stock, the actual value of the earned awards is based on the price of Brink’s Common Stock at the time of payment.
(5)	For the Relative TSR PSUs, the grant date fair value was computed in accordance with FASB ASC Topic 718 based on a Monte Carlo simulation model. Under that model, these awards had grant date fair values of $33.39 (February 24, 2016 grant date), $29.96 (June 9, 2016 grant date) and $29.76 (July 14, 2016 grant date) per share. For Internal Metric PSU awards and RSU awards, the grant date fair value was computed in accordance with FASB ASC Topic 718 based on the stock price at the grant date and discounted because units do not receive or accrue dividends during the vesting period. Prices of $28.03 (February 24, 2016 grant date), $28.78 (June 9, 2016 grant date) and $28.77 (July 14, 2016 grant date) were used to value the Internal Metric PSU awards. The stock price at the grant date was based on the closing price per share of Brink’s Common Stock on the grant date, as reported on the New York Stock Exchange, as adjusted for the value of dividends, which are not paid during the vesting periods. Accordingly, for the 2016 awards, stock prices of approximately $28.43 (February 24, 2016 grant date), $29.11 (June 9, 2016 grant date), $29.16 (July 14, 2016 grant date) and $39.42 (December 7, 2016 grant date) per share were used to value the RSU awards that vest at the end of a three-year service period. For the Stock Option awards, the grant date fair value was computed in accordance with FASB ASC Topic 718 based on a Monte Carlo simulation model. The weighted average fair values for the Stock Options were $5.92 (June 9, 2016 grant date), $5.88 (July 14, 2016 grant date) and $6.52 (July 28, 2016 grant date).
(6)	Mr. Schievelbein did not receive any long-term incentive awards under the 2013 Equity Incentive Plan in 2016.
(7)	The terms of Mr. Stoeckert’s compensation as interim Chief Executive Officer did not include an annual incentive award under the KEIP or long-term incentive awards under the 2013 Equity Incentive Plan.
(8)	Mr. Dziedzic received awards of long-term incentive awards under the 2013 Equity Incentive Plan in February 2016, but in accordance with the terms of the Severance Plan these awards were forfeited upon his departure from the Company in September 2016, with the exception of any awards that would vest within the period ending on the first anniversary of the date of his termination. See “Termination Payments” on page 69.

Equity Award Grants

2013 Equity Incentive Plan

The 2013 Equity Incentive Plan, which was approved by the Company’s shareholders in May 2013, is designed to provide an additional incentive for the officers and employees who are key to the Company’s success. The 2013 Equity Incentive Plan is the successor plan to the 2005 Equity Incentive Plan, under which equity awards were made from 2005 through November 2012. The Compensation Committee administers the 2013 Equity Incentive Plan, is authorized to select key employees of the Company and its subsidiaries to participate in the 2013 Equity Incentive Plan and has the sole discretion to grant eligible participants equity awards, including options, stock appreciation rights, restricted stock, performance stock, restricted stock units, performance stock units, other stock-based awards, cash awards, or any combination thereof.

The exercise price of any stock option, the grant price of any stock appreciation right, and the purchase price of any security that may be purchased under any other stock-based award may not be less than 100% of the fair market value of the stock or other security on the date of the grant of the option, right or award. Under the 2013 Equity Incentive Plan, determinations of the fair market value of shares of Brink’s Common Stock are based on the closing price on the grant date and determinations of fair market value with respect to other instruments are made in accordance with methods or procedures established by the Compensation Committee.

PSU and MSU awards granted under the 2013 Equity Incentive Plan have specific terms and conditions approved by the Compensation Committee. In general, PSUs and MSUs are canceled following termination of employment. Upon termination of employment by reason of the holder’s retirement or permanent and total disability, PSUs and MSUs remain outstanding and continue to vest in accordance with their terms. In the event of the holder’s death while employed, the holder’s beneficiary will be entitled to receive a pro-rata portion

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The Brink’s Company

of the number of shares that would have been payable under PSU and MSU awards notwithstanding the holder’s death, based on the number of days in the performance period that elapsed prior to termination. The vesting of MSU awards will accelerate only upon certain terminations of employment following a change in control. For a description of the treatment of PSU awards upon change in control, see page 40.

For a discussion of the principles applied in administering the 2013 Equity Incentive Plan, see “Compensation Discussion and Analysis—2015 Compensation Decisions by Component—Long-Term Incentive Compensation—Equity Awards under the 2013 Equity Incentive Plan” beginning on page 38.

2016 Performance Share Unit Awards

In 2016, named executive officers received awards of both Internal Metric PSUs and Relative TSR PSUs, which are reported as equity incentive plan awards in the Grants of Plan-Based Awards. The grant date fair value of the Internal Metric PSUs was determined using the closing price of Brink’s stock on the respective grant dates, discounted for the value of dividends not received during the vesting period. These awards will be settled in shares of Brink’s Common Stock based on the number of Internal Metric PSU awards originally granted multiplied by the performance achievement percentage of the pre-established non-GAAP operating profit performance goal. Failure to achieve the pre-established minimum threshold financial goal would result in no payout being made under these awards. A payout for performance less than target may be made provided that a significant portion of the performance target was achieved. As a result, the payout percentage of Internal Metric PSU awards ranges from 0% to 200%, based on performance against the pre-established goals.

Relative TSR PSUs have a market condition, as defined under ASC Topic 718, in addition to their performance condition. Accordingly, the grant date fair value of these awards was determined using a Monte Carlo simulation model. These awards will be settled in shares of Brink’s Common Stock based on the number of Relative TSR PSU awards originally granted multiplied by the performance achievement percentage of the relative TSR goal versus the S&P Small Cap 600 companies with foreign revenues that exceed 50% of total revenues. Failure to achieve the pre-established minimum threshold relative TSR goal would result in no payout being made under the PSU awards. A payout for performance less than target may be made provided that a significant portion of the Relative TSR performance target was achieved. As a result, the payout percentage of Relative TSR PSU awards ranges from 0% to 150%, based on performance against the pre-established relative TSR among the peer group companies.

Performance Based Stock Options

The performance-based stock options awarded to Messrs. Pertz, Domanico and Zukerman are described under “Transition Compensation” on page 40-42. Upon a change in control, the price targets applicable to these awards shall cease to apply. In addition, if the awards do not remain outstanding or the successor company does not assume the award or provide a substitute, then the price targets shall be deemed achieved and the awards shall vest in full upon change in control. In the event of termination following change in control (other than termination by the company for cause or by the employee without good reason), then the award will vest in full without regard to the price targets. In the event of termination (other than termination by the company for cause or by the employee without good reason) during the three month period prior to a change in control, then the award will vest in full without regard to the price targets. In addition, any holding conditions that apply to Mr. Pertz or Domanico will cease upon a change in control.

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EXECUTIVE COMPENSATION TABLES

Outstanding Equity Awards at Fiscal Year-End

The following table presents information concerning the number and value of all unexercised stock options, restricted stock units, performance share units and market share units for the named executive officers outstanding as of December 31, 2016.

		Option Awards				Stock Awards
Name	Award Type	Number of Securities Underlying Unexercised Options(1) (#)Exercisable	Number of Securities Underlying Unexercised Options (#)Unexercisable	Option Exercise Price(2) ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(3) (#)	Market Value of Shares or Units of Stock That Have Not Vested(4) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested(5)
Douglas A. Pertz
6/9/2016	OPTION		400,000	29.87	6/9/2022
6/9/2016	PSU							27,501	1,134,416
6/9/2016	PSU							26,418	1,089,743
6/9/2016	RSU					18,126	747,698
6/9/2016	RSU					91,770	3,785,513

Michael F. Beech
7/7/2011	OPTION	3,400		31.47	7/7/2017
7/11/2012	OPTION	7,922		22.57	7/11/2018
2/20/2014	RSU					673	27,761
2/20/2014	MSU							2,025	83,531
2/20/2014	PSU							4,070	167,888
2/20/2015	MSU							9,055	373,519
2/20/2015	PSU							9,493	391,586
2/24/2016	RSU					4706	194,123
2/24/2016	PSU							7,359	303,559
2/24/2016	PSU							6,143	253,399

Ronald J. Domanico
07/14/2016	OPTION		84,985	29.86	7/14/2022
07/14/2016	PSU							7,168	295,680
07/14/2016	PSU							6,930	285,863
07/14/2016	RSU					4,714	194,453
07/14/2016	RSU					17,439	719,359

McAlister C. Marshall, II
7/7/2011	OPTION	18,700		31.47	7/7/2017
7/11/2012	OPTION	29,942		22.57	7/11/2018
2/20/2014	RSU					1,502	61,958
2/20/2014	MSU							4,519	186,409
2/20/2014	PSU							9,083	374,674
2/20/2015	MSU							9,187	378,964
2/20/2015	PSU							9,631	397,279
02/24/2016	PSU							7,466	307,973
02/24/2016	PSU							6,232	257,070
02/24/2016	RSU					4,775	196,969
12/07/2016	RSU					5,073	209,261

Amit Zukerman
2/20/2014	RSU					753	31,061
2/20/2014	MSU							2,268	93,555
2/20/2014	PSU							4,558	188,018
2/20/2015	MSU							6,586	271,673
2/20/2015	PSU							6,904	284,790
02/24/2016	PSU							5,352	220,770
02/24/2016	PSU							4,467	184,264
02/24/2016	RSU					3,423	141,199
07/28/2016	OPTION		95,907	32.69	7/28/2022
07/28/2016	RSU					19,841	818,441

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		Option Awards				Stock Awards
Name	Award Type	Number of Securities Underlying Unexercised Options(1) (#)Exercisable	Number of Securities Underlying Unexercised Options (#)Unexercisable	Option Exercise Price(2) ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(3) (#)	Market Value of Shares or Units of Stock That Have Not Vested(4) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested(5)
Thomas C. Schievelbein
2/20/2014	MSU							48,591	2,004,379
2/20/2014	PSU							48,829	2,014,196
2/20/2015	MSU							49,391	2,037,379
2/20/2015	PSU							51,778	2,135,843

George I. Stoeckert(6)

Joseph W. Dziedzic
2/20/2014	RSU					2,597	107,126
2/20/2014	MSU							7,816	322,410
2/20/2014	PSU							15,707	647,914
2/24/2016	RSU					3,138	129,443
(1)	All of these options have become exercisable.
(2)	In accordance with the Company’s 2005 Equity Incentive Plan, for options granted before 2013, the exercise prices for the options were based on the average of the high and low per share quoted sale prices of Brink’s Common Stock on the date of the grant as reported on the New York Stock Exchange. In accordance with the Company’s 2013 Equity Incentive Plan, for options granted after 2012, the exercise prices for the options were based on the closing prices of Brink’s Common Stock on the date of grant as reported on the New York Stock Exchange.
(3)	Inducement RSUs awarded to Messrs. Pertz (in the amount of 91,770) and Domanico (in the amount of 17,439) and Promotion RSUs awarded to Mr. Zukerman (in the amount of 19,841) vest upon the third anniversary of the relevant grant date, subject to the Company realizing positive Non-GAAP income from continuing operations for the period beginning July 1, 2016 and ending June 30, 2017 (see Transition Compensation on page 40-42). The December 7, 2016 grant of RSUs to Mr. Marshall vests on the third anniversary of the grant date. All other RSUs vest as to one third of the total number of shares covered by such award on each of the first, second and third anniversaries of the date of grant.
(4)	Fair market value was based on the closing price of Brink’s Common Stock on December 30, 2016, as reported on the New York Stock Exchange.
(5)	PSUs become earned and payable on the date in the first half of the year three years following the date of grant on which the Compensation Committee determines the achievement of the performance goals for the applicable performance period. MSUs become earned and payable on the date in the first half of the year three years following the date of grant on which the Compensation Committee determines the increase, if any, in the market value of Brink’s Common Stock for the applicable performance period.
(6)	The terms of Mr. Stoeckert’s compensation as interim Chief Executive Officer did not include any equity awards.

Outstanding Equity Awards Table Narrative

The Compensation Committee approved terms and conditions for the MSUs awarded in 2014 and 2015 that provide for double trigger vesting of awards upon a change in control—which means that the vesting of these awards will accelerate only upon certain terminations of employment following a change in control. For PSUs awarded in 2014 and 2015, a change in control within the first twenty-four months of the performance period will result in conversion of the awards to time-based RSUs at target level that vest at the end of the performance period. The RSUs resulting from the conversion of PSUs will be subject to a double trigger for accelerated vesting. If a change in control occurs after the first twenty-four months of the PSU performance period, the Compensation Committee will assess performance against the pre-established goals (adjusted for the reduced duration of the performance period) and the PSUs will be converted to time based RSUs that vest at the end of the performance period for that number of shares of Brink’s Common Stock that is equal to the greater of the target number of PSUs or the number of PSUs that would have become payable based on the goals (as adjusted) achieved through the date of the change in control.

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EXECUTIVE COMPENSATION TABLES

Option Exercises and Stock Vested

The following table presents information concerning the exercise of all stock options and vesting of all stock awards for the named executive officers during the year ended December 31, 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Douglas A. Pertz	—	—	—	—
Michael F. Beech	—	—	10,790	317,376
Ronald J. Domanico	—	—	—	—
McAlister C. Marshall, II	25,000	248,250	27,160	798,918
Amit Zukerman	14,296	145,173	13,630	400,930
Thomas C. Schievelbein	206,625	2,740,600	159,145	4,682,046
George I. Stoeckert(1)	—	—	—	—
Joseph W. Dziedzic	122,029	1,326,477	46,970	1,381,633
(1)	The terms of Mr. Stoeckert’s compensation as interim Chief Executive Officer did not include stock option or other stock awards.

Pension Benefits

The Company provides retirement benefits to U.S. employees who worked for the Company or one of its participating subsidiaries before December 31, 2005 and who meet vesting and other minimum requirements. These benefits are provided through two plans: The Brink’s Company Pension-Retirement Plan (the pension-retirement plan), a qualified plan under the Internal Revenue Code, and The Brink’s Company Pension Equalization Plan (the equalization plan), a plan (not qualified under the Internal Revenue Code) under which the Company makes additional payments to a smaller group of employees so that the total amount to be received by each participant from both plans will be the same as he or she would have received under the pension-retirement plan in the absence of benefit limitations for tax qualified plans. (The pension-retirement plan and the equalization plan are referred to collectively in this proxy statement as the pension plans.) Mr. Marshall is the only named executive officer who is covered by these plans. Benefit accruals under both plans were frozen for all employees as of December 31, 2005 and no additional pension benefits have been earned since that date.

Mr. Zukerman participates in the Brink’s Switzerland Pension Plan, which is a contribution-based plan that covers all Switzerland-based employees, with a guarantee of minimum interest credit and fixed conversion rates at retirement. Mr. Zukerman is the only named executive officer who is covered by this plan.

The following table presents information as of December 31, 2016 concerning each defined benefit plan of the Company that provides for payments to be made to the named executive officers at, following or in connection with retirement. Mr. Marshall and Mr. Zukerman are the only named executive officers listed in the table below because they are the only named executive officers who participate in any pension plans.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year ($)
McAlister C. Marshall, II	Pension-Retirement Plan	5.601	106,929	—
	Equalization Plan	5.601	4,324	—
Amit Zukerman	Swiss Pension Plan	3.5	1,632,442
(1)	This column shows the present value of the accumulated benefit as of December 31, 2016. As of December 31, 2016, the related hypothetical accumulated benefit payable to Mr. Marshall’s beneficiary following death would have been $81,654 for the pension-retirement plan and $3,065 for the pension equalization plan.

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For purposes of computing the present value of the accrued benefit payable to Mr. Marshall, the Company used the following assumptions: (a) the retirement age is the earliest one (age 65) permitted under the pension plans without a reduction in the monthly benefit; (b) a 4.3% discount rate for the pension retirement plan measurement date of December 31, 2016; (c) a 4.0% discount rate for the equalization plan measurement date of December 31, 2016; (d) service accruals in the pension plans are frozen as of December 31, 2005; and (e) payments will be made on a straight-life monthly annuity basis. These assumptions are the same as are used to value the Company’s pension obligations in the financial statements as of December 31, 2016. For a full description of the assumptions used by the Company for financial reporting purposes, see Note 3 to the Company’s financial statements, which is included in its Annual Report on Form 10-K for the year ended December 31, 2016 and incorporated by reference into this proxy statement. In addition, the Company has assumed Mr. Marshall will attain the age of 65. For 2016, longevity was determined using the Mercer modified RP-2014 base mortality table and Mercer modified MP-2016 projection scale, with blue collar adjustments for pension-retirement plan calculations and white collar adjustments for annuity payment calculations for the equalization plan and the GATT 2003 mortality table for lump sum calculations for the equalization plan.

For purposes of computing the present value of the accrued benefit payable to Mr. Zukerman, the Company used the following assumptions: (a) the retirement age is the earliest one (age 65 for males) permitted under the pension plan; (b) a 0.7% discount rate for the pension plan measurement date of December 31, 2016 and (c) payments will be made on a straight-life monthly annuity basis. These assumptions are the same as are used to value the Company’s pension obligations in the financial statements as of December 31, 2016. In addition, the Company has assumed Mr. Zukerman will attain the age of 65; longevity is determined using the LPP/BVG2015-Generational mortality table for payment calculations.

Brink’s Switzerland Pension Plan

The Company maintains the Brink's Switzerland Pension Plan, which is a contribution based plan that covers all Switzerland employees, with a guarantee of a minimum interest credit and fixed conversion rates at retirement.

The amount financed for the benefit payable to an employee is based on a percentage of the insured salary and depends on the age attained of the member; 10% from age 25, 13% from age 35, 16% from age 45 and 20% from age 55. The financing is split between the employee (40% of total cost) and the employer (60% of total cost). The risk benefits are expressed as a percentage of the participant’s salary, which annual cost is also split between the employee (40% of total cost) and the employer (60% of total cost).

Subject to certain limitations, an employee who retires before he or she reaches age 65, provided he or she has reached the age of 58, may receive an annuity for life payable on a monthly basis beginning on his or her early retirement date at an annual rate not to exceed the maximum possible old-age savings tables which are based on a percentage of the participant’s salary.

The plan provides for payment options of an annuity for life or as a lump sum payment. Benefit elections must be made before retirement and are subject to certain requirements, such as spousal consent.

U.S. Pension-Retirement Plan

The Company maintains the pension-retirement plan, which is a defined benefit plan that covers, generally, full-time employees of the Company and participating subsidiaries as of and before December 31, 2005 who were not covered by a collective bargaining agreement. The Company has reserved the right to terminate or amend the pension-retirement plan at any time.

The amount of any benefit payable to a participant is based on the participant’s benefit accrual service and average salary (as these terms are defined in the pension-retirement plan). At June 1, 2003, Mr. Marshall had been credited under the pension-retirement plan with 2.930 years of benefit accrual service. Effective June 1, 2003, the Company amended the pension-retirement plan to provide a lower accrual rate for benefit accrual service earned after June 1, 2003. At December 31, 2005, Mr. Marshall had been credited under the pension-retirement plan, as amended June 1, 2003, with 2.671 additional years of benefit accrual service after June 1, 2003. Benefit accrual service is based on computation periods, which are defined as 12-month consecutive periods of active employment beginning on date of hire and continuing on each anniversary thereof. For the last benefit computation period, a participant receives a fraction of benefit accrual service, not

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greater than one, equal to monthly elapsed time in that period multiplied by 0.1203. Effective December 31, 2005, the Company amended the pension plans to cease benefit accrual service to the Company.

For purposes of calculating the portion of a participant’s benefit accrued before June 1, 2003, average salary means the average compensation received by a participant for any consecutive 36-month period, which results in the highest annual average for any such 36-month period. Effective June 1, 2003, the period for calculating average salary was changed from 36 to 60 consecutive months. The compensation used in calculating average salary includes salary and bonus, but excludes amounts attributable to stock options or the sale of shares acquired upon the exercise of such stock options, any Company matching contributions credited to the participant under the deferred compensation program, any payments payable under the MPIP and any special recognition bonus.

Subject to certain limitations, a participant who reaches age 65 may receive an annuity for life payable monthly beginning on his or her normal retirement date (as defined in the pension-retirement plan) at an annual rate equal to the sum of the following:

•	for the portion of the accrued benefit earned before June 1, 2003:
•	2.1% of average salary multiplied by the number of years of benefit accrual service completed as of May 31, 2003 with a maximum of 25 years; plus
•	1% of average salary multiplied by the number of years of benefit accrual service completed as of May 31, 2003 in excess of 25 years; less
•	0.55% of covered compensation base (the average of the social security wage base for the 35 years preceding retirement) multiplied by the number of years of benefit accrual service completed as of May 31, 2003; and
•	for the portion of the accrued benefit earned after May 31, 2003 and through December 31, 2005:
•	1.75% of average salary multiplied by the number of years of benefit accrual service completed after May 31, 2003 and through December 31, 2005 with a maximum of 25 years; plus

•	1% of average salary multiplied by the number of years of benefit accrual service completed after May 31, 2003 and through December 31, 2005 in excess of 25 years; less
•	0.55% of covered compensation base (the average of the social security wage base for the 35 years preceding retirement) multiplied by the number of years of benefit accrual service completed after May 31, 2003 and through December 31, 2005.

Subject to certain limitations, a participant who retires before he or she reaches age 65, provided he or she has completed 10 years of vesting service and reached age 55, may receive an annuity for life payable monthly beginning on his or her early retirement date (as defined in the pension-retirement plan) at an annual rate equal to the rate applicable to retirement on his or her normal retirement at age 65 reduced by 0.4167% for each month (the equivalent of 5% per year) by which his or her early retirement date precedes the normal retirement date.

The pension-retirement plan provides multiple payment options for participants. Participants may select a single life annuity for the life of the participant, joint and survivor annuities under which a participant’s surviving beneficiary may receive for his or her life 50%, 75% or 100% of the monthly benefit received by the participant, and period certain options under which a participant’s surviving beneficiary may receive payments for a fixed term of 5, 10, 15 or 20 years. If a joint and survivor annuity or a period certain option is selected, the amount of the retirement benefit is less than the amount payable under a single life annuity. Benefit elections must be made before retirement, and some options are subject to certain requirements, such as spousal consent.

Pension Equalization Plan

The Code limits the amount of pension benefits that may be paid under federal income tax qualified plans. As a result, the Board adopted the equalization plan under which the Company will make additional payments so that the total amount received by each person affected by the Code limitations is the same as

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would have otherwise been received under the pension-retirement plan. The Company has reserved the right to terminate or amend the equalization plan at any time.

Effective December 1, 1997, the equalization plan was amended to permit participants to receive the actuarial equivalent of their benefit under such plan in a lump sum upon retirement (subject to certain limitations on distribution imposed by Section 409A of the Code). In accordance with the equalization plan, the Company has contributed to a trust, established between the

Company and Wells Fargo Bank, N.A., amounts in cash to provide the benefits to which (1) participants under the equalization plan and (2) retirees covered under certain employment contracts are entitled under the terms of the equalization plan and such employment contracts. None of the named executive officers is covered by the contracts referred to in clause (2) above. The assets of the trust are subject to the claims of the Company’s general creditors in the event of the Company’s insolvency.

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EXECUTIVE COMPENSATION TABLES

Non-qualified Deferred Compensation

The following table presents information concerning the Company’s deferred compensation program, which provides for the deferral of compensation paid to or earned by the named executive officers on a basis that is not tax qualified (i.e., the Company is not entitled to take a tax deduction for the related expense until payments are actually made to the participants).

The information included in the table below reflects elective deferrals, Company matching contributions, dividends credited to the participants’ accounts during 2016, aggregate withdrawals and the aggregate balance of deferred compensation accounts at December 31, 2016. Because deferrals, along with any matching contributions, related to the KEIP are credited in the year after they are earned, these amounts differ from the KEIP payments in the Summary Compensation Table, which, for each year, reflect amounts earned in that year.

Mr. Schievelbein did not receive any compensation as a director of the Company, however, the table below includes amounts deferred in 2016 under the Plan for Deferral of Directors’ Fees as well as the aggregate account balance under that plan at December 31, 2016, both of which relate to compensation paid to Mr. Schievelbein when he served as an independent director of the Company. Mr. Zukerman was not eligible to participate in the deferred compensation program in 2016. Mr. Stoeckert did not participate in the deferred compensation program in 2016.

Name	Executive Contributions in Last Fiscal Year(1) ($)	Company Contributions in Last Fiscal Year(2) ($)	Aggregate Earnings in Last Fiscal Year(3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End(4) ($)
Douglas A. Pertz	53,188	53,188	6,897	—	113,273
Michael F. Beech	54,000	54,000	82,437	—	381,799
Ronald J. Domanico	27,552	27,552	3,536	—	58,640
McAlister C. Marshall, II	95,582	95,582	520,466	—	1,846,316
George I. Stoeckert	—	—	—	—	—
Thomas C. Schievelbein	207,105	204,583	589,411	2,277,955	2,574
Amit Zukerman	—	—	—	—	—
Joseph W. Dziedzic	292,531	128,656	676,492	—	2,574,350
(1)	Under the deferred compensation program, a participant is permitted to defer base salary, incentive amounts earned under the KEIP and amounts in excess of 401(k) limits as supplemental savings. The dollar value of deferred amounts is converted into notional investments in mutual funds, selected by the participant, or common stock units that represent an equivalent number of shares of Brink’s Common Stock in accordance with the formulas in the deferred compensation program. The following table sets forth the amount of salary and KEIP awards deferred in 2016 under the deferred compensation program by each of the named executive officers:
Name	Salary Deferred	Key Employees Incentive Plan Compensation Deferred(a)	Supplemental Savings Plan Deferred	Total
Mr. Pertz	$46,250	$—	$6,938	$53,188
Mr. Beech	48,000	—	6,000	54,000
Mr. Domanico	23,958	—	3,594	27,552
Mr. Marshall	42,387	47,889	5,306	95,582
Mr. Schievelbein	28,333	160,000	16,250	204,583
Mr. Dziedzic	86,250	201,205	5,031	292,486
(a)	The incentive compensation deferred in 2016 was earned by each named executive officer for 2015.

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(2)	Under the deferred compensation program, a participant also receives Company matching contributions with respect to salary and KEIP awards deferred and supplemental savings plan contributions, which amounts are converted into common stock units that represent an equivalent number of shares of Brink’s Common Stock in accordance with the formulas in the deferred compensation program. The following table sets forth the amount of Company matching contributions made in 2016 with respect to deferrals of salary and KEIP awards and supplemental savings plan contributions for each of the named executive officers:
Name	Salary Matching Contribution	KEIP Matching Contribution	Savings Plan Matching Contribution	Total(a)
Mr. Pertz	$46,250	$—	$6,938	$53,188
Mr. Beech	48,000	—	6,000	54,000
Mr. Domanico	23,958	—	3,594	27,552
Mr. Marshall	42,387	47,889	5,306	95,582
Mr. Schievelbein	28,333	160,000	16,250	204,583
Mr. Dziedzic	43,125	80,500	5,031	128,656
(a)	These amounts are included within “All Other Compensation” for 2016 in the Summary Compensation Table.
(3)	Under the deferred compensation program, dividends paid on Brink’s Common Stock for the common stock units in a participant’s account are deferred and converted into common stock units that represent an equivalent number of shares of Brink’s Common Stock in accordance with the formula in the deferred compensation program. The following table sets forth the aggregate amount of dividends paid on Brink’s Common Stock in 2016 for the common stock units in each named executive officer’s account:
Name	Dividends on Brink’s Common Stock(a)
Mr. Pertz	$171
Mr. Beech	2,269
Mr. Domanico	145
Mr. Marshall	15,889
Mr. Schievelbein	15,690
Mr. Dziedzic	20,080
(a)	These amounts are not included in the Summary Compensation Table, as they are not earned at a rate higher than dividends on Brink’s Common Stock.
(4)	The following table sets forth the composition of the aggregate balance of deferred compensation under the deferred compensation program as of December 31, 2016 for each of the named executive officers. It includes (a) the aggregate contributions made by each of the named executive officers, (b) the aggregate contributions made by the Company on behalf of each of the named executive officers, (c) dividends paid on Brink’s Common Stock for the common stock units in each named executive officer’s account and the change in market value of the common stock units based on the change in market value of Brink’s Common Stock or the change in value of notional investments in mutual funds, as appropriate; and (d) aggregate distributions to participants:
Name	Years of Participation	Aggregate Executive Contributions	Aggregate Company Contributions	Dividends and Changes in Market Value	Aggregate Distributions	Aggregate Balance(a)(b)
Mr. Pertz	0	$53,188	$53,188	$6,897	$—	$113,273
Mr. Beech	3	159,824	133,812	88,163	—	381,799
Mr. Domanico	0	27,552	27,552	3,536	—	58,640
Mr. Marshall	14	633,336	600,900	675,458	63,378	1,846,316
Mr. Schievelbein	4	801,805	799,283	656,186	2,257,274	—
Mr. Dziedzic	7	977,875	769,185	827,290	—	2,574,350
(a)	Represents value as of December 31, 2016.
(b)	Due to rounding, numbers may not add precisely to aggregate balances.

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(5)	For Mr. Schievelbein, includes deferrals under the deferred compensation program and the Plan for Deferral of Directors’ Fees as set forth below.
	Executive Contributions in Last Fiscal Year(a)	($) Company Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at last Fiscal Year End ($)
Key Employees' Deferred Compensation Program	204,583	204,583	589,060	2,257,274	—
Plan for Deferral of Directors' Fees	2,522	—	351	20,681	2,574
(a)	Includes dividend equivalent payments for outstanding Deferred Stock Units awarded when Mr. Schievelbein served as independent director of the Company, which were deferred in 2016 pursuant to the Plan for Deferral of Directors’ Fees (which is described on page 72).

Key Employees’ Deferred Compensation Program

Deferrals

The Company’s deferred compensation program is an unfunded plan that provides deferred compensation for a select group of the Company’s management, including the named executive officers. Under the deferred compensation program, a named executive officer is permitted to defer receipt of:

•	up to 90% of his or her cash incentive payments awarded under the KEIP;
•	up to 50% of his or her base salary; and
•	any or all amounts that are prevented from being deferred, and the related matching contribution, under the Company’s 401(k) Plan as a result of the limitations imposed by the Internal Revenue Code.

The Company provides matching contributions for deferred KEIP amounts (100% of the first 10% deferred) and deferred salary (100% of the first 10% deferred). An executive may elect to defer additional amounts under the supplemental savings plan after he or she meets the maximum permitted under the company’s 401(k) Plan. The company provides matching contributions to supplemental savings plan contributions. For 2016, matching contributions were equal to 100% of the first 1.5% of salary and KEIP deferrals less amounts deferred into the Company’s 401(k) Plan).

Amounts deferred are invested in mutual funds or converted to units that track Brink’s Common Stock, per the executive’s instructions at the time of annual enrollment. Matching contributions by the Company are made in the form of units of Brink’s Common Stock, which are subject to a five-year vesting period. The dollar values are converted in accordance with the formula in the deferred compensation program.

Dividends paid with respect to the common stock units in a participant’s account are converted to units that track Brink’s Common Stock.

Distributions

General. The deferred compensation program provides for distributions of one share of Brink’s Common Stock for each common stock unit in a participant’s account. Cash is paid for deferred compensation invested in mutual funds, and in lieu of the issuance of fractional shares of Brink’s Common Stock.

Termination Upon Death, Retirement, Disability or Change in Control. Upon the termination of participation as a result of death, retirement, total and permanent disability or termination for any reason within three years following a change in control, lump-sum distributions for all accrued units are made under the deferred compensation program six months after termination of employment. A participant may elect, however, to receive the shares in up to five equal annual installments beginning after the last day of the sixth month following the fifth anniversary of the date of termination.

Termination Other Than Upon Death, Retirement, Disability or Change in Control. In the event that a participant’s employment terminates for a reason not described above, the participant receives the contributions made by the participant, related dividends and changes in market value. The participant forfeits all common stock units attributable to matching contributions and related dividends for the year in which the termination occurs and the common stock units attributable to matching contributions and related dividends that are otherwise unvested. If a participant’s employment is terminated for “cause,” the participant forfeits all common stock units

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attributable to matching contributions and related dividends credited to the participant’s account under the program whether or not vested. A participant’s common stock units attributable to Company matching contributions and related dividends vest based on the number of months for which the participant has made salary, supplemental savings or KEIP deferral elections as follows:

Months of Participation	Vested Percentage
Less than 36 months	0%
At least 36 months but less than 48 months	50%
At least 48 months and less than 60 months	75%
60 months or more	100%

Messrs. Pertz, Domanico and Beech are 0% vested. Messrs. Marshall and Dziedzic are fully vested. Mr. Schievelbein was also fully vested pursuant to the terms of his Succession Agreement, which is described on page 69. Mr. Stoeckert did not participate in the program.

Lump-sum distributions are made at a date selected by the participant at least two years following the date of election or six months after termination of employment. A participant may elect, however, to receive the shares in up to five equal annual installments beginning on a date selected by the participant at least two years following the date of election.

Potential Payments Upon Termination or Change in Control

None of the Company’s named executive officers have employment agreements with the Company, however, each named executive officer is eligible to receive benefits and payments pursuant to the Company’s Severance Pay Plan and individual change in control agreements. Additional benefits under change in control agreements are triggered upon termination following change in control (“double trigger”). The tables on pages 64 and 68 show the estimated amount of incremental additional benefits and payments that would be paid to each of the named executive officers if their employment terminated on December 31, 2016 to the extent those benefits and payments exceed amounts that would be due to the named executive officers regardless of the reason for termination of employment, including:

•	for Mr. Marshall and Mr. Zukerman, the present value of their respective accumulated pension benefits, which appear in the Pension Benefits Table on page 55; and
•	for each named executive officer, the aggregate balance of non-qualified deferred compensation which appears in the Nonqualified Deferred Compensation Table on page 59, subject to vesting of Company matching contributions as described under “Key Employees’ Deferred Compensation Program—Distributions” beginning on page 61.

Because the named executive officers would be eligible to receive different benefits and payments depending on whether a change in control had occurred on December 31, 2016, information about the additional benefits and payments that would be paid to each named executive officer in connection with a termination of employment is presented in two tables: one without a change in control and one with a change in control. Following are descriptions of the types of benefits and payments that the named executive officers would be eligible to receive under various termination scenarios, key terms under the change in control agreements, and the categories of benefits and payments as reflected in the tables on pages 64 and 68. Neither the tables below, nor the descriptions accompanying them, include hypothetical benefits and payments to named executive officers under a retirement scenario because none of the named executive officers are eligible for retirement as of December 31, 2016 and are therefore not eligible for any additional benefits or payments under that scenario. In addition to the hypothetical payments upon various termination scenarios at December 31, 2016, disclosure is included on page 69 regarding:

•	the payments made under the terms of Mr. Schievelbein’s Succession Agreement in connection with his departure from the Company in May 2016; and
•	the payments made under the terms of Mr. Dzeidzic’s Separation Agreement in connection with his departure from the Company in September 2016 and in accordance with the Company’s Severance Plan.

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Severance Plan

Upon a qualifying termination, participants who are named executive officers will be eligible to receive the following benefits:

•	a lump sum payment equal to the sum of: (a) the executive’s annual base salary through the date of termination, (b) any bonus or incentive compensation approved but not paid, and (c) any accrued vacation pay, in each case to the extent not already paid or credited as of the date of termination;
•	a lump sum payment equal to the product of (a) one (one and a half (1.5) for the Chief Executive Officer), multiplied by (b) the sum of annual base salary and target annual incentive opportunity;
•	a prorated bonus for the year of termination, so long as the participant was employed by the company for at least six months of the performance year;
•	reimbursement payments for continued medical and dental benefit coverage until the earlier of 12 months (18 months for the Chief Executive Officer) following the date of termination and such time as the participant becomes eligible to receive medical and dental benefits under another employer-provided plan;
•	continued vesting of equity awards granted in connection with the Company’s ordinary LTI award grant cycle until the first anniversary of the participant’s date of termination; and
•	reasonable outplacement services during the period over which the health care benefits are provided.

In order to receive severance payments, the participant must execute a separation and release agreement that includes a release of claims in favor of the Company as well as confidentiality, non-solicitation and non-competition restrictions that remain in effect for a period of 12 months after termination of employment (18 months for the Chief Executive Officer).

The Committee may amend or terminate the Severance Plan at any time, but any action that would reduce the payments or benefits to participants, narrow the conditions for a qualifying termination, or otherwise reduce the protections provided to participants would not be effective until 12 months following approval by the Committee.

Hypothetical Post-Employment Payments and Benefits to Named Executive Officers Without a Change in Control

The table on page 64 provides information with respect to incremental additional hypothetical benefits and payments to the named executive officers as of December 31, 2016 under the Company’s policies and programs, assuming their employment was terminated without a change in control.

The amounts in the following tables are in the following categories:

•	Prorated Annual Bonus. Represents hypothetical payment of a prorated bonus for the year of termination, pursuant to the terms of the Severance Pay Plan.
•	Base Salary and Bonus. Represents hypothetical payment in the amount of the product of (a) one (or one and a half (1.5) for the Chief Executive Officer), multiplied by (b) the sum of annual base salary and target annual incentive opportunity, pursuant to the terms of the Severance Pay Plan.
•	Long-term Incentive. Includes the value at December 31, 2016 of unvested RSUs, unvested MSUs and unvested PSUs that would be payable in accordance with their terms or pursuant to the Severance Pay Plan.
•	Benefit Plans. Includes benefits under the Executive Salary Continuation Plan, which is described on page 42 as well as the value of short-term disability payments.
•	Outplacement Services and Other Benefits. Includes the estimated cost of outplacement services and medical benefit coverage pursuant to the Severance Pay Plan.
•	Notice Period Payments. Includes continuing salary and expatriate allowance payments during a three month period that begins when the Company provides notice of termination under certain circumstances as well as a pro-rated annual incentive payment for the three month period and the value of any equity awards that would vest during the three month period. The notice period and related payments are required under Switzerland law and apply only to Mr. Zukerman because he resides in Switzerland.

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		Termination for Cause	Voluntary Termination	Termination Without Cause or for Good Reason	Incapacity(1)	Death(2)
Douglas A. Pertz	Prorated Annual Bonus	$—	$—	$600,286	$—	$—
	Base Salary and Bonus	—	—	3,121,875
	Long Term Incentive(3)	—	—	5,982,659	8,814,224	7,361,111
	Benefit Plans	—	—	—	460,953	—
	Outplacement Services and Other Benefits	—	—	109,086	—	—
	Total	—	—	9,813,906	9,275,177	7,361,111
Michael F. Beech	Prorated Annual Bonus	—	—	236,184	—	—
	Base Salary and Bonus	—	—	792,000	—	—
	Long Term Incentive(3)	—	—	343,901	2,782,725	1,885,703
	Benefit Plans	—	—	—	250,330	1,287,562
	Outplacement Services and Other Benefits	—	—	71,256	—	—
	Total	—	—	1,443,341	3,033,055	3,173,265
Ronald J. Domanico	Prorated Annual Bonus	—	—	—	—	—
	Base Salary and Bonus	—	—	1,035,000	—	—
	Long Term Incentive(3)	—	—	1,171,182	1,910,919	1,530,717
	Benefit Plans	—	—	—	296,158	1,542,392
	Outplacement Services and Other Benefits	—	—	72,321	—	—
	Total	—	—	2,278,503	2,207,077	3,073,109
McAlister C. Marshall, II	Prorated Annual Bonus	—	—	267,903	—	—
	Base Salary and Bonus	—	—	764,115	—	—
	Long Term Incentive(3)	—	—	688,710	3,601,001	2,690,903
	Benefit Plans	—	—	—	236,497	1,129,299
	Outplacement Services and Other Benefits	—	—	72,724	—	—
	Total	—	—	1,793,452	3,837,498	3,820,202
Amit Zukerman	Prorated Annual Bonus	—	—	556,200	—	—
	Base Salary and Bonus	—	—	1,140,000	—	—
	Long Term Incentive(3)	—	—	1,413,686	3,261,191	2,608,781
	Benefit Plans	—	—		—	—
	Outplacement Services and Other Benefits	—	—	61,500	—	—
	Notice Period Payments	—	—	855,158	—	—
	Total	—	—	4,026,544	3,261,191	2,608,781
(1)	In the event of incapacity, short-term disability payments are payable by the Company for the first six months during the disability period. Such payments cover 100% of the executive’s base salary. The amounts represent the net present value of such disability payments as well as the Company’s continuation of Executive Salary Continuation Plan premiums during the disability period, discounted at 1.15%. Amounts under the Company’s long-term disability program are not included as they are provided on a broad basis to U.S. employees. Mr. Zukerman is not eligible to participate in these benefits. Mr. Pertz did not participate in the Executive Salary Continuation Plan in 2016.
(2)	Includes under “Benefit Plans” ten equal payments to the executive’s beneficiary or estate totaling three times the executive’s base salary under the Executive Salary Continuation Plan. These amounts represent the net present value discounted at 2.50%. Mr. Zukerman is not eligible for this benefit.
(3)	Unvested options are valued based on the difference between the closing price of Brink’s Common Stock at December 30, 2016 and the option’s exercise price. If the option’s exercise price is less than the December 30, 2016 price, no value is attributed to the unvested option. Unvested RSUs are valued based on the number of unvested units multiplied by the closing price of Brink’s Common Stock at December 30, 2016. Unvested MSUs and PSUs are valued in accordance with plan terms, based on the number of unvested units multiplied by the closing price of Brink’s Common Stock at December 30, 2016.

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EXECUTIVE COMPENSATION TABLES

Hypothetical Termination Benefits Following Termination Upon a Change in Control

Change in Control Agreements

The change in control agreements provide certain compensation and continued benefits in the event that a “change in control” occurs and the named executive officer remains employed by the Company or its successor for one year following the change in control. In addition, these agreements provide additional benefits and payments in the event that a change in control occurs and either the executive is terminated by the Company without “cause” or they resign for “good reason” within two years following a change in control. Each of the named executive officers is a party to a change in control agreement with the Company with principal terms as described below.

Change in Control Agreements—Definitions of Key Terms

The change in control agreements generally define “cause,” “change in control” and “good reason” as follows:

•	“cause” means embezzlement, theft or misappropriation of any property of the Company, the willful breach of any fiduciary duty to the Company, the willful failure or refusal to comply with laws or regulations applicable to the Company and its business or the policies of the Company governing the conduct of its employees, gross incompetence in the performance of job duties, commission of a felony or of any crime involving moral turpitude, fraud or misrepresentation, the failure to perform duties consistent with a commercially reasonable standard of care or any gross negligence or willful misconduct resulting in a loss to the Company.
•	a “change in control” generally will be deemed to have occurred:
•	upon any (1) combination of the Company in which the Company is not the surviving entity or (2) sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all the assets of the Company;
•	when any third-party becomes the beneficial owner of more than 20% of the total voting power of the Company; or
•	if at any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board cease for any reason to constitute at least a majority thereof, unless the election by the Company’s shareholders of certain new directors during such two-year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such two-year period.
•	“good reason” generally means:
•	material diminution in the named executive officer’s position, authority, duties or responsibilities;
•	material breach of or failure by the Company to comply with its obligations under the change in control agreement;
•	a change to the named executive officer’s work location that increases the distance of the executive’s commute by a pre-determined amount; or
•	the failure by the Company to require any successor entity to assume the applicable agreement and agree to perform the Company’s obligations under the applicable agreement;
•	provided, however, that good reason will cease to exist if the named executive officer has not terminated employment within two years following the initial occurrence of the event constituting good reason.

For Mr. Pertz, “good reason” means any of the following events that is not cured by the Company within 30 days after written notice thereof from Mr. Pertz to the Company, which written notice must be made within 90 days of the occurrence of the event:

•	without Mr. Pertz’s written consent, the assignment of duties materially inconsistent with his position, duties or responsibilities (including reduction of duties related to the Company’s as a public company, such that

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those duties no longer constitute a substantial portion of his duties) or any material diminution in position, authorities, duties or responsibilities;

•	removal from the Board (other than for Cause) or the failure to be renominated for election to be a member of the Board at the expiration of a term (excluding failure to be reelected to the Board by the shareholders);
•	without Mr. Pertz’s written consent, the Company’s requiring him to change his work location by a pre-determined amount;
•	a material reduction in annual base salary or target annual incentive opportunity (other than in connection with a reduction that applies to employees of the Company and its Subsidiaries generally); or
•	material breach of, or failure by the Company to comply with, the provisions of the Change in Control Agreement.

Change in Control Agreements—Benefits Following a Change in Control if Executive is not Terminated

Salary and Bonus. During the first two years of employment following a change in control, each executive who is a party to a change in control agreement will receive annual compensation at least equal to the sum of (1) a salary not less than the executive’s annualized salary in effect immediately before the change in control occurred, plus (2) a bonus not less than the amount of the executive’s average bonus award under the KEIP or any substitute or successor plan for the last three years preceding the date the change in control occurred. In the event the executive has not been employed with the Company for the last three years, the executive’s target bonus will be used for any partial or complete year as necessary to determine the three year average.

Incentive, Savings and Retirement Plans. During the executive’s continued employment, he or she is entitled to continue to participate in all available incentive and savings plans and programs offered by the Company.

Welfare Benefit Plans. During the executive’s continued employment, the executive and/or the executive’s family or beneficiary, as the case may be, is eligible to participate in and will receive all benefits under generally available welfare benefit plans and programs offered by the Company.

Change in Control Agreements—Termination Benefits Following a Change in Control

Termination for Good Reason or for Reasons Other Than for Cause, Death or Incapacity. Under this scenario:

•	The Company will make a lump sum cash payment to the executive consisting of the aggregate of the following amounts:
•	the sum of (1) the executive’s currently effective annual base salary through the date of termination to the extent not already paid, (2) any bonus or incentive compensation in respect of a completed performance period, but not paid as of the date of termination, (3) a portion of the executive’s average annual bonus awarded during the past three years pro-rated based on the number of days worked in the year of termination, and (4) any accrued vacation pay, in each case to the extent not already paid or credited (the sum of the amounts described in clauses (1) through (4) is referred to as the “Accrued Obligation Payment”); and
•	an amount equal to two times the sum of the executive’s annual base salary and average annual bonus awarded during the past three years The Company will provide the executive with outplacement services.
•	To the extent not already paid or provided, the Company will pay or provide any other amounts or benefits required to be paid or provided or that the executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company (such other amounts and benefits are referred to as the “Other Benefits”).
•	In the event the executive elects continued medical benefit coverage, the Company will reimburse him or her for a period of up to 18 months for premiums associated with such coverage in an amount equal to the premiums that the Company would have paid for such coverage had employment continued.

Termination for Death or Incapacity. If an executive’s employment is terminated by reason of the

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EXECUTIVE COMPENSATION TABLES

executive’s death or incapacity following the date of the change in control, the change in control agreement will terminate without further obligations to the executive’s legal representatives, other than for (1) the payment of the Accrued Obligation Payment and (2) the provision by the Company of death benefits or disability benefits, respectively, in accordance with the Company’s welfare benefit plans and programs applicable to full-time officers or employees of the Company as in effect on the date of the change in control or, if more favorable to the executive, at the executive’s deemed date of termination.

Termination for Cause. If the Company or its successor terminates an executive’s employment for cause following the date of the change in control, the change in control agreement will terminate without further obligations to the executive other than payment of (1) the executive’s currently effective annual base salary through the date of termination and (2) Other Benefits, in each case to the extent not already paid or credited.

Termination Other Than for Good Reason. If an executive voluntarily terminates employment following the date of the change in control, excluding a termination for good reason, the change in control agreement will terminate without further obligations to the executive, other than for the payment of the Accrued Obligation Payment (with the exception of any pro-rated bonus) and Other Benefits.

Excise Tax Cutback. If the amounts payable to an executive under the change in control agreement trigger payment of an excise tax, an accounting firm designated by the Company prior to the change in control will determine the after-tax benefit to the executive: (1) with the full payment of amounts due and payment by the executive of any resulting excise tax; and (2) after reducing the payment benefits to the extent necessary to avoid triggering the excise tax liability. The executive will be paid the amount that produces the greater after-tax benefit and any excise tax will be paid by the executive.

Hypothetical Post-Employment Payments and Benefits to Named Executive Officers Upon a Change in Control

The table on page 68 provides information with respect to the incremental additional benefits and payments to the named executive officers as of

December 31, 2016 under the scenarios covered by the change in control agreements described above and the Company’s policies and programs assuming their employment is terminated following a change in control.

The amounts in the tables are in the following categories:

•	Accrued Obligation Payment (as defined on page 66).
•	Base Salary and Bonus. Includes a payment equal to two times the executive’s annual base salary and average annual bonus awarded during the past three years.
•	Long-Term Incentive. Includes the value at December 31, 2016 of unvested options and unvested restricted stock units, unvested market share units and unvested performance share units that would be payable in accordance with their terms.
•	Benefit Plans. Includes benefits under the Executive Salary Continuation Plan, which is described on page 42 as well as the value of short-term and long-term disability payments.
•	Outplacement Services and Other Benefits. Includes the estimated cost of outplacement services for up to one year and, for named executive officers who have elected medical benefit coverage, continued medical benefit coverage for up to 18 months.
•	Notice Period Payments. Includes continuing salary and expatriate allowance payments during a three month period that begins when the Company provides notice of termination under certain circumstances as well as a pro-rated annual incentive payment for the three month period and the value of any equity awards that would vest during the three month period. The notice period and related payments are required under Switzerland law and apply only to Mr. Zukerman because he resides in Switzerland.

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		Termination for Cause	Voluntary Termination	Termination Without Cause or for Good Reason	Incapacity(1)	Death(2)
Douglas A. Pertz	Accrued Obligation Payment	$—	$—	$1,156,250	$1,156,250	$1,156,250
	Base Salary and Bonus	—	—	4,162,500	—	—
	Long Term Incentive(3)	—		11,418,310	11,418,310	11,418,310
	Benefit Plans	—	—	—	460,953	—
	Outplacement Services and Other Benefits	—	—	78,336	—	—
	Total	—	—	16,815,396	13,035,513	12,574,560
Michael F. Beech	Accrued Obligation Payment	—	—	290,707	290,707	290,707
	Base Salary and Bonus	—	—	1,541,414	—	—
	Long Term Incentive(3)	—	—	2,008,628	2,008,628	2,008,628
	Benefit Plans	—	—	—	250,330	1,287,562
	Outplacement Services and Other Benefits	—	—	76,134	—	—
	Total	—	—	3,916,833	2,549,665	3,586,897
Ronald J. Domanico	Accrued Obligation Payment	—	—	460,000	460,000	460,000
	Base Salary and Bonus	—	—	2,070,000	—	—
	Long Term Incentive(3)	—	—	2,491,919	2,491,919	2,491,919
	Benefit Plans	—	—	—	296,158	1,542,392
	Outplacement Services and Other Benefits	—	—	77,731	—	—
	Total	—	—	5,099,650	3,248,077	4,494,311
McAlister C. Marshall, II	Accrued Obligation Payment	—	—	439,665	439,665	439,665
	Base Salary and Bonus	—	—	1,805,530	—	—
	Long Term Incentive(3)	—	—	2,815,643	2,815,643	2,815,643
	Benefit Plans	—	—		236,497	1,129,299
	Outplacement Services and Other Benefits	—	—	78,336	—	—
	Total	—	—	5,139,174	3,491,805	4,384,607
Amit Zukerman	Accrued Obligation Payment	—	—	559,985	559,985	559,985
	Base Salary and Bonus	—	—	2,319,970	—	—
	Long Term Incentive(3)	—	—	3,283,589	3,283,589	3,283,589
	Benefit Plans	—	—	—	—	—
	Outplacement Services and Other Benefits	—	—	61,500	—	—
	Notice Period Payments	—	—	855,158	—	—
	Total	—	—	7,080,202	3,843,574	3,843,574
(1)	In the event of incapacity, short-term disability payments are payable by the Company for the first six months during the disability period. Such payments cover 100% of the executive’s base salary. The amounts represent the net present value of such disability payments as well as the Company’s continuation of Executive Salary Continuation Plan premiums during the disability period, discounted at 1.15%. Amounts under the Company’s long-term disability program are not included as they are provided on a broad basis to U.S. employees. Mr. Zukerman is not eligible to participate in these benefits. Mr. Pertz did not participate in the Executive Salary Continuation Plan in 2016.
(2)	Includes under “Benefit Plans” ten equal payments to the executive’s beneficiary or estate totaling three times the executive’s base salary under the Executive Salary Continuation Plan. These amounts represent the net present value discounted at 2.50%. Mr. Zukerman is not eligible for this benefit. Mr. Pertz did not participate in the Executive Salary Continuation Plan in 2016.
(3)	Unvested options are valued based on the difference between the closing price of Brink’s Common Stock at December 30, 2016 and the option’s exercise price. If the option’s exercise price is less than the December 31, 2016 price, no value is attributed to the unvested option. Unvested RSUs are valued based on the number of unvested units multiplied by the closing price of Brink’s Common Stock at December 30, 2016. Unvested MSUs and PSUs are valued in accordance with plan terms, based on the number of unvested units multiplied by the closing price of Brink’s Common Stock at December 30, 2016.

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EXECUTIVE COMPENSATION TABLES

Terms of Separation for Messrs. Schievelbein and Dziedzic

The Termination Payments Table below represents the payments made or projected to be made under the terms of separation for Mr. Schievelbein who stepped down in May 2016 and Mr. Dziedzic, who left the Company in September 2016. The following is a description of the categories of payments under the terms of their respective arrangements.

Mr. Schievelbein received:

•	a lump sum cash severance payment equal to the product of (i) 1.5 multiplied by (ii) his annual base salary and target annual incentive opportunity for 2016;
•	continued vesting of outstanding equity awards; stock options remain exercisable until the expiration of their original term;
•	2015 annual incentive payment and 2016 prorated annual incentive payment;
•	vesting of unvested amounts credited to him under the Company’s Deferred Compensation Plan, effective as of the termination date;
•	outplacement services; and
•	reimbursement of legal and advisor fees in connection with the Succession Agreement by and between the Company and Mr. Schievelbein.

In order to receive the compensation and benefits described above, Mr. Schievelbein executed a separation agreement containing a release of claims in favor of the Company and its affiliates and restrictive covenants regarding confidential information, noncompetition and nonsolicitation of customers and employees.

In accordance with the terms of the Severance Plan, Mr. Dziedzic received:

•	a lump sum cash severance payment equal to the product of (i) 1.0 multiplied by (ii) his annual base salary and target annual incentive opportunity for 2016;
•	prorated 2016 annual incentive payment;
•	reimbursement of premiums for continued medical and dental benefits;
•	outplacement services; and
•	continued vesting of outstanding equity awards through September 30 2017, with payout at the lower of target or actual performance.

In order to receive the compensation and benefits described above, Mr. Dziedzic executed a separation agreement containing a release of claims in favor of the Company and its affiliates and restrictive covenants regarding confidential information, noncompetition and nonsolicitation of customers and employees.

Mr. Dziedzic	Lump Sum Payment	$1,035,000
	Annual Incentive Payment	307,050
	Reimbursement of Medical and Dental Premiums(1)	18,989
	Outplacement Services	5,000
	Continued Vesting of Equity Awards(2)	1,545,711
Mr. Schievelbein	Lump Sum Payment	$2,580,000
	Annual Incentive Payment	272,933
	Continued Vesting of Equity Awards(3)	11,360,995
	Outplacement Services	5,000
	Crediting of Unvested Deferred Comp	119,116
	Legal Fees	7,616
(1)	Reflects the projected amount of reimbursement of premiums for continued medical and dental benefits for an 18 month period following termination.
(2)	Reflects the value of PSU, MSU and RSU awards that vested in February 2017 (based on the closing price on the settlement date).
(3)	Reflects the value of PSU and MSU awards that vested in February 2017 (based on the closing price on the settlement date) and the value of all other outstanding equity awards based on the closing price as of Mr. Schievelbein’s termination date.

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DIRECTOR COMPENSATION

In February 2016, the Board approved changes to director compensation that became effective in May 2016. These changes included the elimination of meeting fees and an increase in the annual retainer to replace the eliminated meeting fees, resulting in a slight decrease in the aggregate level of compensation for Brink’s directors.

The following table describes the key components of compensation under the compensation program for non-employee directors in effect from January 1 through May 3, 2016.

Compensation Element	2016 Value	Additional Information
Annual Retainer	$53,000	Paid in cash.
Meeting Fee	$1,750 per meeting	Paid in cash.
Special Services Fee	$1,750 per day	Paid in cash at the discretion of the Chairman of the Board.
Deferred Stock Units	$100,010
Annual grant of Deferred Stock Units (“DSUs”) approved by the Board. DSUs vest on the first anniversary of the grant date and, in general, will be forfeited if the director leaves before the DSUs vest. The DSUs will be settled in Brink’s Common Stock on a one-for-one basis on the first anniversary of the grant date.

Lead Director Fee	$25,000	Paid in cash to the Company’s Lead Director.
Committee Chair Fees	$12,000 $10,000	Paid in cash to the Chair of the Audit Committee ($12,000) and the Chairs of the Compensation, Corporate Governance, and Finance Committees ($10,000).
Audit and Ethics Committee Membership Fee	$5,000	Paid in cash to each member of the Audit Committee (including the Chair).

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DIRECTOR COMPENSATION

The following table describes the key components of compensation under the new director compensation program, in effect from May 4 through December 31, 2016.

Compensation Element	2016 Value	Additional Information
Annual Retainer	$80,000	Paid in cash.
Deferred Stock Units	$109,000
Annual grant of DSUs approved by the Board. DSUs vest on the first anniversary of the grant date and, in general, will be forfeited if the director leaves before the DSUs vest. The DSUs will be settled in Brink’s Common Stock on a one-for-one basis on the first anniversary of the grant date.

Non-Executive Chairman Fee	$110,000	50% paid in cash and 50% paid in Brink’s Common Stock to the Company’s Non-Executive Chairman.
Committee Chair Retainer	$20,000	Paid in cash to the Chair of the Audit Committee.
	$15,000	Paid in cash to the Chair of the Compensation Committee.
	$10,000	Paid in cash to the Chairs of the Corporate Governance and Finance Committees.
Non-Chair Committee Retainer	$10,000	Paid in cash to each non-Chair member of the Audit Committee.
	$7,500	Paid in cash to each non-Chair member of the Compensation Committee.
	$5,000	Paid in cash to each non-Chair member of the Corporate Governance and Finance Committees.

Non-Employee Directors’ Equity Plan

Under the terms of the Non-Employee Directors’ Equity Plan, the Board may grant non-employee directors equity awards, including options, stock appreciation rights, restricted stock, other stock-based awards or any combination thereof. The exercise price of any stock option, the grant price of any stock appreciation right, and the purchase price of any security that may be purchased under any other stock-based award may not be less than 100% of the fair market value of the stock or other security on the date of the grant of the option, right or award. Under the Non-Employee Directors’ Equity Plan, determinations of the fair market value of shares of Brink’s Common Stock are based on the average of the high and low quoted sales price on the grant date and determinations of fair market value with respect to other instruments are made in accordance with methods or procedures established by the Board.

In 2016, directors received grants of Deferred Stock Units (“DSUs”) that vest and will be settled in Brink’s Common stock on a one-for-one basis on the first anniversary of the grant date. In general, DSUs are forfeited if a director leaves before the vesting date.

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The Brink’s Company

Stock Ownership Guideline

Non-employee directors are required to meet a stock ownership guideline of five times the annual retainer. Until a director has met the ownership guideline, he or she must hold at least 50% of any profit shares acquired through a stock option exercise or stock grant vesting. The Corporate Governance Committee annually reviews directors’ compliance with the guideline. Shares counted towards the ownership guideline include Brink’s Common Stock, deferred stock units, shares of restricted stock, and unvested and vested restricted stock units, but not unexercised stock options.

Plan for Deferral of Directors’ Fees

Under the Plan for Deferral of Directors’ Fees (the “Deferral Plan”), a director may elect to defer receipt of his or her retainer, fees, and/or dividend equivalent payments to future years, into one or more investment options, in amounts between 10% and 100%. Distributions from a director’s account, which may be made before or after a director ceases to be a member of the Board, generally will be made in a single lump sum distribution; however, a director may elect, in accordance with the Deferral Plan, to receive a distribution in up to ten equal annual installments. Under the Deferral Plan, as amended in 2016, a director may also elect to defer equity awards, including DSUs and retainer fees elected to be paid in shares of Brink’s common stock. Distributions of deferred equity awards will be made in a single lump sum distribution of Brink’s Common Stock on a one-for-one basis. Directors may elect to have these deferred equity awards distributed on a specified date, or after their separation from service on the Board.

Business Travel Accident Insurance Plan

The Company provides directors with insurance benefits payable in the event of their death, dismemberment, loss of sight, speech, hearing or permanent and total disability if the loss occurs as a result of an accident while the director is traveling on Company business.

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DIRECTOR COMPENSATION

Director Compensation Table

The following table presents information relating to total compensation of the non-employee directors for the year ended December 31, 2016. The Director Compensation Table includes information for Mrs. Alewine, who retired from the Board on January 6, 2017, and for Messrs. Martin and Turner, who retired from the Board on January 3, 2016.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3) ($)	All Other Compensation(4) ($)	Total ($)
Betty C. Alewine	124,281	109,006	24,029	10,000	267,316
Paul G. Boynton	114,987	109,006	47	—	224,040
Ian D. Clough	101,853	109,006	—	—	210,859
Susan E. Docherty	108,282	109,006	—	—	217,288
Peter A. Feld	130,185	109,006	2,355	10,000	251,546
Reginald D. Hedgebeth	131,436	109,006	—	2,500	242,942
Michael J. Herling	137,426	145,180	21,199	10,000	313,805
Murray D. Martin	22,405	—	10,309	15,000	47,714
George I. Stoeckert	109,099	110,900	—	—	219,999
Ronald L. Turner	22,199	—	167	5,000	27,366
(1)	Represents fees earned before deferral of any amounts under the Plan for Deferral of Directors’ Fees and fees earned in cash, but elected to be paid in shares of the Company’s common stock.
(2)	Represents the grant date fair value in 2016 related to the allocation of Deferred Stock Units representing shares of Brink’s Common Stock to each non-employee director under the terms of the Company’s Non-Employee Directors’ Equity Plan and the grant date fair value of stock awards made to Mr. Herling as his compensation for service as Non-Executive Chairman of the Board. Messrs. Martin and Turner retired in January 2016 and did not receive stock awards in 2016.

The following table sets forth (a) the number of Deferred Stock Units granted to each non-employee director during the year ended December 31, 2016, (b) the aggregate grant date fair value of the Deferred Stock Units granted to each non-employee director during the year ended December 31, 2016 and (c) the aggregate number of Deferred Stock Units credited to each non-employee director as of December 31, 2016.

Name	Deferred Stock Units Granted in 2016	Grant Date Fair Value(a)	Total Deferred Stock Units Held
Mrs. Alewine	3,714	$109,006	20,335
Mr. Boynton	3,714	109,006	22,734
Mr. Clough	3,714	109,006	3,714
Ms. Docherty	3,714	109,006	3,714
Mr. Feld	3,714	109,006	3,714
Mr. Hedgebeth	3,714	109,006	13,795
Mr. Herling	3,714	109,006	25,253
Mr. Martin	—	—	3,050
Mr. Stoeckert	3,714	110,900	3,714
Mr. Turner	—	—	—
All Non-Employee Directors as a Group (10 persons)			100,023
(a)	The grant date fair value was computed in accordance with FASB ASC Topic 718 based on the average of the high and low per share quoted sale prices of Brink’s Common Stock, as reported on the New York Stock Exchange on May 6, 2016, the date of grant, for all directors except Mr. Stoeckert. The grant date fair value for Mr. Stoeckert’s award was based on the average high and low per share quoted sales prices of Brink’s common stock on the New York Stock Exchange on July 14, 2016, the date of grant.
(3)	Represents total interest on directors’ fees deferred under the Plan for Deferral of Directors’ Fees. Under the deferral plan, a director may elect to defer receipt of his or her fees to future years and to receive interest thereon, compounded quarterly, at the prime commercial lending rate of JPMorgan Chase, as of the end of the previous calendar quarter. Directors may also elect to have deferred fees notionally invested in one or more mutual funds (which mirror funds available under the Key Employees’ Deferred Compensation Plan). For a discussion of the material terms of the deferral plan, see “Plan for Deferral of Directors’ Fees” on page 72. There is no pension plan for the Board.
(4)	Reflects matching charitable awards made by Brink’s in 2016 as part of the Company’s matching gifts program (which is available to all employees and directors of the Company), in the amounts of 10,000 each for Mrs. Alewine and Messrs. Feld, Herling and Martin and $2,500 for Mr. Hedgebeth, as well as charitable awards in the amount of $5,000 in honor of each of Messrs. Martin and Turner following his retirement.

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Directors’ Stock Accumulation Plan

Prior to 2014, the Board granted awards of Directors’ Stock Accumulation Plan units (“DSAP Units”) under the Directors’ Stock Accumulation Plan, which expired by its terms on May 15, 2014. DSAP Units vested one year from their grant dates and are settled in Brink’s Common Stock on a one-for-one basis after a director’s separation from service on the Board.

The following table sets forth the aggregate number of DSAP Units held by each non-employee director as of December 31, 2016 based on previous grants under the Directors’ Stock Accumulation Plan. Ms. Docherty joined the Board in 2014, the year in which the Directors’ Stock Accumulation Plan expired, and Messrs. Clough, Feld and Stoeckert joined the Board in 2016, after the Plan expired; therefore they do not have any DSAP Units.

Name	Total DSAP Units Held
Mrs. Alewine	19,016
Mr. Boynton	4,453
Mr. Clough	—
Ms. Docherty	—
Mr. Feld	—
Mr. Hedgebeth	2,308
Mr. Herling	5,473
Mr. Stoeckert	—
All Non-Employee Directors as a Group (8 persons)	31,250

Non-Employee Directors’ Stock Option Plan

Prior to 2009, the Board granted awards of stock options under the Non-Employee Directors’ Stock Option Plan, which does not permit any grants to be made after May 11, 2008. As of December 31, 2016, one director then serving on the Board held options under this plan from previous awards:

Name	Total Options Held
Mrs. Alewine	7,349

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STOCK OWNERSHIP

Directors and Officers

The following table shows the beneficial ownership of our common shares as of January 13, 2017 by our directors, director nominees, executive officers named in the Summary Compensation Table, and all of our directors and executive officers as a group. Under applicable SEC rules, the definition of beneficial ownership for purposes of this table includes shares over which a person has sole or shared voting power, or sole or shared power to invest or dispose of the shares, whether or not a person has any economic interest in the shares, and also includes shares for which the person has the right to acquire beneficial ownership within 60 days of January 13, 2017. Except as otherwise indicated, a person has sole voting and investment power with respect to the shares of Brink’s Common Stock beneficially owned by that person.

Name of Individual or Identity of Group	Number of Shares Beneficially Owned(a)	Percent of Class*	Number of Other Units Owned(b)(c)
Mr. Beech	30,691	*	11,792
Mr. Boynton	4,453	*	22,734
Mr. Clough	733	*	3,714
Ms. Docherty	7,099	*	3,714
Mr. Domanico	18,316	*	23,574
Mr. Dziedzic	62,386	*	57,395
Mr. Feld(d)	4,578,930	9.1%	3,714
Mr. Hedgebeth	5,358	*	13,795
Mr. Herling	6,482	*	25,253
Mr. Marshall	116,556	*	52,335
Mr. Pertz	91,388	*	111,310
Mr. Schievelbein	250,717	*	0
Mr. Stoeckert	7,300	*	3,714
Mr. Zukerman	35,124	*	24,017
All directors and executive officers as a group (15 persons)	5,216,176	10.4%	373,368
*	Based on the number of shares outstanding as of March 2, 2017. Except as otherwise noted, the named individuals have sole voting and investment power with respect to such shares of Brink’s Common Stock. None of such individuals beneficially owns more than 1% of the outstanding Brink’s Common Stock, unless otherwise noted above.
(a)	Includes, for the following directors and executive officers, shares of Brink’s Common Stock that could be acquired within 60 days after January 13, 2017 (1) upon the exercise of options granted pursuant to the Company’s stock option plans, (2) for each executive officer, upon vesting of Restricted Stock Units awarded under the 2013 Equity Incentive Plan, (3) for certain named executive officers, upon vesting of outstanding PSUs and MSUs at target levels,and (4) for Messrs. Boynton, Hedgebeth and Herling upon settlement of units credited to his or her account under the Directors’ Stock Accumulation Plan, as follows:
Mr. Beech	19,659
Mr. Boynton	4,453
Mr. Clough	0
Ms. Docherty	0
Mr. Domanico	1,572
Mr. Dziedzic	29,258
Mr. Feld	0
Mr. Hedgebeth	2,308
Mr. Herling	5,473
Mr. Marshall	65,338
Mr. Pertz	6,042
Mr. Schievelbein	97,420
Mr. Stoeckert	0
Mr. Zukerman	8,720
All directors and executive officers as a group	240,886
(b)	Each non-employee director also holds units representing shares of Brink’s Common Stock that have been credited to his or her account on or prior to January 13, 2017, under the Non-Employee Directors’ Equity Plan (Deferred Stock Units), which will be settled in Brink’s Common Stock on a one-for-one basis six months after a director’s separation from service on the Board. These Deferred Stock Units are not included in the number of shares of Brink’s Common Stock beneficially owned by such persons. For additional information about the Deferred Stock Units, see “Director Compensation.”

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(c)	Each named executive officer other than Mr. Stoeckert also holds (i) units representing shares of Brink’s Common Stock that have been credited to his or her account on or prior to January 13, 2017, under the Key Employees’ Deferred Compensation Program (Deferred Compensation Units), which will be settled in Brink’s Common Stock on a one-for-one basis on a date selected by the individual at least two years following the date of election or six months after the individual’s separation from service, and (ii) Restricted Stock Units issued under the 2013 Equity Incentive Plan, which will be settled in Brink’s Common Stock on a one-for-one basis after a vesting period, as follows:
	Deferred Compensation Units	Restricted Stock Units	Total
Mr. Beech	6,413	5,379	11,792
Mr. Domanico	1,421	22,153	23,574
Mr. Dziedzic	51,660	5,735	57,395
Mr. Marshall	40,985	11,350	52,335
Mr. Pertz	1,414	109,896	111,310
Mr. Schievelbein	—	—	—
Mr. Zukerman	—	24,017	24,017

For additional information about the Deferred Compensation Units, see “Nonqualified Deferred Compensation” on page 59 and “Grants of Plan-Based Awards on page 50.”

(d)	Includes shares of Brink’s common stock owned directly by Starboard Value LP (“Starboard”) and related entities as set forth on Amendment No. 5 to a report on Schedule 13D filed with the SEC on July 25, 2016 by Starboard, stating that Mr. Feld had sole voting power over no shares of Brink’s Common Stock, shared voting power over 4,578,930 shares of Brink's Common Stock, sole dispositive power over no shares of Brink's Common Stock and shared dispositive power over 4,578,930 shares of Brink's Common Stock.

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STOCK OWNERSHIP

Certain Beneficial Owners

The following table sets forth the only persons known to the Company to be deemed beneficial owners of five percent or more of the outstanding Brink’s Common Stock as of the dates set forth in the footnotes to the table:

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class(a)
BlackRock, Inc.	5,109,784(b	)	10.15	%(b)
55 East 52nd Street
New York, NY 10055
The Vanguard Group	4,650,412(c	)	9.24	%(c)
100 Vanguard Boulevard
Malvern, PA 19355
T. Rowe Price Associates, Inc.	3,046,533(d	)	6.05	%(d)
100 E. Pratt Street
Baltimore, MD 21202
Starboard Value LP.	3,028,930(e	)	6.02	%(e)
777 Third Avenue, 18th Floor
New York, NY 10017
(a)	The ownership percentages set forth in this column are based on the assumption that each beneficial owner continued to own the number of shares reflected in the table on March 2, 2017.
(b)	Based solely on Amendment No. 6 to a report on Schedule 13G filed with the SEC on January 9, 2017 by BlackRock, Inc. (“BlackRock”), BlackRock had sole voting power over 5,012,237 shares of Brink’s Common Stock, shared voting power over no shares of Brink’s Common Stock, sole dispositive power over 5,109,784 shares of Brink’s Common Stock and shared dispositive power over no shares of Brink’s Common Stock.
(c)	Based solely on Amendment No. 4 to a report on Schedule 13G filed with the SEC on February 10, 2017 by The Vanguard Group (“Vanguard”), Vanguard had sole voting power over 89,217 shares of Brink’s Common Stock, shared voting power over 6,200 shares of Brink’s Common Stock, sole dispositive power over 4,557,295 shares of Brink’s Common Stock and shared dispositive power over 93,117 shares of Brink’s Common Stock.
(d)	Based solely on a report on Schedule 13G filed with the SEC on February 7, 2017 by T. Rowe Price Associates, Inc. (“Price Associates”), Price Associates had sole voting power over 447,154 shares of Brink’s Common Stock, shared voting power over no shares of Brink’s Common Stock, sole dispositive power over 3,046,533 shares of Brink’s Common Stock and shared dispositive power over no shares of Brink’s Common Stock.
(e)	Based solely on Amendment No. 7 to a report on Schedule 13D filed with the SEC on March 7, 2017, by Starboard, Starboard had sole voting power over 3,028,930 shares of Brink’s Common Stock, shared voting power over no shares of Brink’s Common Stock, sole dispositive power over 3,028,930 shares of Brink’s Common Stock and shared dispositive power over no shares of Brink’s Common Stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and any persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC and the New York Stock Exchange reports of ownership and changes in ownership of Brink’s Common Stock and other equity securities of the Company. Officers, directors and greater-than-10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such reports furnished to the Company or written representations that no other reports were required, the Company believes that, during 2016, its officers, directors and greater-than-10% beneficial owners timely filed all required reports.

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Equity Compensation Plan Information

The following table provides information, as of December 31, 2016, regarding shares that may be issued under equity compensation plans currently maintained by the Company.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	2,240,125	(1)	$30.07	(2)	2,229,485
Equity compensation plans not approved by security holders	—		—		—
Total	2,240,125		$30.07		2,229,485
(1)	Includes units credited under the Key Employees’ Deferred Compensation Program, the Directors’ Stock Accumulation Plan, the 2005 Equity Incentive Plan, the 2013 Equity Incentive Plan and the Non-Employee Directors’ Equity Plan. PSUs and MSUs credited after 2014 under the 2013 Equity Incentive Plan are included at target. PSUs and MSUs credited during 2014 under the 2013 Equity Incentive Plan are included at the amounts approved in February 2017. The number of shares to be paid, if any, following the conclusion of the applicable performance measurement period, will depend on the Company’s achievement of pre-established performance goals and the Company’s TSR relative to either the S&P 500 index or the Russell 2000 index (for the respective PSUs) as well as the price of Brink’s Common Stock (for the MSUs). See “Equity Awards under the 2013 Equity Incentive Plan” beginning on page 38.
(2)	Does not include awards described in footnote (1).

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The Brink’s Company

PROPOSAL NO. 4—APPROVAL OF THE EXECUTIVE INCENTIVE PLAN

On February 17, 2017, the Board approved the Executive Incentive Plan (the “EIP”). The EIP is an annual cash incentive plan for employees who have been designated as executive officers by the Compensation Committee of the Board of Directors (the “Compensation Committee”), Shareholders are being asked to approve the EIP so that the Company’s federal income tax deduction for compensation paid under the plan to certain executive officers will not be limited under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”).

Section 162(m) imposes an annual deduction limit of $1 million on the amount of compensation paid to each of the CEO and the three other highest compensated executive officers of the Company, not including the chief financial officer. The deduction limit does not apply to performance-based compensation that satisfies the requirements of Section 162(m). Incentive payments made under the EIP will be subject to limits based on our Non-GAAP Operating Profit (as reported in management’s discussion and analysis with respect to the Company’s consolidated financial statements as filed with the SEC for the applicable year), and are intended to qualify as performance-based compensation under Section 162(m). The requirements of Section 162(m) for performance-based compensation include, in addition to the performance-based limit and certain procedural requirements, shareholder approval of the material terms of the performance goals. If the shareholders do not approve the EIP, the plan will not go into effect. In that event, awards for executive officers will be made under the Brink’s Incentive Plan and may not be deductible pursuant to Section 162(m).

Set forth below is a summary of the EIP. The summary does not purport to be a complete description of all the provisions of the EIP. This description is qualified in its entirety by the terms of the EIP, which is attached to this proxy statement as Appendix B.

Purpose

The purpose of the EIP is to ensure that annual incentive compensation paid to executive officers is tied directly to the achievement of Company operating profit and is intended to qualify as performance-based compensation under Section 162(m) and be deductible by the Company.

Eligibility for Awards

The Committee may grant an award to an executive officer no later than the 90th day of each plan year and shall determine the amount to be paid if the award becomes payable and any other terms that the Committee may establish.

Determination of Awards and Payment Maximum

The Committee has the sole authority to determine the amount of an award, which represents a right to receive a stated percentage of Non-GAAP Operating Profit of the Company for the year (or a lesser amount as the Committee may determine). The maximum award that may be paid to the Chief Executive Officer is 1.5% of Non-GAAP Operating Profit for the plan year. The maximum award that may be paid to any other executive officer is 0.75% of Non-GAAP Operating Profit for the plan year. The Committee may exercise discretion to reduce but not increase the amount of any individual award.

Form and Payment of Awards

Awards may be paid in the form of cash, Company common stock or stock units or a combination thereof, as determined by the Committee and subject to any restrictions that the Committee may determine.

Awards may be paid any time after the end of the plan year, but not before the Committee receives a report from the Company’s independent auditors stating the amount of Non-GAAP Operating Profit for the plan year. Before paying any award, the Committee will determine the achievement of Non-GAAP Operating Profit for the year and the amount of awards to be paid.

No award may be paid for any plan year to any executive officer who is not employed with the Company through the end of the plan year. The Committee, however, may in its sole discretion pay all or part of an award to an executive officer whose employment is terminated for any reason unless payment of such award would result in a failure to qualify as performance-based compensation, in which case, the Committee will have no discretion.

Required Certifications

Before any incentive payment under the EIP is paid to a member of the Executive Group, the Compensation

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Committee must certify (i) the amount of Non-GAAP Operating Profit for the plan year, (ii) that the incentive payment to be paid does not exceed the applicable percentage of Non-GAAP Operating Profit set forth above and (iii) that any other material terms of the EIP for the payment of the incentive payment were satisfied.

Change in Control

In the event of a change in control of the Company during any plan year, the Committee may take any action that is consistent with the provisions of Section 162(m) as the Committee may determine is in the best interest of the Company.

Rights of Employees; Assignability; Recoupment Policy

The EIP does not confer upon any employee a right to continued employment or in any way affect any right or power of the Company to terminate the employment or service of any employee at any time. Rights under the EIP are not assignable. All payments made pursuant to the EIP will be subject to the terms and conditions of the Company’s compensation recoupment policy.

Administration

The Compensation Committee will be responsible for the administration of the EIP. If the standards or other criterion for an award for any year are affected by special factors, including but not limited to: (a) any merger, consolidation, sale of assets, reorganization, business combination or similar event involving the Company, (b) material changes in accounting policies or practices, (c) material acquisitions or dispositions of property, or (d) other unusual or unplanned items, which in the

Committee’s judgment should or should not be taken into account, in whole or in part, in the equitable administration of the EIP, the Committee shall, for purposes of the EIP, adjust such standards or other criterion for the plan year (and subsequent plan year, as appropriate) and make credits, payments and reductions accordingly under the EIP. Notwithstanding the foregoing, none of the foregoing adjustments shall be authorized or made if the existence or exercise of such authority with regard to Awards payable under the EIP would cause such Awards to otherwise fail to qualify as performance-based compensation.

Effectiveness; Amendment and Termination

If shareholder approval is obtained, the EIP will first be effective with respect to incentive payments to be made for the 2017 plan year. The EIP has no stated term. The Board may amend or terminate the EIP at any time, but no amendment or termination may serve to cancel any award previously made. In addition, no amendment or termination that changes the material terms of the EIP (including eligible employees or the definition of Non-GAAP Operating Profit upon which awards are initially denoted and may become payable), shall be effective unless approved by shareholders.

Awards

Awards under the EIP will be at the discretion of the Board and the Compensation Committee. For 2017, the Compensation Committee has approved annual incentive award targets for each in the named executive officer as well as Company performance metrics and targets. Payouts under these awards will be subject to the maximum levels established under the EIP.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE
SHAREHOLDERS VOTE FOR APPROVAL OF THE
EXECUTIVE INCENTIVE PLAN.

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The Brink’s Company

PROPOSAL NO. 5—APPROVAL OF THE 2017 EQUITY INCENTIVE PLAN

The Brink’s Company 2013 Equity Incentive Plan (the “2013 Equity Plan”) was approved by the shareholders at the 2013 annual meeting and has served as an important part of The Brink’s Company’s (the “Company”) overall compensation program. The 2013 Equity Plan enabled the Company to grant equity-based compensation awards designed to provide an additional incentive for the officers and employees who are key to the achievement of the Company’s long-term financial and strategic goals. As of February 28, 2017, there were 2,051,327 shares allocated for existing grants and 1,701,266 shares available for grant under the 2013 Equity Plan.

The Brink’s Company Non-Employee Directors’ Equity Plan (the “Director Equity Plan”) was approved by the shareholders at the 2008 annual meeting and has served as an important part of the Company’s overall compensation program for its non-employee directors. The Director Equity Plan enabled the Company to grant non-employee directors shares of common stock of the Company and other equity-based awards. As of February 28, 2017, there were 94,981 shares allocated for existing grants and 86,367 shares available for grant under the Director Equity Plan.

On February 17, 2017, the Board of Directors of the Company (the “Board”) approved, subject to shareholder approval, The Brink’s Company 2017 Equity Incentive Plan (the “2017 Equity Plan”). The 2017 Equity Plan, if approved by shareholders, will replace the 2013 Equity Plan and the Director Equity Plan (collectively, the “Prior Plans”). If the 2017 Equity Plan is approved by shareholders, no further grants of awards will be made under the Prior Plans. If shareholders do not approve the 2017 Equity Plan, the 2017 Equity Plan will not be effective and the 2013 Equity Plan and the Director Equity Plan will remain in effect in accordance with their terms.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL OF THE 2017 EQUITY INCENTIVE PLAN.

Following is a summary of the 2017 Equity Plan, which is attached to this proxy statement as Appendix C. This summary is qualified in its entirety by the complete text of the 2017 Equity Plan. To the extent the description below differs from the 2017 Equity Plan text in Appendix C, the text of the Plan governs.

Purpose of the 2017 Equity Plan

The purpose of the 2017 Equity Plan is to (i) motivate and reward individuals for the accomplishment of long-term financial goals intended to increase shareholder value, (ii) enhance retention of individuals who drive sustained performance, (iii) align management and shareholder interests by providing key employees with an opportunity to acquire an equity interest in the Company, (iv) attract and retain the services of experienced independent directors for the Company by encouraging them to acquire a proprietary interest in the Company in the form of shares of the Company’s common stock, and (v) act as the successor plan to both the 2013 Equity Plan and the Director Equity Plan.

The Company’s growth and continued use of equity-based compensation as a means of aligning director, officer and employee incentives has generated the need for additional shares for equity-based awards. The Company is recommending that shareholders approve the 2017 Equity Plan.

Historical Share Usage Rate. We will continue to manage the use of our equity incentives prudently to balance the benefits equity compensation brings to our compensation program with the dilution experienced by shareholders. As part of our analysis when considering the share reserve under the 2017 Equity Plan, we considered the average “share usage rate” under the Prior Plans,” calculated as the target number of shares subject to equity awards granted under the Prior Plans, divided by the basic weighted-average number of shares outstanding for that period. Our average share usage rate for the three years ending December 31, 2016 was 1.6%.

Fully-Diluted Overhang. Fully-diluted overhang is calculated as the sum of grants outstanding and shares available for future awards (numerator) divided by the sum of the numerator and basic common shares outstanding. The total potential fully-diluted overhang attributable to the equity program (including overhang due to grants outstanding and the requested 6,500,000 share reserve under the 2017 Equity Plan) if the 2017 Equity Incentive Plan is

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approved by shareholders is 14.8% (as of February 28, 2017). Our Board believes that the increase in shares of common stock available for issuance represents a reasonable amount of potential equity dilution given our strategic and long-term growth priorities.

Expected Duration. We expect that the share reserve under the 2017 Equity Plan, if this proposal is approved by our shareholders, will be sufficient for awards for the next five years. Expectations regarding future share usage could be impacted by a number of factors such as hiring and promotion activity at the executive level; the rate at which shares are returned to the 2017 Equity Plan reserve upon awards’ expiration, forfeiture or cash settlement; the future performance of our stock price; consequences of acquiring other companies; and other factors. While we believe that the assumptions we used are reasonable, future share usage may differ from current expectations.

Key Aspects of our 2017 Plan Designed to Protect Shareholders’ Interests

The 2017 Equity Plan includes a number of features designed to protect our shareholders’ interests, including:

•	Shareholder approval required for additional shares. The 2017 Plan authorizes a pool of 6,500,000 shares of our common stock. Shareholder approval will be required to issue any additional shares.
•	Fungible plan design . The 2017 Equity Plan uses a so-called “fungible” share pool. To determine the number of shares available under the 2017 Equity Plan, “full-value” awards (stock-based awards other than stock options and stock appreciation rights) will be counted against the authorized share pool at a higher rate than stock options (“Options”) and stock appreciation rights (“SARs”). We have adopted this plan design after consultation with advisors to determine what structure would best align the interests of the company and its shareholders. This plan structure offers the company flexibility in determining what types of equity awards are best suited for its needs within the overall authorized share pool. At the same time, this structure recognizes that certain types of awards may be more valuable than others. Under the fungible share pool, each share of our common stock issued pursuant to an

Option or SAR reduces the authorized share pool by one share, while each share of our common stock issued pursuant to a full-value award reduces the authorized share pool by 2 shares.

•	Prohibition on re-pricing. Under the 2017 Equity Plan, other than in connection with certain corporate events, the Compensation Committee and the Board may not take any action without shareholder approval that would directly or indirectly reduce the exercise price of any Option or SAR as established at the time of grant, including by repurchasing underwater or out-of-the-money Options or SARs for cash or issuing any replacement or substitute awards.
•	Double Trigger Vesting Following Change in Control. Under the 2017 Equity Plan, awards do not vest automatically upon a change in control. Rather, unless otherwise provided in an award agreement, following an employee participant’s termination within the two year period immediately following a change in control of the Company, all then outstanding awards shall become fully exercisable, shall vest and shall be settled and any restrictions shall lapse.
•	Awards subject to recoupment/clawback. Awards under the 2017 Equity Plan are subject to deductions and clawback as required under law, government regulation, stock exchange listing requirement or any policy adopted by the Company pursuant to any such law, government regulation or listing requirement including the Company’s Compensation Recoupment Policy).

Summary of the 2017 Equity Plan

Participants. Any employee of the Company or its affiliates, including any officer or employee-director, is eligible to receive awards under the 2017 Equity Plan (an “Employee Participant”). Directors who are not full-time or part-time officers or employees are also eligible to receive awards under the 2017 Plan (a “Director Participant”). Collectively, Employee Participants and Director Participants shall be referred to as a “participant” or “participants.” In addition, any holder of an outstanding equity based award issued by a company acquired by the Company may be granted a substitute award under the 2017 Equity Plan. The Company and its affiliates had approximately 60,700 employees as of December 31, 2016.

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PROPOSAL NO. 5—APPROVAL OF THE 2017 EQUITY INCENTIVE PLAN

Administration and Grants. The 2017 Equity Plan is administered by the Compensation Committee. The Compensation Committee has the sole discretion to grant to eligible participants one or more equity awards, including Options, SARs, restricted stock and restricted stock units, performance stock and performance units, “other stock based awards,” cash awards or any combination thereof. The Compensation Committee has the sole discretion to determine the number or amount of any award to be awarded to any participant. Notwithstanding the foregoing, the 2017 Equity Plan is administered by the Board with respect to Director Participants.

Maximum Awards. Under the 2017 Equity Plan, the number of shares available for issuance as of March 1, 2017 is 6,500,000 shares (the “Maximum Share Limit”), subject to adjustment by the Compensation Committee or Board for stock splits and other events as set forth in the 2017 Equity Plan and increased by the additional shares that again become available for grant as described below. Shares covered by Options and SARs granted under the 2017 Equity Plan will be counted against the Maximum Share Limit on a one-for-one basis. Shares covered by full-value awards granted under the 2017 Equity Plan, such as restricted stock, RSUs, and Performance Stock, will be counted against the Maximum Share Limit on a 2-for-one basis. Shares covered under awards granted under the Prior Plans after February 28, 2017, will reduce the Maximum Share Limit on a one-for-one basis or on a 2-for-one basis, as determined by the type of award granted under the applicable Prior Plan. The 2017 Equity Plan’s authorized shares will be increased for any shares subject to an outstanding award under the Prior Plans that after February 28, 2017 are forfeited, expire, or otherwise terminate without the issuance of such shares or are settled in cash or otherwise do not result in the issuance of the underlying shares. If an award granted under the 2017 Equity Plan is cancelled, forfeited, or settled in cash without the delivery of the full number of shares underlying such award, only the net number of shares actually delivered to the participant will be counted against the 2017 Equity Plan’s authorized shares. In the event an award granted under the 2017 Equity Plan or outstanding after February 28, 2017 under the Prior Plans is exercised, or withholding taxes paid, by the tender of shares or by the withholding of shares, then the shares so tendered or withheld shall again be available for grant under the 2017 Equity Plan. The foregoing addbacks will be on the same fungible ration basis as described above. Also, shares underlying awards issued in assumption of or substitution for awards issued by a company acquired by the Company will not reduce the number of shares remaining available for issuance under the 2017 Equity Plan. No participant may receive Options or SARs under the 2017 Equity Plan relating to more than 800,000 shares, subject to adjustment as noted above, in any calendar year. In addition, for awards subject to pre-established performance goals, no participant may receive full-value awards subject to a pre-established formula relating to more than 500,000 shares, subject to adjustment as noted above, in any calendar year. The number of shares that may be subject to ISOs granted under the 2017 Equity Plan is limited to no more than 5,000,000.

For any cash awards that are intended to constitute “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and are stated with reference to a specified dollar limit, the maximum amount that may be earned and become payable to any one participant with respect to any twelve-month performance period is $5,000,000 (pro-rated up or down for performance periods that are greater or lesser than twelve (12) months).

Grants, Generally. Except in the case of awards made through assumption of, or in substitution for, outstanding awards previously granted by an acquired company, the exercise price under any Option, the grant price of any SAR, and the purchase price of any security which may be purchased under any other stock-based award will not be less than 100% of the fair market value of the stock or other security on the date of the grant of the Option, right or award. The Compensation Committee or the Board will determine the times at which Options and other purchase rights may be exercised and the methods by which and the forms in which payment of the purchase price may be made. Under the 2017 Equity Plan, determinations of the fair market value of shares will be based on the closing price of the stock on the date in question or the last preceding date on which any reported sale occurred and determinations of fair market value with respect to other property will be made in accordance with methods or procedures established by the Compensation Committee or the Board. Awards, including Options, will be granted for no cash consideration or for such minimal cash consideration as may be required by applicable law. Except in the event of a change in control of the Company, no award granted to an Employee Participant will be exercisable before the expiration of one year from the date of

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grant. Additionally, except in the event of a change in control of the Company, no award granted to a Director Participant will be exercisable before the expiration of six months from the date of grant. Unless specifically provided to the contrary in any award agreement, upon an Employee Participant’s termination within the two year period immediately following a change in control of the Company, all awards will become fully exercisable, shall vest and shall be settled and any restrictions shall lapse.

No awards will be granted under the 2017 Equity Plan after the tenth anniversary of the effective date of the 2017 Equity Plan, however, any award granted before that date may extend beyond that date, unless otherwise expressly provided in the 2017 Equity Plan or an applicable award agreement.

Awards may provide that upon their exercise the holder will receive cash, stock, other securities or other awards or any combination thereof, as the Compensation Committee or the Board will determine. Any shares deliverable under the 2017 Equity Plan may consist in whole or in part of authorized and unissued shares or shares acquired by the Company.

Adjustments. If the Compensation Committee or the Board determines that a dividend or other distribution, recapitalization, stock split, or other corporate event or transaction affects the shares in such a way that an adjustment is appropriate to prevent dilution or enlargement of the benefits, or potential benefits, intended to be made available under the 2017 Equity Plan, the Compensation Committee or the Board shall adjust: (i) the number and type of shares (or other securities) which may be made the subject of awards, (ii) the number and type of shares (or other securities) subject to outstanding awards and any performance condition applicable to outstanding awards, and (iii) the grant, purchase or exercise price with respect to any award as the Compensation Committee or the Board determines to prevent any enlargement or dilution of the award. The Compensation Committee or the Board otherwise may not take any other action to directly or indirectly reduce, or have the effect of reducing, the exercise price of any Option or SAR as established at the time of grant, including by repurchasing underwater or out-of-the-money Options or issuing any replacement or substitute awards.

Amendment and Termination. The Compensation Committee or the Board may cancel any outstanding award under the 2017 Equity Plan in consideration of a cash payment or alternative award under the 2017 Equity Plan made to the holder of such canceled award equal in value to the fair market value of such canceled award, provided such award does not run afoul of the 2017 Equity Plan’s prohibition on repricing Options, SARs, or other Stock-Based Awards in the nature of purchase rights. The Board may amend, alter, discontinue or terminate the 2017 Equity Plan or any portion of the 2017 Equity Plan any time, provided that if such action would materially adversely affect the rights of a participant under any outstanding award, the consent of the affected participant must be obtained. Furthermore, shareholder approval must be obtained for any change that would increase the number of shares available for awards and may be required by New York Stock Exchange requirements or the Internal Revenue Code for certain other amendments.

Awards

Options and SARs. The term and purchase price of Options awarded under the 2017 Equity Plan will be determined by the Compensation Committee or the Board; provided, however, that the term will not exceed six years and the purchase price will be no less than the fair market value of a share on the date of grant of such Option, except in the case of substitute awards, granted in connection with an acquisition of or business combination with the Company. SARs may be granted to participants either alone or in addition to other awards granted under the 2017 Equity Plan. In the case of any SAR granted in tandem to any Option, the SAR will not be exercisable until the related Option is exercisable and will terminate when the related Option terminates. Any SAR granted alone will not have a term of greater than six years or, unless it is a substitute award, an exercise price of less than the fair market value of a share on the date of grant. If a participant ceases to be employed by the Company by reason of retirement or disability, each Option and SAR held by the participant will remain outstanding until its expiration date and become exercisable in accordance with its terms. If a participant’s employment is terminated by reason of the death of the participant or if the participant dies after retirement or disability each Option and SAR held by the participant will become fully exercisable upon the later of the time of the participant’s death or the one-year anniversary of the grant date and will remain outstanding until the earlier of three years after death or the expiration date. If an Employee Participant’s

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employment is terminated for any other reason, such participant will have 90 days after such termination (but not after the expiration date) to exercise each Option and SAR such participant holds to the extent such award was exercisable at termination. If a Director Participant’s employment is terminated for any other reason or such Director Participant ceases to serve as a member of the Board, such participant will have one year after such termination or cessation (but not after the expiration date) to exercise each Option and SAR such participant holds to the extent such award was exercisable at termination or cessation.

Restricted Stock and RSUs. Shares of restricted stock and RSUs will be subject to such restrictions as the Compensation Committee or the Board may impose and shall have a vesting period, for Employee Participants of not less than one year. Restrictions may lapse separately or in combination at the times the Compensation Committee or the Board deems appropriate. Awards of restricted stock and RSUs may be granted as “qualified performance based compensation” under Section 162(m) of the Internal Revenue Code. If a participant ceases to be employed by the Company by reason of retirement or disability, each restricted stock and performance unit award held by the participant will remain outstanding and any restrictions shall lapse in accordance with the terms of the award. If a participant’s employment is terminated by reason of the death of the participant, or if the participant dies after retirement or disability the restrictions on each restricted stock and RSU award held by the participant will lapse upon the later of the time of the participant’s death or the one year anniversary of the grant date. If a participant’s employment is terminated for any other reason, any restricted stock or RSU award held by the participant that remains subject to restrictions will be canceled at termination. A restricted stock or RSU award to a Director Participant will have a vesting period of at least six months.

Performance Stock and Performance Units. Shares of performance stock and performance units will be subject to such restrictions as the Compensation Committee or the Board may impose, and may lapse in whole or in part upon the achievement of such performance goals as the Compensation Committee or the Board establishes. Every award of performance units to a member of the Executive Group will, if the Compensation Committee intends that such award should constitute “qualified performance based compensation” under Section 162(m) of the Code, include pre-established performance goals and objective, nondiscretionary formulas for determining performance thereunder. “Executive Group” means every person who is expected by the Compensation Committee to be both (i) a “covered employee” as defined in Section 162(m) of the Code as of the end of the taxable year in which payment of the award may be deducted by the Company, and (ii) the recipient of compensation of more than $1,000,000 (as such number appearing in Section 162(m) of the Code may be adjusted by any subsequent legislation) for that taxable year. If a participant ceases to be employed by the Company by reason of retirement or disability, each performance stock and performance stock unit award held by the participant will remain outstanding and become exercisable in accordance with the terms of the award. If a participant’s employment is terminated by reason of the death of the participant which occurs prior to the expiration of any performance period applicable to a performance stock or performance unit award, the participant’s beneficiary will be entitled to receive following the expiration of such performance period, a pro-rata portion of the number of shares subject to such award which became payable and the remainder will be canceled. If a participant’s employment is terminated for any other reason prior to the expiration of the performance period, any performance stock or performance unit award held by the participant that remains subject to restrictions will be canceled at termination.

Other Stock-Based Awards. The Compensation Committee or the Board may grant to participants other awards (including, without limitation, rights to dividends, dividend equivalents and units under The Brink’s Company Director’s Stock Accumulation Plan, amended and restated as of July 12, 2012) that are denominated, payable in, based on or related to, shares. Dividend equivalents associated with a participant’s award will be subject to the same vesting requirements as the underlying award.

Cash Awards. The Compensation Committee or the Board may grant to participants awards payable in cash. Unless the Compensation Committee, the Board or award agreement provides otherwise, cash awards are vested and payable on the grant date. Shares under the 2017 Equity Plan also may be used to pay shares owed under any other bonus or compensation plan of the Company.

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Section 162(m) Awards. Awards (other than Options and SARs) to certain senior executives will, if the Compensation Committee intends any such award to qualify as “qualified performance-based compensation” under Section 162(m) of the Code, become earned and payable only if pre-established targets are achieved during a performance period or periods, as determined by the Compensation Committee. Performance measures may be determined by reference to the Company, any Subsidiary, any segment, line of business or selected business and/or any business unit of the Company or any Subsidiary, whether on a total or organic basis and based on or derived from: revenue (including Acceleration of Profitable Growth initiative, market share, revenue growth, growth rate, compound annual growth, revenue versus peer group and revenue per employee); market penetration; business retention; costs (including IT, fleet, fuel, maintenance, direct labor, total labor, SG&A, facilities, real estate, corporate expenses, bad debt, interest, taxes, depreciation, and amortization, whether on an absolute basis or as a percent of revenue); profit (including operating profit (“OP”), net income, operating income, EBIT, EBITA, EBITDA, free cash flow (before or after dividends), cash from operating activities, and for each of these profit measures, growth, growth rate, compound annual growth, or performance versus peer group); margin (including Close The Gap initiative, OP margin, gross margin, earnings per share, EBIT margin, EBITA margin, EBITDA margin, and for each of these margin measures, growth, growth rate, compound annual growth, or performance versus peer group); operating leverage; stock price (including absolute change, percent change, performance versus peer group, performance versus indices, dividends); total shareholder return; stockholder equity, total market capitalization, book value (on an absolute or per share basis), analyst coverage (sell-side or buy side); stock price multiple (whether on the basis of revenue, EBIT, EBITA or EBITDA); returns on equity, assets, net assets, capital, or invested capital; economic value added; capital (including working capital improvement, DSO, DPO, cash conversion, cash, debt, net debt, financial leverage, capital expenditures, lease financing, cost of capital, weighted average cost of capital, and for each of these capital measures absolute amounts, year-end amounts, growth, growth rate, compound annual growth, performance versus peer group, performance per employee); customer focus (including new customers, customer retention, satisfaction or service levels); employee safety; employee recruiting; employee retention; employee turnover, employee satisfaction; employee overtime; mergers and acquisitions; divestitures; geographic expansion; brand expansion; licensing; critical projects; critical processes; operational effectiveness; compliance; management of debt covenants, credit ratings, NYSE listing requirements, legacy liabilities, litigation, employment practices, employee benefits, and Sarbanes-Oxley and other regulatory compliance, whether or not determined in accordance with generally accepted accounting principles but, where applicable, as consistently applied by the Company and, as so determined by the Committee prior to the release or forfeiture of the Shares of Performance Stock or the expiration of the Award of Performance Units (as applicable), adjusted, to the extent permitted under Section 162(m) of the Code if the Committee intends the Award of Performance Stock or Performance Units to continue to constitute “qualified performance-based compensation” under Section 162(m) of the Code, to omit the effects of unusual or infrequently occurring events and transactions and extraordinary items, including but not limited to, the gain or loss on the disposal of a business segment, asset write-downs, significant litigation or claim judgments or settlements, acquisitions or divestitures, reorganization or change in the capital structure of the Company, foreign exchange gains and losses, a change in the fiscal year of the Company, business interruption events, unbudgeted capital expenditures, unrealized investment gains and losses, impairments, significant litigation or claim judgements or settlements, expenses directly levied on the business by government intervention, accruals for awards under the Plan and cumulative effects of changes in accounting principles. The Compensation Committee will, in its sole discretion, designate within the first ninety days of a performance period (or longer or shorter as allowed by Section 162(m) of the Code) the participants eligible to receive performance stock and performance units. Performance measures may be expressed on an absolute basis or on a relative basis against a peer group or an index. Following the completion of a performance period, the Compensation Committee shall review and certify whether, and to what extent, the performance goals for the performance period have been achieved. Such targets may be measured over such periods as the Compensation Committee will determine. Other than as described above, the Compensation Committee in

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its discretion may adjust the amount payable pursuant to an award under the 2017 Equity Plan that is intended to qualify as “qualified performance-based compensation” under Section 162(m) downward, but not upward. The Compensation Committee may not waive the achievement of performance goals related to an award except in the case of a participant’s death or disability or a change in control. Section 162(m) requires that the Compensation Committee certify in writing that performance goals were achieved before the payment of the “qualified performance-based compensation.”

Director Award Limit

For any awards to non-employee directors, other than to the director who serves as the Non-Executive Chairman of the Board, no director shall receive awards in any twelve month performance period that exceeds an aggregate fair market value of $450,000. No director who serves as the Non-Executive Chairman of the Board, shall receive awards in any twelve month performance period that exceed an aggregate fair market value of $650,000.

Clawback

Awards are subject to deductions and clawback as required to be made pursuant to applicable law, government regulation, stock exchange listing requirement or any policy adopted by the Company pursuant to any such law, government regulation or listing requirement (including the Company’s Compensation Recoupment Policy).

Tax Consequences of the 2017 Equity Plan

The following discussion is a brief summary of the principal United States Federal income tax consequences under current Federal income tax laws relating to awards under the 2017 Equity Plan. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign income and other tax consequences. Furthermore, tax laws may change, and actual tax consequences will depend on individual circumstances as well as state and local tax laws.

Non-Qualified Stock Options (NQSO). An optionee will not recognize any taxable income upon the grant of an NQSO and the Company will not be entitled to a tax deduction with respect to the grant of an NQSO. Upon exercise of an NQSO, the excess of the fair market value of the underlying shares on the exercise date over the Option exercise price will be taxable as compensation income to the optionee and will be subject to applicable withholding taxes. The Company will generally be entitled to a tax deduction at such time in the amount of such compensation income. The optionee’s tax basis for the shares received pursuant to the exercise of an NQSO will equal the sum of the compensation income recognized and the exercise price. In the event of a sale of shares received upon the exercise of an NQSO, any appreciation or depreciation after the exercise date generally will be taxed as capital gain or loss and will be long-term capital gain or loss if the holding period for such shares is more than one year.

Incentive Stock Options (ISO). An optionee will not recognize any taxable income at the time of grant or timely exercise of an ISO and the Company will not be entitled to a tax deduction with respect to such grant or exercise. The value of shares with respect to which ISOs are exercisable for the first time by an Employee Participant during any calendar year may not exceed $100,000, measured as of the date of grant. Exercise of an ISO may, however, give rise to taxable compensation income, and a tax deduction to the Company, if the ISO is not exercised on a timely basis (generally, while the optionee is employed by the Company or within 90 days after termination of employment, in which case there will be applicable withholding taxes on exercise, or if the optionee subsequently engages in a “disqualifying disposition,” as described below. Also, the excess of the fair market value of the underlying shares on the date of exercise over the exercise price will be an item of income for purposes of the optionee’s alternative minimum tax.

A sale or exchange by an optionee of shares acquired upon the exercise of an ISO more than one year after the transfer of the shares to such optionee and more than two years after the date of grant of the ISO will result in any difference between the net sale proceeds and the exercise price being treated as long-term capital gain (or loss) to the optionee. If such sale or exchange takes place within two years after the date of grant of the ISO or within one year from the date of transfer of the ISO shares to the optionee, such sale or exchange will generally constitute a “disqualifying disposition” of such shares that will have the following results: any excess of (i) the lesser of (a) the fair market value of the shares at the time of exercise of the ISO and (b) the amount realized on such disqualifying disposition of the shares over (ii) the Option exercise price of such shares, will be ordinary income to the optionee, subject to applicable withholding taxes, and the Company will be entitled to a tax deduction in the

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amount of such income. Any further gain or loss after the date of exercise generally will qualify as capital gain or loss and will not result in any deduction by the Company.

SARs. Generally, the recipient of a stand-alone SAR will not recognize taxable income at the time the stand-alone SAR is granted. If an employee receives the appreciation inherent in the SARs in stock, the spread between the then current market value and the grant price will be taxed as ordinary income to the employee at the time it is received. In general, there will be no federal income tax deduction allowed to the Company upon the grant or termination of SARs. However, upon the exercise of a SAR, the Company will be entitled to a deduction equal to the amount of ordinary income the recipient is required to recognize as a result of the exercise.

Restricted Stock. A grantee will not recognize any income upon the receipt of restricted stock unless the holder elects under Section 83(b) of the Code, within thirty days of such receipt, to recognize ordinary income in an amount equal to the fair market value of the restricted stock at the time of receipt, less any amount paid for the shares. If the election is made, the holder will not be allowed a deduction for amounts subsequently required to be returned to the Company, subject to applicable withholding taxes. If the election is not made, the holder will generally recognize ordinary income, subject to applicable withholding taxes, on the date that the restrictions to which the restricted stock is subject are removed, in an amount equal to the fair market value of such shares on such date, less any amount paid for the shares. At the time the holder recognizes ordinary income, the Company generally will be entitled to a deduction in the same amount.

Generally, upon a sale or other disposition of restricted stock with respect to which the holder has recognized ordinary income (i.e., a Section 83(b) election was previously made or the restrictions were previously removed), the holder will recognize capital gain or loss in an amount equal to the difference between the amount realized on such sale or other disposition and the holder’s basis in such shares. Such gain or loss will be long-term capital gain or loss if the holding period for such shares is more than one year. The holding period starts on the date of grant if a Section 83(b) election is made or when the restrictions are removed if no Section 83(b) election is made.

Restricted Stock Units and Performance Units. The grant of an award of RSUs or of performance units will not result in income for the grantee or in a tax deduction for the Company. Upon the settlement of such an award, the grantee will recognize ordinary income, subject to applicable withholding taxes, equal to the aggregate value of the payment received, and the Company generally will be entitled to a tax deduction in the same amount.

Cash Awards. A grantee will recognize ordinary income, subject to withholdings, upon any cash received upon payment of a cash award. The Company generally will be entitled to a deduction equal to the income the grantee recognizes.

Certain Tax Consequences to the Company. We intend that awards granted under the 2017 Equity Plan comply with, or otherwise be exempt from, Section 409A of the Code, but make no representation or warranty to that effect. As such, the Company, the Board and the Compensation Committee shall have no obligation to take any action to prevent the assessment of any excise tax or penalty on a participant under Section 409A of the Code and the Company, the Board and the Compensation Committee shall not be liable to any participant for such tax or penalty. In addition, under Section 162(m) of the Code, compensation in excess of $1,000,000 paid in any one year to a public corporation’s covered employees who are employed by the corporation at year-end will not be deductible for federal income tax purposes unless the compensation is considered “qualified performance-based compensation” under Section 162(m) of the Code (or another exemption is met). Covered employees include the Chief Executive Officer and our three other most highly compensated executive officers as of the last day of the taxable year other than our Chief Executive Officer or Chief Financial Officer. In general, one of the requirements that must be satisfied to qualify as performance-based compensation under Section 162(m) of the Code is that the material terms of the performance goals under which the compensation may be paid must be disclosed to and approved by a majority vote of our shareholders. Accordingly, shareholder approval of the 2017 Equity Plan is necessary for the 2017 Equity Plan to be able to provide awards that qualify as “qualified performance-based compensation” under Section 162(m) of the Code which may be exempt from the limits on tax deductibility imposed by Section 162(m) of the Code.

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The rules and regulations promulgated under Section 162(m) of the Code are complicated and subject to change from time to time, sometimes with retroactive effect. There can be no guarantee, therefore, that amounts potentially subject to the Section 162(m) limitations will be treated by the Internal Revenue Service as qualified performance-based compensation under Section 162(m) of the Code and/or deductible by the Company. Under the 2017 Equity Plan, Options and SARs granted with an exercise price or base price at least equal to 100 percent of fair market value of the underlying stock at the date of grant, and certain other awards which are conditioned upon achievement of performance goals may qualify as “qualified performance-based compensation.” A number of requirements must be met under Section 162(m) of the Code in order for particular compensation to so qualify for the exception such that there can be no assurance that “qualified performance-based compensation” under the 2017 Equity Plan will be fully deductible under all circumstances. In addition, other awards under the 2017 Equity Plan, such as non-performance-based restricted stock and restricted stock units, generally will not so qualify for the exception under Section 162(m) of the Code, so that compensation paid to certain Covered Employees in connection with such awards may, to the extent it and other compensation subject to Section 162(m) of the Code’s deductibility cap exceed $1 million in a given taxable year, not be deductible by the Company as a result of Section 162(m) of the Code. Compensation to certain employees resulting from vesting of awards in connection with a change in control or termination following a change in control also may be non-deductible under 280G and subject to additional excise taxes under Code Section 4999.

The 2017 Equity Plan is attached as Appendix C to this proxy statement.

New Plan Benefits

The benefits that will be awarded or paid under the 2017 Equity Plan are not currently determinable. Awards granted under the 2017 Equity Incentive Plan are within the discretion of the Compensation Committee or the Board and future awards and the individuals who may receive them have not been determined.

Burn Rate Table

The following table sets forth information relating to grants of time-vested full value awards and performance-based awards (Options and full-value shares) earned in 2014, 2015 and 2016:

Fiscal Year	Performance Stock Options Earned	Time-Vested Full-Value Awards Granted	Performance Shares Earned	Weighted-Average Common Shares Outstanding
2016	193,632	242,087	333,769	49,976,569
2015	0	166,098	368,212	49,312,292
2014	0	209,999	0	49,035,365

Overhang Information

The following table sets forth certain information as of February 28, 2017, unless otherwise noted, with respect to the Company’s existing equity compensation plans:

Stock options outstanding	978,525
Weighted-average exercise price of outstanding stock options	$36.93
Weighted-average remaining term of outstanding stock options	5.05 Years
Total full-value awards outstanding*	1,271,737
Basic common shares outstanding as of the record date (3/2/2017)	50,323,218
*	Includes time-vested restricted stock units (298,173), performance share units outstanding at target (746,653), vested and unvested deferred stock units (212,050) and vested units under the Director Stock Accumulation Plan (14,861)

THE BOARD OF DIRECTORS RECOMMENDS THAT THE
SHAREHOLDERS VOTE FOR APPROVAL OF THE
2017 EQUITY INCENTIVE PLAN.

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PROPOSAL NO. 6—APPROVAL OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has, subject to shareholder approval, selected Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017, and the Board recommends approval of such selection by the shareholders. The Audit Committee is directly responsible for the selection, evaluation, compensation (including negotiation of fees), retention and oversight of the Company’s independent registered public accounting firm. In order to assure the continued independence of the firm, the Audit Committee periodically considers whether there should be rotation of the independent registered public accounting firm. In addition, in conjunction with the mandated rotation of the firm’s lead engagement partner, the Audit Committee, led by its Chair, is directly involved in the selection of the new lead engagement partner.

Change in Auditor

After the conclusion of a competitive auditor selection process, on January 24, 2017, the Audit Committee approved the engagement of Deloitte to serve as the Company’s independent registered public accounting firm and notified KPMG that its dismissal would become effective upon the issuance by KPMG of its reports on the Company’s consolidated financial statements for the fiscal year ended December 31, 2016, and on the effectiveness of internal control over financial reporting as of December 31, 2016, which was included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

The dismissal of KPMG as the Company’s independent registered public accounting firm did not result from any dissatisfaction with the quality of professional services rendered by KPMG.

The audit reports of KPMG on the Company’s consolidated financial statements as of and for the years ended December 31, 2015 and 2014 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

The audit reports of KPMG on the effectiveness of internal control over financial reporting as of December 31, 2015 and 2014 did not contain any adverse opinion or disclaimer opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

During the Company’s two most recent fiscal years and in the subsequent interim period prior to January 24, 2017, there were no “disagreements” (as that term is described in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or “reportable events” (as that term is described in Item 304(a)(1)(v) of Regulation S-K) with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference to the subject matter of such disagreement in connection with its reports on the financial statements for such periods.

One or more representatives of Deloitte are expected to attend the annual meeting and will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions. Representatives of KPMG are not expected to attend the annual meeting.

Fees Paid to KPMG

The following table lists fees billed by KPMG for services rendered in fiscal years 2016 and 2015.

	2016	2015
	(In thousands)
Audit Fees	$5,729	$5,961
Audit-Related Fees	273	274
Tax Fees	768	879
All Other Fees	235	131
Total Fees	$7,005	$7,245

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Audit Fees are primarily for professional services provided in connection with the audit of the Company’s financial statements and review of quarterly consolidated financial statements (including the audit of the effectiveness of internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act of 2002) and audit services provided in connection with other statutory or regulatory filings.

Audit-Related Fees primarily include fees for assurance services that are reasonably related to the audit of the Company’s consolidated financial statements and for services in connection with audits of the Company’s pension and other employee benefit plans.

Tax Fees primarily include fees associated with tax compliance and tax advice, as well as domestic and international tax planning. This category also includes tax planning on mergers and acquisitions and restructurings, as well as other services related to tax disclosure and filing requirements.

All Other Fees are for services provided to the Company not otherwise included in the categories above.

Consideration of Auditor Independence

The Audit Committee has concluded that the provision of the non-audit services by KPMG was compatible with maintaining KPMG’s independence.

Procedures for Pre-Approval of Audit and Non-Audit Services

The Audit Committee has adopted written procedures for pre-approving audit and non-audit services provided by the independent registered public accounting firm. The pre-approved services are described in detail under three categories: audit and audit-related, tax services and agreed upon procedures. Requests for services are reviewed by the members of the Company’s Legal and Finance Departments to ensure that they satisfy the requirements of the pre-approval policy. The Audit Committee is provided a detailed update of these audit and non-audit engagements at each regular meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE
SHAREHOLDERS VOTE FOR APPROVAL OF THE SELECTION
OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM.

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AUDIT AND ETHICS COMMITTEE REPORT

In accordance with the Audit Committee Charter, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the integrity of the accounting, auditing and financial reporting practices of the Company. Each member of the Audit Committee is “independent” as required by the applicable listing standards of the NYSE and the rules of the SEC. During the fiscal year ended December 31, 2016, the Audit Committee met ten times, and the Audit Committee reviewed and discussed the financial information contained in the Company’s Annual Report on Form 10-K, interim financial information contained in the Company’s Quarterly Reports on Form 10-Q, and discussed press releases announcing earnings with the Company's Chief Financial Officer and the independent registered public accounting firm prior to public release.

The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management or the Company’s independent registered public accounting firm. The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. The Company’s management has primary responsibility for the financial statements and reporting process, including the Company’s internal control over financial reporting. The independent registered public accounting firm is responsible for performing an integrated audit of the Company’s financial statements and internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board.

In connection with the responsibilities set forth in its charter, the Audit Committee has:

•	reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2016 with management and KPMG, the Company’s independent auditors;
•	discussed with KPMG the matters required to be discussed by the Auditing Standard No. 16, Communications with Audit Committees, which superseded the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and
•	received the written disclosures and the letter from KPMG required by the applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the audit committee concerning independence, and has discussed with KPMG its independence.

The Audit Committee also considered, as it determined appropriate, tax matters and other areas of financial reporting and the audit process over which the Audit Committee has oversight.

Based on the Audit Committee’s review and discussions described above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 for filing with the SEC.

Reginald D. Hedgebeth, Chair
Paul G. Boynton
Ian D. Clough
Susan E. Docherty
George I. Stoeckert

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OTHER INFORMATION

Shareholder Proposals and Director Nominations

Under the regulations of the SEC, any shareholder desiring to submit a proposal pursuant to Rule 14a-8 of the Exchange Act to be acted upon at the 2017 annual meeting of shareholders must cause such proposal to be delivered, in proper form, to the Corporate Secretary at the address provided below under “Availability of Documents” no later than November 24, 2017, in order for the proposal to be considered for inclusion in the Company’s proxy statement for that meeting.

To nominate a director at the annual meeting, a shareholder must satisfy conditions specified in the Company’s bylaws. A shareholder who wishes to suggest potential nominees to the Board for consideration should write to the Corporate Governance Committee through the method described under “Communications with Non-Management Members of the Board of Directors” on page 17, stating in detail the qualifications of such nominees for consideration. The Company’s bylaws also prescribe the procedures a shareholder must follow to bring business (other than pursuant to Rule 14a-8) before annual meetings. For a shareholder to nominate a director or directors at the 2018 annual meeting or bring other business before the 2018 annual meeting, notice must be received by the Corporate Secretary at the principal office of the Company not later than the close of business on January 5, 2018, nor earlier than the close of business on November 6, 2017. The notice must include a description of the proposed business, the reason for it, the complete text of any resolution and other matters specified in the bylaws.

Any shareholder desiring a copy of the Company’s bylaws will be furnished one without charge upon written request to the Corporate Secretary.

Availability of Documents

The Company’s internet address is www.brinks.com. The Company makes available, free of charge, through its website, its Annual Report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act. In addition, the Governance Policies, Code of Ethics and the charters of the Audit,

Compensation, Corporate Governance and Finance Committees also are available on the Company’s website. All of the documents described above are available in print, without charge, to any shareholder upon request by contacting the Corporate Secretary at 1801 Bayberry Court, P.O. Box 18100, Richmond, Virginia 23226-8100 or by phone at (804) 289-9600.

Separate Copies for Beneficial Owners

Institutions that hold shares in “street name” for two or more beneficial owners with the same address are permitted to deliver a single proxy statement and annual report to that address. Any such beneficial owner can request a separate copy of this proxy statement or the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 by contacting the Corporate Secretary at the address listed above under “Availability of Documents.” Beneficial owners with the same address who receive more than one proxy statement and Annual Report on Form 10-K may request delivery of a single proxy statement and Annual Report on Form 10-K by contacting the Corporate Secretary as described above.

Incorporation by Reference

The reconciliation of our non-GAAP financial measures in Part II, Item 7 on page 37, of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, is hereby incorporated by reference into this proxy statement.

LINDSAY K. BLACKWOOD
Secretary

March 20, 2017

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APPENDIX A

Non-GAAP Reconciliation

This proxy statement refers to non-GAAP operating profit, earnings per share and segment operating profit, which are a financial measures that are not required by or presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Segment operating profit includes the allocation of regional management costs under the Company’s reporting structure in effect prior to the 2014 Reorganization and Restructuring. The purpose of the Non-GAAP results is to report financial information excluding certain income and expenses. The Non-GAAP information provides information to assist comparability and estimates of future performance. Brink’s believes these measures are helpful in assessing ongoing operations and estimating future results and enable period-to-period comparability of financial performance. Non-GAAP segment operating profit should not be considered as an alternative to operating profit determined in accordance with GAAP and should be read in conjunction with its GAAP counterpart.

Diluted EPS	2016	2015
GAAP	$0.72	(0.19)
Venezuela Operations	0.05	0.64
Reorganization and Restructuring	0.47	0.23
Retirement Plans	0.39	0.41
Acquisitions and dispositions	0.32	0.12
Deferred tax valuation allowance(a)	0.29	—
U.S. tax on accelerated U.S. income(b)	—	0.47
Non-GAAP	$2.24	1.69

Non-GAAP margin	7.1%	5.3%
(a)	There was a change in judgment resulting in a valuation allowance against certain tax attributes with a limited statutory carryforward period that are no longer more-likely-than-not to be realized due to lower than expected U.S. operating results, certain non-GAAP pre-tax items, and the timing of tax deductions related to executive leadership transition.
(b)	The non-GAAP tax rate excludes the U.S. tax on a transaction that accelerated U.S. taxable income because it will be offset by foreign tax benefits in future years.
	2016
(In millions)	Segment	Non- Segment	Exclude Venezuela Results	Total
GAAP	$224.8	$(80.6)	$—	$144.2
Venezuela Operations	14.1	—	(29.9)	(15.8)
Reorganization and Restructuring	31.4	(1.1)	—	30.3
Retirement Plans	5.2	26.3	—	31.5
Acquisitions and dispositions	0.5	15.8	—	16.3
Non-GAAP	276.0	(39.6)	(29.9)	206.5
	2015
	Segment	Non- Segment	Exclude Venezuela Results	Total
GAAP	$127.4	$(70.8)	$—	$56.6
Venezuela Operations	69.6	—	(21.9)	47.7
Reorganization and Restructuring	13.5	1.8	—	15.3
Retirement Plans	9.3	21.9	—	31.2
Acquisitions and dispositions	6.0	—	—	6.0
Non-GAAP	225.8	(47.1)	(21.9)	156.8

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Venezuela operations We have excluded from our segment results all of our Venezuela operating results, including remeasurement losses on net monetary assets related to currency devaluations of $4.8 million and $18.1 million in 2016 and 2015, respectively, and charges related to the impairment of property and equipment of $35.3 million in 2015, due to management’s inability to allocate, generate or redeploy resources in-country or globally. In light of these unique circumstances, our operations in Venezuela are largely independent of the rest of our global operations. As a result, the Chief Executive Officer, the Company's Chief Operating Decision maker ("CODM"), assesses segment performance and makes resource decisions by segment excluding Venezuela operating results. Additionally, management believes excluding Venezuela from segment results makes it possible to more effectively evaluate the company’s performance between periods.

Factors considered by management in excluding Venezuela results include:

•	Continued inability to repatriate cash to redeploy to other operations or dividend to shareholders
•	Highly inflationary environment
•	Fixed exchange rate policy
•	Continued currency devaluations and
•	Difficulty raising prices and controlling costs

Reorganization and Restructuring

2016 Restructuring

In the fourth quarter of 2016, management implemented restructuring actions across our global business operations and our corporate functions. As a result of these actions, we recognized asset-related adjustments of $16.3 million, severance costs of $7.2 million, lease restructuring charges of $0.7 million, partially offset by a $6.1 million benefit related to the termination of a benefit program. Severance actions are expected to reduce our global workforce by 700 to 800 positions. We expect that the 2016 restructuring will result in $8 to $12 million in 2017 cost savings.

Executive Leadership and Board of Directors

In 2015, we recognized $1.8 million in charges related to Executive Leadership and Board of Directors restructuring actions, which were announced in January 2016. We recognized $4.3 million in charges in 2016 related to the Executive Leadership and Board of Directors restructuring actions.

2015 Restructuring

Brink's initiated a restructuring of its business in the third quarter of 2015. We recognized $11.6 million in 2015 costs related to employee severance, contract terminations, and property impairment associated with the 2015 restructuring, which reduced the global workforce by approximately 1,100 positions and resulted in approximately $20 million in 2016 cost savings. We recognized charges of $6.5 million in 2016 related to this restructuring.

2014 Restructuring

Brink’s reorganized and restructured its business in December 2014, eliminating the management roles and structures in its former Latin America and EMEA regions and implementing a plan to reduce the cost structure of various country operations by eliminating approximately 1,700 positions across its global workforce. Severance costs of $21.8 million associated with these actions were recognized in 2014. An additional $1.9 million in costs were recognized in 2015 related to the 2014 restructuring. The restructuring saved annual direct costs of approximately $50 million in 2015 compared to 2014, excluding charges for severance, lease termination and accelerated depreciation.

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APPENDIX A

Due to the unique circumstances around these charges, they have not been allocated to segment results and are excluded from non-GAAP results.

Retirement plans

U.S. Plans

Because our U.S. retirement plans are frozen, costs related to these plans have not been allocated to segment results.

Non-U.S. Plans

We have operations outside of the U.S. with employee benefits that are accounted for as retirement benefits under Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 715, Compensation — Retirement Benefits. Whenever settlement charges related to these retirement benefits occur, they are not allocated to segment results. In 2016, we recognized settlement charges in Mexico ($2.2 million) and Switzerland ($0.3 million).

Acquisitions and dispositions Certain acquisition and disposition items that are not considered part of the ongoing activities of the business and are special in nature are consistently excluded from non-GAAP results. These items are described below:

2016 Acquisitions and Dispositions

•	Due to management's decision in the first quarter of 2016 to exit the Republic of Ireland, the prospective impacts of shutting down this operation are included in items not allocated to segments and are excluded from the operating segments effective March 1, 2016. This activity is also excluded from the consolidated non-GAAP results. Beginning May 1, 2016, due to management's decision to also exit Northern Ireland, the results of shutting down these operations are treated similarly to the Republic of Ireland. 2015 revenues from both Ireland operations were approximately $20 million. Charges included in our GAAP results include $4.9 million in severance costs, $1.8 million in property impairment charges, lease restructuring charges of $0.5 million and an additional $7.0 million in operating and other exit costs. These costs have been excluded from our segment and our consolidated non-GAAP results. International shipments to and from Ireland will continue to be provided through Brink’s Global Services ("BGS").
•	Brink's recognized a $2.0 million loss related to the sale of corporate assets in the second quarter of 2016.

2015 Acquisitions and Dispositions

•	These items related primarily to Brink's sale of its 70% interest in a cash management business in Russia in the fourth quarter of 2015 from which we recognized a $5.9 million loss on the sale.

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APPENDIX B

THE BRINK’S COMPANY EXECUTIVE INCENTIVE PLAN

I. PURPOSE

The purpose of The Brink’s Company Executive Incentive Plan (the “Plan”) is to ensure that the annual incentive component of each participant’s compensation is tied directly to the achievement of Company operating profit. Such component is intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and be deductible by the Company. In addition, each annual incentive Award earned under the Plan, the receipt of which is not otherwise deferred under an eligible deferred compensation plan of the Company in accordance with Section 409A of the Code, is intended to be exempt from Section 409A of the Code as a “short-term deferral” of compensation.

II. DEFINITIONS

For the purposes of the Plan, the following terms shall have the following meanings:

AWARDS: The annual incentive awards made pursuant to the Plan.

BOARD OF DIRECTORS: The Board of Directors of The Brink’s Company.

COMMITTEE: The Compensation and Benefits Committee of the Board of Directors or any successor thereto or other committee of the Board of Directors to which the Board of Directors delegates responsibility for this Plan. The Committee shall consist solely of two or more “outside directors” within the meaning of Section 162(m) of the Code. If the Compensation and Benefits Committee does not consist solely of two or more “outside directors,” then the Committee shall be a sub-committee of the Compensation and Benefits Committee which does consist solely of two or more “outside directors” within the meaning of Section 162(m) of the Code.

COMPANY: The Brink’s Company and its subsidiary companies.

ELIGIBLE EMPLOYEE: An employee of the Company who is designated an executive officer by the Committee; provided, however, that an Eligible Employee shall include, at a minimum, any employee of the Company who, as of the last day of the Plan Year, is, or is expected to be, the Chief Executive Officer of the Company (or is acting in such capacity) or one of the three (3) highest compensated officers of the Company (other than the Chief Executive Officer or the Chief Financial Officer) or is otherwise included in the group of “covered employees” as defined in Section 162(m) of the Code.

PLAN YEAR: The calendar year.

SECTION 409A: Section 409A of the Code and the regulations and other guidance issued thereunder by the U.S. Treasury or Internal Revenue Service.

III. EFFECTIVE DATE; TERM

The Plan is effective as of January 1, 2017, subject to approval by the affirmative vote of a majority of shares cast in the proposal to approve the plan at the Company’s 2017 Annual Meeting of Shareholders, at which the material terms of this Plan shall be disclosed to the shareholders of the Company for approval in accordance with Section 162(m) of the Code. This Plan shall be null and void if shareholder approval is not so obtained at the Company’s 2017 Annual Meeting of Shareholders. No payments may be made under the Plan prior to such shareholder approval. The Plan shall remain in effect until such time as it shall be terminated by the Committee.

IV. AMOUNTS AVAILABLE FOR AWARDS

Awards with respect to any taxable year of the Company shall not exceed the limitations specified in Section VI of the Plan.

V. ELIGIBILITY FOR AWARDS

The Committee may grant an Award to any Eligible Employee not later than the ninetieth (90th) day of each Plan Year (and before twenty-five percent (25%) of the related service period has elapsed). The Committee shall

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determine each Eligible Employee who is to receive an Award, the amount to be paid if the Award becomes payable and any other terms of the Award as the Committee may establish (subject to the terms of the Plan).

The Committee, in granting Awards, shall give consideration to the contribution made by the Eligible Employee to achievement of the Company’s established objectives and such other matters as it shall deem relevant.

VI. DETERMINATION OF AMOUNTS OF AWARDS

The Committee has sole authority to determine the amount and terms of an Award. Each Award will be denoted initially as the right to receive a stated percentage of the Non-GAAP Operating Profit of the Company for the Plan Year with respect to which the Award is granted, subject to the limits set forth in the Plan, or such lesser amount as the Committee or the terms of the Award may provide. The maximum Award that may become payable to the Chief Executive Officer is 1.5% (one and one-half percent) of Non-GAAP Operating Profit for the relevant Plan Year. The maximum Award that may become payable to any other Eligible Employee is 0.75% (seventy-five hundredths of one percent) of Non-GAAP Operating Profit for the relevant Plan Year. The Committee has the authority to exercise discretion within the above maximum in determining the amount of individual Awards that may become payable for any Plan Year. The Committee also has the authority, at any time prior to payment, to exercise discretion to reduce but not increase the amount of any individual Awards that would otherwise be paid under the Plan.

VII. FORM OF AWARDS

Payment of an Award shall be made in such medium as may be determined by the Committee, in (a) cash, (b) Company common stock or stock units (based on the applicable grant date fair value for financial reporting purposes) under the Company’s shareholder approved equity plan, or (c) a combination of (a) and (b), in each case subject to such restrictions as the Committee shall determine.

VIII. PAYMENT OF AWARDS

Awards may be paid at any time following the end of the Company’s Plan Year to which the Awards relate. Prior to payment of Awards, the Committee shall determine the achievement of Non-GAAP Operating Profit for the relevant Plan Year and the amount of Awards to be paid for the Plan Year. In determining the amount of Non-GAAP Operating Profit for the Plan Year, GAAP Operating Profit shall be adjusted or modified, in the same manner as for purposes of management’s discussion and analysis for the annual report on Form 10-K, for one or more of the following events or transactions: legal settlements; reorganizations and restructurings; approved divestitures (including transactions where assets and/or liabilities are held for sale), exits of businesses and shut downs; mergers and acquisitions; tax rate adjustments; foreign exchange adjustments; Venezuela results; U.S. pension expense; and any significant, infrequent and/or unusual transactions. The Committee’s certification of Non-GAAP Operating Profit will be in writing and in compliance with the requirements with Section 162(m) of the Code, so that any such Awards payable under the Plan will qualify as performance-based compensation under Section 162(m) of the Code. Notwithstanding the foregoing, after the delivery of the certification described herein, the Committee may, in its sole and absolute discretion, reduce any Award payable for such Plan Year, as described herein, but the Committee may not increase any Awards that are certified to be paid under the Plan based on the achievement of Non-GAAP Operating Profit. The Committee also shall certify, in writing, that the amount of any such Award does not exceed the limitation under Section VI. Notwithstanding the foregoing, any Award that becomes payable under the Plan, the receipt of which is not otherwise deferred under an eligible deferred compensation plan of the Company in accordance with Section 409A, shall be paid prior to the 15th day of the 3rd month of the Plan Year immediately following the Plan Year to which the Award relates, and as such is intended to be exempt from Section 409A as a “short-term deferral” of compensation.

Notwithstanding the foregoing, no Award will be payable under this Plan for a Plan Year to any Eligible Employee who does not remain in the employ or other service of the Company through the end of the applicable Plan Year; provided, however, that the Committee may, in its sole discretion, pay all or part of an Award to any Eligible Employee whose employment or other service with the Company is terminated prior to such date for any reason, unless such authority would result in any such Award to fail to qualify as performance-based compensation, in

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APPENDIX B

which event the Committee will have no such discretion. If an Eligible Employee is entitled to payment of an Award notwithstanding the termination of the Eligible Employee’s employment or other service, the Award will continue to be subject to the remaining terms of the Plan and be paid consistent with all other Awards for the Plan Year.

An Eligible Employee will be entitled to an Award for a Plan Year, which is prorated to reflect the period actually worked during that year and which will be payable at the same time Awards for other Eligible Employees are paid for that Plan Year, if the Eligible Employee is added as a participant after the ninetieth (90th) day of the Plan Year by act of the Committee, so long as such authority to add the Eligible Employee does not cause any Awards payable under the Plan that are intended to constitute performance-based compensation to fail to qualify as performance-based compensation. No such Award payable to any such Eligible Employee, however, shall constitute performance-based compensation under Section 162(m) of the Code, unless the Award is adjusted to address the requirements of Section 162(m) of the Code for Awards with a service period of less than a full Plan Year (in which case the maximum limit on Awards under the Plan also shall be prorated to reflect the reduced period of service).

In the event of a change of control of the Company during any Plan Year, the Committee may, in its sole discretion, take such action with respect to the Plan and any Award payable with respect to such Plan Year or any preceding Plan Year, as is consistent with and otherwise not contrary to the provisions of Section 162(m) of the Code with respect to Awards, as the Committee determines is in the best interest of the Company, including without limitation, providing for Awards to be payable based on performance through the date of the change in control where the change in control occurs during the Plan Year. For purposes of the Plan, change in control shall have the same definition as under the Company’s 2013 Equity Incentive Plan or any successor plan, as amended from time to time.

IX. SPECIAL AWARDS AND OTHER PLANS

Nothing contained in the Plan shall prohibit the Company from establishing other special awards or incentive compensation plans providing for the payment of incentive compensation to employees (including Eligible Employees).

X. ADMINISTRATION, AMENDMENT AND INTERPRETATION OF THE PLAN

The Committee shall administer the Plan. The Committee shall have full power to construe and interpret the Plan, establish and amend rules and regulations for its administration, and perform all other acts relating to the Plan, including, to the extent the Award would still qualify as performance-based compensation under Section 162(m) of the Code, the delegation of administrative responsibilities, that it believes reasonable and proper and in conformity with the purposes of the Plan.

If the standards or other criterion upon which Awards for any Plan Year are based shall have been affected by special factors, including, but not limited to, (a) any merger, consolidation, sale of assets, reorganization, business combination or similar event involving the Company, (b) material changes in accounting policies or practices, (c) material acquisitions or dispositions of property, or (d) other unusual or unplanned items, which in the Committee’s judgment should or should not be taken into account, in whole or in part, in the equitable administration of the Plan, the Committee shall, for purposes of the Plan, adjust such standards or other criterion for such Plan Year (and subsequent Plan Years, as appropriate) and make credits, payments and reductions accordingly under the Plan. Notwithstanding the foregoing, none of the foregoing adjustments shall be authorized or made if the existence or exercise of such authority with regard to Awards payable under the Plan would cause such Awards to otherwise fail to qualify as performance-based compensation. All such adjustments shall be undertaken in a manner that will not result in the Awards to otherwise fail to qualify as performance-based compensation.

The Committee shall have the right to amend the Plan from time to time or to repeal it entirely or to direct the discontinuance of Awards either temporarily or permanently; provided, however, that (i) no amendment of the Plan shall operate to annul, without the consent of the Eligible Employee, an Award already made hereunder, (ii) no amendment of the Plan that changes the material terms of the Plan, including the Eligible Employees who

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may receive Awards under the Plan, the maximum Award that may become payable to any Eligible Employee, as set forth in Section VI, or the definition of Non-GAAP Operating Profit upon which all Awards are initially denoted and may become payable, shall be effective unless approved by the affirmative vote of a majority of shares voting at a meeting of the shareholders of the Company in accordance with Section 162(m) of the Code and (iii) no amendment may result in the Plan or any Awards failing to be exempt from, or in compliance with, Section 409A.

Any decision made, or action taken, by the Committee arising out of or in connection with the interpretation and/or administration of the Plan shall be final, conclusive and binding on all persons affected thereby.

XI. RIGHTS OF ELIGIBLE EMPLOYEES

Neither the Plan, nor the adoption or operation of the Plan, nor any documents describing or referring to the Plan (or any part hereof) shall confer upon any employee any right to continue in the employ or other service of the Company or in any way affect any right or power of the Company to terminate the employment or other service of any employee at any time with or without assigning a reason therefor.

No individual to whom an Award has been made or any other party shall have any interest in the cash or any other asset of the Company prior to such Award being paid.

No right or interest of any Eligible Employee in the Plan shall be assignable or transferable, or subject to any claims of any creditor or subject to any lien.

XII. MISCELLANEOUS

All Awards under the Plan are subject to withholding, where applicable, for federal, state and local taxes.

Any provision of the Plan that is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of the Plan.

The Plan and the rights and obligations of the parties to the Plan shall be governed by, and construed and interpreted in accordance with, the law of the Commonwealth of Virginia (without regard to principles of conflicts of law). Notwithstanding anything herein to the contrary, the terms of the Plan are intended to, and shall be interpreted and applied so as to ensure that the Plan provides only for the “short-term deferral” of compensation and as such shall be exempt from 409A, unless the Award is deferred under another eligible deferred compensation plan in accordance with Section 409A. Any provision of this Plan governing the timing or form of payment of benefits hereunder may be modified by the Committee if, and to the extent deemed necessary or advisable, to ensure such exemption from Section 409A. Nothing in this Section XII shall be construed as an admission that any of the benefits payable under this Plan constitute “deferred compensation” subject to the provisions of Section 409A.

It is the intent of the Company that the Plan and any Awards payable under the Plan to Eligible Employees who are or may become persons whose compensation is subject to Section 162(m) of the Code and that are intended to constitute performance-based compensation satisfy any applicable requirements of Section 162(m) of the Code to qualify as performance-based compensation. Any provision, application or interpretation of the Plan inconsistent with this intent shall be disregarded or deemed to be amended to the extent necessary to conform to such requirements. Any Awards that are intended to constitute performance-based compensation may only become payable if the applicable performance measures are obtained. Awards that are intended to constitute performance-based compensation that are only nominally or partially contingent on obtaining the performance measures may not be awarded under the Plan. However, the Company may pay discretionary bonuses, or other types of compensation, outside the Plan, which may or may not be deductible. In no event, however, may an Eligible Employee be entitled to an Award under the Plan and other eligible plans under two arrangements, where payment under another plan that is not intended to be performance-based compensation is contingent upon the failure to meet the performance measures upon which the Awards that are intended to constitute performance-based compensation are based.

All payments pursuant to the Plan shall be subject to the terms and conditions of The Brink’s Company Compensation Recoupment Policy, as may be amended from time to time, and any successor policy thereto

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APPENDIX B

and the provisions thereof are incorporated in the Plan by reference. Any Award which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

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APPENDIX C

2017 EQUITY INCENTIVE PLAN (Effective as of May 5, 2017)

SECTION 1. Purpose.

The purpose of The Brink’s Company 2017 Equity Incentive Plan (effective as of May 5, 2017) is to:

•	motivate and reward individuals for the accomplishment of long-term financial goals intended to increase shareholder value;
•	enhance retention of individuals who drive sustained performance;
•	align management and shareholder interests by providing key employees with an opportunity to acquire an equity interest in The Brink’s Company;
•	attract and retain the services of experienced independent directors for The Brink’s Company by encouraging them to acquire a proprietary interest in the Brink’s Company in the form of shares of The Brink’s Company common stock; and
•	act as the successor plan to both The Brink’s Company 2013 Equity Incentive Plan (effective as of February 22, 2013) and The Brink’s Company Non-Employee Directors’ Equity Plan (amended and restated as of July 12, 2012).

SECTION 2. Definitions.

As used in the Plan, the following terms shall have the meanings set forth below:

(a) “Act” shall mean the Securities Exchange Act of 1934, as amended.

(b) “Affiliate” shall mean (i) any entity that, directly or indirectly, is controlled by or under common control with the Company and (ii) any entity in which the Company has a significant equity interest, in either case as determined by the Committee (including any entity that becomes an Affiliate hereafter).

(c) “Award” shall mean any Option, Stock Appreciation Right, award of Restricted Stock or Restricted Stock Unit, award of Performance Stock or Performance Unit, Other Stock-Based or Cash Award granted under the Plan. Each Award shall be evidenced by an Award Agreement.

(d) “Award Agreement” shall mean any written or electronic agreement, contract or other instrument or document evidencing any Award granted under the Plan, which may, but need not, be executed or acknowledged by a Participant. Each Award Agreement shall be subject to the terms and conditions of the Plan.

(e) “Beneficiary” shall mean a person or persons entitled to receive payments or other benefits or exercise rights that are available under the Plan in the event of the Participant’s death.

(f) “Board” shall mean the board of directors of the Company.

(g) “Cause” shall mean, unless otherwise set forth in the Award Agreement, with respect to any Participant, (a) embezzlement, theft or misappropriation by the Participant of any property of the Company, (b) the Participant’s willful breach of any fiduciary duty to the Company, (c) the Participant’s willful failure or refusal to comply with laws or regulations applicable to the Company and its business or the policies of the Company governing the conduct of its employees, (d) the Participant’s gross incompetence in the performance of the Participant’s job duties, (e) commission by the Participant of a felony or of any crime involving moral turpitude, fraud or misrepresentation, (f) the failure of the Participant to perform duties consistent with a commercially reasonable standard of care, (g) conduct that results in or is reasonably likely to result in material harm to the reputation or business of the Company or any of its Affiliates, (h) material violation of state or federal securities laws, or (i) any gross negligence or willful misconduct of the Participant resulting in a loss to the Company.

(h) “Cash Award” shall mean an Award, granted pursuant to Section 10, stated with reference to a specified dollar amount which, subject to such terms and conditions as may be prescribed by the Committee, entitles the Participant to receive cash from the Company or an Affiliate.

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(i) “Change in Control” shall mean, except as otherwise specified in Section 17, the occurrence of:

(i) consummation of (A) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which the Shares would be converted into cash, securities or other property other than a consolidation or merger in which a majority of the holders of the total voting power in the election of directors of the Company of Shares outstanding (exclusive of shares held by the Company’s Affiliates) (the “Total Voting Power”) immediately prior to the consolidation or merger will have the same proportionate ownership of the total voting power in the election of directors of the surviving corporation immediately after the consolidation or merger, or (B) any sale, leases, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all the assets of the Company to any entity that is not a subsidiary of the Company;

(ii) any “person” (as defined in Section 13(d) of the Act) other than the Company, its Affiliates or an employee benefit plan or trust maintained by the Company or its affiliates, becoming the “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of more than 20% of the Total Voting Power; or

(iii) at any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board ceasing for any reason to constitute at least a majority thereof, provided that any individual becoming a director subsequent to the effective date of the Plan whose election or nomination for election was approved by a vote of at least two-thirds of the directors comprising the Board at the beginning of the two year period shall be considered as though such director was a member of the Board at the beginning of the two year period, but excluding for this purposes any director whose initial assumption of office occurred as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board.

(j) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time. Any reference to a section of the Code shall be deemed to include a reference to any regulations promulgated thereunder.

(k) “Committee” shall mean the Compensation and Benefits Committee of the Board or such other committee as may be designated by the Board, provided that, with respect to Directors eligible for Awards pursuant to Section 3(b), the Committee shall be the Board.

(l) “Company” shall mean The Brink’s Company.

(m) “Company Deferred Compensation Program” shall mean The Brink’s Company Key Employees’ Deferred Compensation Program, as amended from time to time.

(n) “Director” shall mean a non-employee member of the Board.

(o) “DSAP” shall mean The Brink’s Company Directors’ Stock Accumulation Plan, amended and restated as of July 12, 2012.

(p) “Executive Group” shall mean every person who is expected by the Committee to be both (i) a “covered employee” as defined in Section 162(m) of the Code as of the end of the taxable year in which payment of the Award may be deducted by the Company, and (ii) the recipient of compensation of more than $1,000,000 (as such number appearing in Section 162(m) of the Code may be adjusted by any subsequent legislation) for that taxable year.

(q) “Fair Market Value” shall mean with respect to Shares, the closing price of a share of such common stock on the date in question (or, if there is no reported sale on such date, on the last preceding date on which any reported sale occurred) on the New York Stock Exchange Composite Transactions Tape or with respect to any property other than Shares, the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee.

(r) “Incentive Stock Option” shall mean an option representing the right to purchase Shares from the Company, granted under and in accordance with the terms of Section 6, that meets the requirements of Section 422 of the Code, or any successor provision thereto.

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(s) “Non-Qualified Stock Option” shall mean an option representing the right to purchase Shares from the Company, granted under and in accordance with the terms of Section 6, that is not an Incentive Stock Option.

(t) “Option” shall mean an Incentive Stock Option or a Non-Qualified Stock Option.

(u) “Other Stock-Based Award” shall mean any right granted under Section 10.

(v) “Participant” shall mean an individual granted an Award under the Plan.

(w) “Performance Stock” shall mean any Share granted under Section 9.

(x) “Performance Unit” means a contractual right, granted pursuant to Section 9, that is denominated in Shares. Each Performance Unit represents a right to receive the value of one Share (or a percentage of such value) in cash, Shares or a combination thereof. Awards of Performance Units may include the right to receive dividend equivalents.

(y) “Plan” shall mean The Brink’s Company 2017 Equity Incentive Plan (effective as of May 5, 2017).

(z) “Prior Plans” shall mean The Brink’s Company 2013 Equity Incentive Plan (effective as of February 22, 2013) and The Brink’s Company Non-Employee Directors’ Equity Plan (amended and restated as of July 12, 2012).

(aa) “Restricted Stock” shall mean any Share granted under Section 8.

(bb) “Restricted Stock Unit” means a contractual right, granted pursuant to Section 8, that is denominated in Shares. Each Restricted Stock Unit represents a right to receive the value of one Share (or a percentage of such value) in cash, Shares or a combination thereof. Awards of Restricted Stock Units may include the right to receive dividend equivalents.

(cc) “Retirement” shall mean, unless otherwise set forth in the Award Agreement, with respect to any Participant, any termination of the Participant’s employment on or after the date on which the Participant has (i) attained age 65 and completed at least five years of service with the Company or any of its Subsidiaries or (ii) attained age 55 and completed at least ten years of service with the Company or any of its Subsidiaries; provided that the Participant’s employment is not terminated for Cause. Notwithstanding the foregoing, with regards to any Director eligible to receive an Award pursuant to Section 3(b) of the Plan, “Retirement” shall mean termination of service on or after the date the Participant has attained age 65 and completed at least five years of service on the Board.

(dd) “SAR” or “Stock Appreciation Right” shall mean any right granted to a Participant pursuant to Section 7 to receive, upon exercise by the Participant, the excess of (i) the Fair Market Value of one Share on the date of exercise or at any time during a specified period after the date of grant and before the date of exercise over (ii) the grant price of the right on the date of grant, or if granted in connection with an outstanding Option on the date of grant of the related Option, as specified by the Committee in its sole discretion, which, except in the case of Substitute Awards or in connection with an adjustment provided in Section 5(d), shall not be less than the Fair Market Value of one Share on such date of grant of the right or the exercise price of the related Option, as the case may be.

(ee) “Shares” shall mean shares of the common stock of the Company.

(ff) “Subsidiary” shall mean any corporation of which stock representing at least 50% of the ordinary voting power is owned, directly or indirectly, by the Company (including any entity that becomes a Subsidiary hereafter).

(gg) “Substitute Awards” shall mean Awards granted in assumption of, or in substitution for, outstanding awards previously granted by a company acquired by the Company or any Subsidiary or Affiliate or with which the Company or any Subsidiary or Affiliate combines.

SECTION 3. Eligibility.

(a) Any individual who is employed by the Company, any Subsidiary or any Affiliate, including any officer-director, shall be eligible to be selected to receive an Award under the Plan.

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(b) Directors who are not full-time or part-time officers or employees shall be eligible to receive Awards under the Plan.

(c) Holders of options and other types of Awards granted by a company acquired by the Company, any Subsidiary or any Affiliate or with which the Company, any Subsidiary or any Affiliate combines are eligible for grant of Substitute Awards hereunder.

SECTION 4. Administration.

(a) The Plan shall be administered by the Committee. The Committee shall be appointed by the Board and shall consist of not less than three directors, each of whom shall be independent, within the meaning of and to the extent required by applicable rulings and interpretations of the New York Stock Exchange and the Securities and Exchange Commission, and each of whom shall be a “Non-Employee Director”, as defined from time to time for purposes of Section 16 of the Act and the rules promulgated thereunder and shall satisfy the requirements for an outside director pursuant to Section 162(m) of the Code, and any regulations issued thereunder. The Board may designate one or more directors as alternate members of the Committee who may replace any absent or disqualified member at any meeting of the Committee. The Committee may issue rules and regulations for administration of the Plan. It shall meet at such times and places as it may determine. Notwithstanding the foregoing, with respect to Directors eligible for Awards pursuant to Section 3(b), the Committee shall be the Board.

(b) Subject to the terms of the Plan and applicable law, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards (including Substitute Awards) to be granted to each Participant under the Plan; (iii) determine the number of Shares to be covered by (or with respect to which payments, rights, or other matters are to be calculated in connection with) Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, or other Awards, or canceled, forfeited or suspended, and the method or methods by which Awards may be settled, exercised, canceled, forfeited or suspended; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder thereof or of the Committee; (vii) accelerate the vesting, settlement or payment of an Award; (viii) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (ix) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (x) authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan; (xi) determine the duration and purpose of leaves of absences which may be granted to a Participant without constituting termination of their employment for the purposes of the Plan, which periods shall be no shorter than the periods generally applicable to employees under the Company’s employment policies; (xii) make decisions with respect to outstanding Awards that may become necessary upon a change in corporate control or an event that triggers anti-dilution adjustments; (xiii) interpret, administer or reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan; and (xiv) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

(c) All decisions of the Committee shall be final, conclusive and binding upon all parties, including the Company, the shareholders and the Participants, unless such decisions are determined by a court having jurisdiction to be arbitrary and capricious.

(d) In addition to such other rights of indemnification as they may have as directors or members of the Committee or the Board, and to the extent allowed by requirements related to or implicated by the administration of the Plan under applicable state corporate laws, United States federal and state security laws, the Code and any stock exchange or quotation system on which the Shares are listed or quoted, and the applicable laws of any foreign country or jurisdiction where Awards are granted under the Plan, the Committee and the Board shall be indemnified by the Company against the reasonable expenses, including attorney's fees, actually incurred in connection with any action, suit or proceeding or in connection with any appeal therein, to which the Committee

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or the Board may be party by reason of any action taken or failure to act under or in connection with the Plan or any Award granted under the Plan, and against all amounts paid by the Committee or the Board in settlement thereof (provided, however, that the settlement has been approved by the Company, which approval shall not be unreasonably withheld) or paid by the Committee or the Board in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee or the Board did not act in good faith and in a manner which such person reasonably believed to be in the best interests of the Company, or in the case of a criminal proceeding, had no reason to believe that the conduct complained of was unlawful; provided, however, that within 60 days after institution of any such action, suit or proceeding, such Committee or the Board shall, in writing, offer the Company the opportunity at its own expense to handle and defend such action, suit or proceeding.

SECTION 5. Shares Available for Issuance.

(a) Subject to adjustment as provided in this Section 5, a total of 6,500,000 Shares shall be authorized for Awards granted under the Plan, plus the additional Shares that again become available for grant under Sections 5(b) and 5(c) below, less one (1) Share for every one (1) Share that was subject to an option or stock appreciation right granted on or after March 1, 2017 under any Prior Plan and less 2 Shares for every one (1) Share that was subject to an award other than an option or stock appreciation right granted on or after March 1, 2017 under any Prior Plan (the “Maximum Share Limit”). Any Shares that are subject to Options or Stock Appreciation Rights shall be counted against this limit as one (1) Share for every one (1) Share granted and any Shares that are subject to Awards other than Options of Stock Appreciation Rights shall be counted against this limit as 2 Shares for every one (1) Share granted. After the Company’s shareholders approve the Plan, no further awards may be granted under the Prior Plans. Shares up to the Maximum Share Limit may be subject to Options and Stock Appreciation Rights under the Plan, provided that no more than 5,000,000 Shares may be subject to Incentive Stock Options.

(b) If (i) any Shares subject to an Award are forfeited, an Award expires or otherwise terminates without issuance of Shares, or an Award is settled for cash (in whole or in part) or otherwise does not result in the issuance of all or a portion of the Shares subject to such Award (including on payment in Shares on exercise of a Stock Appreciation Right), such Shares shall, to the extent of such forfeiture, expiration, termination, cash settlement or non-issuance, again be available for grant under the Plan in accordance with Section 5(d) below or (ii) after February 28, 2017 any Shares subject to an award under any Prior Plan are forfeited, an award under any Prior Plan expires or otherwise terminates without issuance of such Shares, or an award under any Prior Plan is settled for cash (in whole or in part), or otherwise does not result in the issuance of all or a portion of the Shares subject to such award (including on payment in Shares on exercise of a Stock Appreciation Right), then in each such case the Shares subject to the Award or award under any Prior Plan shall, to the extent of such forfeiture, expiration, termination, cash settlement or non-issuance, again be available for grant under the Plan in accordance with Section 5(d) below.

(c) In the event that (i) any Option or other Award granted hereunder is exercised through the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, or (ii) withholding tax liabilities arising from such Option or other Award are satisfied by the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, then in each such case the Shares so tendered or withheld shall again be available for grant under the Plan in accordance with Section 5(d) below. In the event that after February 28, 2017 (i) any option or award under any Prior Plan is exercised through the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, or (ii) withholding tax liabilities arising from such options or awards are satisfied by the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, then in each such case the Shares so tendered or withheld shall be available for grant under the Plan in accordance with Section 5(d) below.

(d) Any shares that again become available for Awards under the Plan pursuant to this Section shall be added as (i) one (1) Share subject to Options or Stock Appreciation Rights granted under the Plan or options or stock appreciation rights granted under any Prior Plan, and (ii) as two (2) Shares for every one (1) Share subject to Awards other than Options or Stock Appreciation Rights granted under the Plan or awards other than options or stock appreciation rights granted under any Prior Plan.

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(e) Substitute Awards shall not reduce the Shares authorized for grant under the Plan or the applicable limitations on grants to a Participant under Section 5(g) and Section 9(d), nor shall Shares subject to a Substitute Award again be available for Awards under the Plan as provided in paragraphs (b) and (c) above. Additionally, in the event that a company acquired by the Company or any Affiliate or with which the Company or any Affiliate combines has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan (and Shares subject to such Awards shall not again be available for Awards under the Plan as provided in paragraphs (b) and (c) above); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employees prior to such acquisition or combination.

(f) Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued shares or shares purchased in the open market or otherwise.

(g) In the event that the Committee shall determine that any dividend (other than an ordinary cash dividend) or other distribution (whether in the form of cash, Shares or other securities), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, make any such substitution or adjustments as it, in its sole discretion, deems appropriate and equitable, which may include, without limitation, adjustments to any or all of (i) the number and type of Shares (or other securities) which thereafter may be made the subject of Awards, including the aggregate and individual limits specified in Section 5(a) and Section 9(d), (ii) the number and type of Shares (or other securities) subject to outstanding Awards and any performance condition applicable to outstanding Awards, and (iii) the grant, purchase, or exercise price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award; provided, however, that the number of Shares subject to any Award denominated in Shares shall always be a whole number and that dividends shall be subject to the same vesting requirements of the underlying Award.

SECTION 6. Options.

The Committee is hereby authorized to grant Options to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine:

(a) The purchase price per Share under an Option shall be determined by the Committee; provided, however, that, except in the case of Substitute Awards, such purchase price shall not be less than the Fair Market Value of a Share on the date of grant of such Option. In no event shall dividends or dividend equivalents be paid with respect to Options.

(b) The term of each Option shall be fixed by the Committee but shall not exceed 6 years from the date of grant thereof.

(c) The Committee shall determine the time or times at which an Option may be exercised in whole or in part; provided, however, that, except in the event of a Change in Control, an Option shall not be exercisable before the expiration of one year from the date the Option is granted. Notwithstanding the foregoing, with regards to any Director eligible to receive an Award pursuant to Section 3(b) of the Plan, an Option shall not be exercisable before the expiration of six months from the date the Option is granted.

(d) The Committee shall determine the method or methods by which, and the form or forms, including, without limitation, cash, Shares (either actually or by attestation or by withholding by the Company), other Awards, or any

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combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price, in which, payment of the exercise price with respect thereto may be made or deemed to have been made.

(e) The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code, or any successor provision thereto, and any regulations promulgated thereunder. Without limiting the foregoing, Incentive Stock Options shall only be granted to employees of the Company or a Subsidiary and the aggregate Fair Market Value (determined at the time of grant) of Shares with respect to which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year shall not exceed $100,000. An Incentive Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Participant only by the Participant. A ten percent shareholder of the Company shall not be granted an Incentive Stock Option unless the Option exercise price is at least 110% of the Fair Market Value of the Shares at the grant date and the Option is not exercisable after the expiration of five years from the grant date.

(f) Options shall not be granted under the Plan in consideration for and shall not be conditioned upon the delivery of Shares to the Company in payment of the exercise price and/or tax withholding obligation under any other employee stock option.

(g) Sections 9 and 11 set forth certain additional provisions that shall apply to Options.

SECTION 7. Stock Appreciation Rights.

(a) The Committee is hereby authorized to grant Stock Appreciation Rights (“SARs”) to Participants with terms and conditions as the Committee shall determine not inconsistent with the provisions of the Plan.

(b) SARs may be granted hereunder to Participants either alone (“freestanding”) or in addition to other Awards granted under the Plan (“tandem”) and may, but need not, relate to a specific Option granted under Section 6.

(c) Any tandem SAR related to an Option may be granted at the same time such Option is granted or at any time thereafter before exercise or expiration of such Option. In the case of any tandem SAR related to any Option, the SAR or applicable portion thereof shall not be exercisable until the related Option or applicable portion thereof is exercisable and shall terminate and no longer be exercisable upon the termination or exercise of the related Option, except that a SAR granted with respect to less than the full number of Shares covered by a related Option shall not be reduced until the exercise or termination of the related Option exceeds the number of Shares not covered by the SAR. Any Option related to any tandem SAR shall no longer be exercisable to the extent the related SAR has been exercised.

(d) A freestanding SAR shall not have a term of greater than 6 years or, unless it is a Substitute Award, an exercise price less than 100% of Fair Market Value of the Share on the date of grant and, except in the event of a Change in Control, shall not be exercisable before the expiration of one year from the date the SAR is granted. Notwithstanding the foregoing, with regards to any Director eligible to receive a freestanding SAR pursuant to Section 3(b) of the Plan, a freestanding SAR shall not, in the event of a Change in Control, be exercisable before the expiration of six months from the date the SAR is granted. In no event shall dividends or dividend equivalents be paid with respect to SARs.

(e) Sections 9 and 11 set forth certain additional provisions that shall apply to SARs.

SECTION 8. Restricted Stock and Restricted Stock Units.

(a) Each Award of Restricted Stock or Restricted Stock Units granted under the Plan shall be evidenced by an Award Agreement. The Committee is hereby authorized to grant Awards of Restricted Stock and Restricted Stock Units to Participants.

(b) Shares of Restricted Stock and Restricted Stock Units shall be subject to such restrictions as the Committee may impose (including, without limitation, any limitation on the right to vote a Share of Restricted Stock or the right to receive any dividend or other right), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate; provided, however, that subject to Section 12(g), Restricted Stock and Restricted Stock Units shall have a vesting period of not less

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than one year. Notwithstanding the foregoing, with regards to any Director eligible to receive an Award pursuant to Section 3(b) of the Plan (and subject to Section 12(g)), Restricted Stock and Restricted Stock Units shall have a vesting period of not less than six months.

(c) Any Share of Restricted Stock granted under the Plan may be evidenced in such manner as the Committee may deem appropriate including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of Shares of Restricted Stock granted under the Plan, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock.

(d) The Committee may in its discretion, when it finds that a waiver would be in the best interests of the Company, waive in whole or in part any or all restrictions with respect to Shares of Restricted Stock and Restricted Stock Units; provided, that the Committee may not waive the restriction in the proviso of Section 8(b).

(e) If the Committee intends that an Award granted under this Section 8, shall constitute or give rise to “qualified performance based compensation” under Section 162(m) of the Code, such Award may be structured in accordance with the requirements of Section 9, including the performance criteria set forth therein, and any such Award shall be considered an Award of Performance Stock or Performance Units, as applicable, for purposes of the Plan.

(f) Section 11 sets forth certain additional provisions that shall apply to Restricted Stock and Restricted Stock Units.

SECTION 9. Performance Stock and Performance Units.

(a) The Committee is hereby authorized to grant Awards of Performance Stock and Performance Units to Participants.

(b) Subject to the terms of the Plan, Shares of Performance Stock and Performance Units shall be subject to such restrictions as the Committee may impose (including, without limitation, any limitation on the right to vote a Share of Performance Stock or the right to receive any dividend or other right), which restrictions may lapse, in whole or in part, upon the achievement of such performance goals during such performance periods as the Committee shall establish. Subject to the terms of the Plan, the performance goals to be achieved during any performance period, the length of any performance period, the number of Shares subject to any Award of Performance Stock or Performance Units shall be determined by the Committee; provided, however, that subject to Section 12(g), the performance period relating to Performance Stock and Performance Units shall be at least one year.

(c) Any Share of Performance Stock granted under the Plan may be evidenced in such manner as the Committee may deem appropriate including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of Shares of Performance Stock granted under the Plan, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Performance Stock.

(d) Every Award of Performance Stock and every Award of Performance Units to a member of the Executive Group shall, if the Committee intends that such Award should constitute “qualified performance-based compensation” for purposes of Section 162(m) of the Code, include a pre-established performance goal and the objective, nondiscretionary formula for determining performance thereunder, such that payment, retention or vesting of the Award is subject to the achievement during a performance period or periods, as determined by the Committee, of a level or levels, as determined by the Committee, based on or derived from one or more of the following performance measures with respect to the Company, any Subsidiary, any segment, line of business or selected business and/or any business unit of the Company or any Subsidiary, whether on a total or organic basis: revenue (including Acceleration of Profitable Growth initiative, market share, revenue growth, growth rate, compound annual growth, revenue versus peer group and revenue per employee); market penetration; business retention; costs (including IT, fleet, fuel, maintenance, direct labor, total labor, SG&A, facilities, real estate, corporate expenses, bad debt, interest, taxes, depreciation, and amortization, whether on an absolute basis or as a percent of revenue); profit (including operating profit (“OP”), net income, operating income, EBIT,

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EBITA, EBITDA, free cash flow (before or after dividends), cash from operating activities, and for each of these profit measures, growth, growth rate, compound annual growth, or performance versus peer group); margin (including Close The Gap initiative, OP margin, gross margin, earnings per share, EBIT margin, EBITA margin, EBITDA margin, and for each of these margin measures, growth, growth rate, compound annual growth, or performance versus peer group); operating leverage; stock price (including absolute change, percent change, performance versus peer group, performance versus indices, dividends); total shareholder return; stockholder equity, total market capitalization, book value (on an absolute or per share basis), analyst coverage (sell-side or buy side); stock price multiple (whether on the basis of revenue, EBIT, EBITA or EBITDA); returns on equity, assets, net assets, capital, or invested capital; economic value added; capital (including working capital improvement, DSO, DPO, cash conversion, cash, debt, net debt, financial leverage, capital expenditures, lease financing, cost of capital, weighted average cost of capital, and for each of these capital measures absolute amounts, year-end amounts, growth, growth rate, compound annual growth, performance versus peer group, performance per employee); customer focus (including new customers, customer retention, satisfaction or service levels); employee safety; employee recruiting; employee retention; employee turnover, employee satisfaction; employee overtime; mergers and acquisitions; divestitures; geographic expansion; brand expansion; licensing; critical projects; critical processes; operational effectiveness; compliance; management of debt covenants, credit ratings, NYSE listing requirements, legacy liabilities, litigation, employment practices, employee benefits, and Sarbanes-Oxley and other regulatory compliance, whether or not determined in accordance with generally accepted accounting principles but, where applicable, as consistently applied by the Company and, as so determined by the Committee prior to the release or forfeiture of the Shares of Performance Stock or the expiration of the Award of Performance Units (as applicable), adjusted, to the extent permitted under Section 162(m) of the Code if the Committee intends the Award of Performance Stock or Performance Units to continue to constitute “qualified performance-based compensation” under Section 162(m) of the Code, to omit the effects of unusual or infrequently occurring events and transactions and extraordinary items, including but not limited to, the gain or loss on the disposal of a business segment, asset write-downs, significant litigation or claim judgments or settlements, acquisitions or divestitures, reorganization or change in the capital structure of the Company, foreign exchange gains and losses, a change in the fiscal year of the Company, business interruption events, unbudgeted capital expenditures, unrealized investment gains and losses, impairments, significant litigation or claim judgements or settlements, expenses directly levied on the business by government intervention , accruals for awards under the Plan and cumulative effects of changes in accounting principles. Performance measures may vary from Performance Stock Award to Performance Stock Award, Performance Unit Award to Performance Unit Award and from Participant to Participant and may be established on a stand-alone basis, in tandem or in the alternative. The Committee will, in its sole discretion, designate within the first 90 days of a performance period (or, if longer or shorter, within the maximum period allowed under Section 162(m) of the Code) the member or members of the Executive Group who will be eligible to receive a Performance Stock Award intended to be qualified performance-based compensation and the applicable measurement formula. Performance measures may be expressed on an absolute basis or on a relative basis against a peer group or an index. Following the completion of a performance period, the Committee shall review and certify in writing whether, and to what extent, the performance goals for the performance period have been achieved and, if so, calculate and certify in writing the amount of the performance-based compensation Awards earned for the period based upon the performance formula. The Committee shall have the discretion to decrease, but not increase, a performance determination from the formula amount. For any Award (other than Options or SARs) subject to any such pre-established formula, the maximum number of Shares subject to any such Award granted in any calendar year shall be 500,000, subject to adjustment as provided in Section 5(f). Subject to adjustment as provided in Section 5(f), no Participant may receive Options and/or SARs under the Plan in any calendar year that relate to more than 800,000 Shares. Notwithstanding any provision of the Plan to the contrary, the Committee shall not be authorized to increase the number of Shares subject to any Award to which this Section 9(d) applies upon attainment of such pre-established formula. For any Cash Awards that are intended to constitute “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and are stated with reference to a specified dollar limit, the maximum amount that may be earned and become payable to any one Participant with respect to any twelve (12)-month performance period shall equal $5,000,000 (pro-rated up or down for performance

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periods that are greater or lesser than twelve (12) months). Notwithstanding the foregoing, (i) if an Award is denominated in cash but an equivalent amount of Shares are delivered in lieu of delivery of cash, or the Award is denominated in Shares but an equivalent amount of cash is delivered in lieu of Shares, the foregoing limits shall be applied to the cash or Shares, as applicable, based on the methodology used by the Committee to convert the cash into Shares or Shares into cash, as applicable, and (ii) any adjustment in the number of Shares or the amount of cash delivered to reflect actual or deemed investment experience shall be disregarded. If an Award that a Participant holds is cancelled or subject to a repricing within the meaning of the regulations under Code Section 162(m), the cancelled Award shall continue to be counted against the maximum number of Shares for which Awards may be granted to the Participant in any calendar year as required under Code Section 162(m). The foregoing limits shall be subject to adjustment as provided in Section 5(f).

(e) Section 11 sets forth certain additional provisions that shall apply to Performance Stock and Performance Units.

SECTION 10. Other Stock-Based Awards; Cash Awards

(a) The Committee is hereby authorized to grant to Participants such other Awards (including, without limitation, rights to dividends, dividend equivalents and units under the DSAP) that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares) as are deemed by the Committee to be consistent with the purposes of the Plan. Subject to the terms of the Plan, the Committee shall determine the terms and conditions of such Awards. Shares or other securities delivered pursuant to a purchase right granted under this Section 10 shall be purchased for such consideration, which may be paid by such method or methods and in such form or forms, including, without limitation, cash, Shares (either actually or by attestation or by withholding by the Company), other securities, other Awards, or any combination thereof, as the Committee shall determine, the value of which consideration, as established by the Committee, shall, except in the case of Substitute Awards, not be less than the Fair Market Value of such Shares or other securities as of the date such purchase right is granted and shall be treated as an Option for purposes of the Plan. If the Committee intends that Other Stock-Based Awards granted under this Section 10 shall constitute or give rise to “qualified performance-based compensation” under Section 162(m) of the Code, such Award shall be structured in accordance with the requirements of Section 9, including the performance criteria set forth herein.

(b) The Committee is authorized (i) to grant to a Participant Shares as a bonus, (ii) to grant Shares or other Awards in lieu of other obligations of the Company, any Subsidiary or any Affiliate to pay cash or to deliver other property under this Plan or under any other plans or compensatory arrangements of the Company, any Subsidiary or any Affiliate, (iii) to use available Shares as the form of payment for compensation, grants or rights earned or due under any other compensation plans or arrangements of the Company, any Subsidiary or an Affiliate, and (iv) subject to any restrictions on repricings, to grant as alternatives to or replacements of Awards granted or outstanding under the Plan or any other plan or arrangement of the Company, any Subsidiary or any Affiliate, subject to such terms as shall be determined by the Committee and the overall limitation on the number of Shares that may be issued under the Plan. Notwithstanding any other provision hereof, Shares or other securities delivered to a Participant pursuant to a purchase right granted under this Plan shall be purchased for consideration, the Fair Market Value of which shall not be less than the Fair Market Value of such Shares or other securities as of the date such purchase right is granted.

(c) The Committee also is authorized to grant to a Participant Cash Awards. The Committee shall determine the terms and conditions of any such Cash Awards. Cash Awards may be granted as an element of or a supplement to any other Award under the Plan or as a stand-alone Cash Award. The Committee, on the date of grant of Cash Awards, may prescribe that the Cash Awards will be earned and become payable subject to such conditions as are set forth in the Award Agreement. If and to the extent deemed necessary by the Committee, Cash Awards granted to members of the Executive Group shall become payable upon the satisfaction of objectively determinable performance conditions based on the criteria described in Section 9(d) and shall be subject to the other requirements set forth in Section 9 so as to enable such Cash Awards to qualify as “qualified performance-based compensation” under the regulations promulgated under Code Section 162(m). Notwithstanding any provision herein to the contrary, the Committee, in its sole discretion, may grant Cash

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APPENDIX C

Awards in payment of earned Awards and other compensation payable under the Plan or any other plans or compensatory arrangements of the Company, any Subsidiary or any Affiliate. Unless the Committee or the Award Agreement provides otherwise, Cash Awards shall be vested and payable upon the date of grant.

SECTION 11. Effect of Termination of Employment on Awards.

Except as otherwise provided by the Committee at the time an Option, SAR, Restricted Stock, Restricted Stock Unit, Performance Stock or Performance Unit is granted or in any amendment thereto, if a Participant ceases to be employed by the Company or any Affiliate or ceases to serve as a member of the Board (for the purposes of this Section 11, “termination”), then:

(a) with respect to an Option or SAR:

(i) subject to Section 11(a)(ii), if termination is by reason of the Participant’s Retirement or by reason of the Participant’s permanent and total disability, each Option and SAR held by the Participant shall continue to remain outstanding and shall become or remain exercisable and in full force and effect in accordance with its terms until the expiration date of the Award;

(ii) if termination is by reason of the death of the Participant, or if the Participant dies after Retirement or permanent and total disability as referred to in Section 11(a)(i), each Option and SAR held by the Participant shall become fully exercisable at the time of the Participant’s death (or, if later, at the time of the one year anniversary of the Option or SAR grant date (as applicable)) and may be exercised by the Participant’s Beneficiary at any time within a period of three years after death (but not after the expiration date of the Award);

(iii) if termination of employment is for any reason other than as provided in Section 11(a)(i) or (ii), the Participant may exercise each Option and SAR held by the Participant within 90 days after such termination (but not after the expiration date of such Award) to the extent such Award was exercisable pursuant to its terms at the date of termination; provided, however, if the Participant should die within 90 days after such termination, each Option and SAR held by the Participant may be exercised by the Participant’s Beneficiary at any time within a period of one year after death (but not after the expiration date of the Award) to the extent such Award was exercisable pursuant to its terms at the date of termination. Notwithstanding the foregoing, with regard to a Director eligible to receive an Option or SAR pursuant to Section 3(b) of the Plan (and subject to Section 12(g)), each Option or SAR held by the Director shall continue to remain outstanding and shall become or remain exercisable and in full force and effect in accordance with its terms until the first anniversary of such termination;

(b) with respect to Restricted Stock and Restricted Stock Units:

(i) subject to Section 11(b)(ii), if termination is by reason of the Participant’s Retirement or permanent and total disability, each Restricted Stock Award and Restricted Stock Unit Award held by the Participant shall continue to remain outstanding and in full force and effect and any restrictions with respect to such Restricted Stock Award or Restricted Stock Unit Award (as applicable) shall lapse in accordance with the terms of the Award;

(ii) if termination is by reason of the Participant’s death, or if the Participant dies after Retirement or permanent and total disability as referred to in Section 11(b)(i), any and all restrictions with respect to each Restricted Stock Award and Restricted Stock Unit Award held by the Participant shall lapse at the time of the Participant’s death (or, if later, at the time of the one year anniversary of the Restricted Stock Award or Restricted Stock Unit Award (as applicable) grant date);

(iii) if termination of employment is by reason other than as provided in Section 11(b)(i) or (b)(ii), any Restricted Stock Award and Restricted Stock Unit Award held by the Participant that remains subject to restrictions shall be canceled as of such termination of employment and shall have no further force or effect;

(c) with respect to Performance Stock and Performance Units:

(i) if termination is by reason of the Participant’s Retirement or permanent and total disability, each Performance Stock Award and Performance Unit Award held by the Participant shall remain outstanding

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The Brink’s Company

and in full force and effect and any restrictions with respect to such Performance Stock Award or Performance Unit Award (as applicable) shall lapse in accordance with the terms of the Award regardless of whether the Participant dies during such period;

(ii) if termination of employment occurs prior to the expiration of any performance period applicable to a Performance Stock Award or Performance Unit Award (as applicable) and such termination is by reason of the Participant’s death, the Participant’s Beneficiary shall be entitled to receive following the expiration of such performance period, a pro-rata portion of the number of Shares subject to the Performance Stock Award or Performance Unit Award (as applicable) with respect to which the restrictions would have otherwise lapsed notwithstanding the Participant’s death, determined based on the number of days in the performance period that shall have elapsed prior to such termination and the remainder of such Performance Stock Award or Performance Unit Award (as applicable) shall be canceled; and

(iii) if termination of employment occurs prior to the expiration of any performance period applicable to a Performance Stock Award or Performance Unit Award and such termination is for any reason other than as provided in Section 11(c)(i) or (ii), any Performance Stock Award and any Award of Performance Units held by the Participant shall be canceled as of such termination of employment and shall have no further force or effect.

SECTION 12 . General Provisions Applicable to Awards.

(a) Awards shall be granted for no cash consideration or for such minimal cash consideration as may be required by applicable law.

(b) Awards may, in the discretion of the Committee, be granted either alone or in addition to or in tandem with any other Award or any award granted under any other plan of the Company. Awards granted in addition to or in tandem with other Awards, or in addition to or in tandem with awards granted under any other plan of the Company, may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(c) Subject to the terms of the Plan, payments or transfers to be made by the Company upon the grant, exercise or payment of an Award may be made in the form of cash, Shares, other securities or other Awards, or any combination thereof, as determined by the Committee in its discretion at the time of grant, and may be made in a single payment or transfer, in installments, or on a deferred basis, in each case in accordance with rules and procedures established by the Committee. Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of dividend equivalents in respect of installment or deferred payments; provided however that any dividend equivalents shall be subject to any vesting requirements applicable to the underlying award.

(d) No Award and no right under any Award shall be assignable, alienable, saleable or transferable by a Participant otherwise than by will or pursuant to Section 12(e). Each Award, and each right under any Award, shall be exercisable during the Participant’s lifetime only by the Participant or, if permissible under applicable law, by the Participant’s guardian or legal representative. The provisions of this paragraph shall not apply to any Award which has been fully exercised, earned or paid, as the case may be, and shall not preclude forfeiture of an Award in accordance with the terms thereof.

(e) A Participant may designate a Beneficiary or change a previous beneficiary designation at such times prescribed by the Committee by using forms and following procedures approved or accepted by the Committee for that purpose. If no Beneficiary designated by the Participant is eligible to receive payments or other benefits or exercise rights that are available under the Plan at the Participant’s death, the Beneficiary shall be the Participant’s estate. Each designation will revoke all prior designations by the same Participant, shall be in a form reasonably prescribed by the Committee and shall be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime.

(f) All certificates for Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange

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APPENDIX C

Commission, any stock exchange upon which such Shares or other securities are then listed, and any applicable Federal or state securities laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(g) Unless specifically provided to the contrary in any Award Agreement, upon a Participant’s termination within the two (2) year period immediately following a Change in Control, (i) all Awards shall become fully exercisable, shall vest and shall be settled, as applicable, and any restrictions applicable to any Award shall automatically lapse and (ii) all Performance Stock Awards and Performance Unit Awards shall be considered to be earned at their target level; any restrictions with respect to the target number of Shares subject to a Performance Stock Award and Performance Unit Award shall lapse and any remaining Shares subject to such Performance Stock Award and Performance Unit Award shall be cancelled and shall have no further force or effect. The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to all or substantially all of the assets and business of the Company and its Affiliates, taken as a whole.

(h) Notwithstanding any provision of the Plan providing for the maximum term of an Award, in the event any Award would expire prior to exercise, vesting or settlement because trading in Shares is prohibited by law or by any insider trading policy of the Company, the term of the Award shall automatically be extended until thirty (30) days after the expiration of any such prohibitions to permit the Participant to realize the value of the Award, provided such extension with respect to the applicable Award (i) is permitted by law, (ii) does not result in a violation of Section 409A with respect to the Award, (iii) permits any Award that is intended to constitute “qualified performance-based compensation” within the meaning of Section 162(m) of the Code to continue to so qualify and (iv) does not otherwise adversely impact the tax consequences of the Award (such as for incentive stock options and related Awards). An Award Agreement may provide that the Award will be automatically, and without any action by the Participant, deemed exercised, by means of a “net exercise” procedure, immediately prior to the expiration of the Award if the then Fair Market Value of the underlying shares of Common Stock at that time exceeds the exercise or purchase price or base value of the Award, in order to permit the Participant to realize the value of the Award.

SECTION 13. Amendments and Termination.

(a) Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award Agreement or in the Plan, and subject to Section 17, the Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided, however, that no such amendment, alteration, suspension, discontinuation or termination shall be made without (i) shareholder approval if such approval is required by the listed company rules of the New York Stock Exchange or (ii) the consent of the affected Participant, if such action would materially adversely affect the rights of such Participant under any outstanding Award, except to the extent any such amendment, alteration, suspension, discontinuance or termination is made to cause the Plan to comply with applicable law, stock exchange rules and regulations or accounting or tax rules and regulations. Notwithstanding anything to the contrary herein, the Committee may amend the Plan in such manner as may be necessary to enable the Plan to achieve its stated purposes in any jurisdiction in a tax-efficient manner and in compliance with local rules and regulations.

(b) The Committee may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate, any Award theretofore granted, prospectively or retroactively, without the consent of any relevant Participant or holder or beneficiary of an Award, provided, however, that no such action shall impair the rights of any affected Participant or holder or beneficiary under any Award theretofore granted under the Plan, except to the extent any such action is made to cause the Plan to comply with applicable law, stock exchange rules and regulations or accounting or tax rules and regulations; and provided further that, except as provided in Section 5(d), no such action shall directly or indirectly, through cancellation and regrant or any other method, reduce, or have the effect of reducing, the exercise price of any Award established at the time of grant thereof and provided further, that the Committee’s authority under this Section 13(b) is limited in the case of Awards subject to Section 9(d), as set forth in Section 9(d).

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The Brink’s Company

(c) Except as noted in Section 9(d), the Committee shall be authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of events (including, without limitation, the events described in Section 5(d)) affecting the Company, or the financial statements of the Company, or of changes in applicable laws, regulations or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

(d) The Committee may correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry the Plan into effect.

SECTION 14. Miscellaneous.

(a) No employee, Participant or other person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of employees, Participants, or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to each recipient.

(b) The Company shall be authorized to withhold from any Award granted or any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to a Participant the amount (in cash, Shares (actually or by attestation or by withholding by the Company), other securities or other Awards) of withholding taxes due in respect of an Award, its exercise, or any payment or transfer under such Award or under the Plan and to take such other action (including, without limitation, providing for elective payment of such amounts in cash or Shares by the Participant) as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.

(c) Nothing contained in the Plan shall prevent the Company from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

(d) The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Affiliate or continue to serve as a member of the Board. Further, the Company or the applicable Affiliate may at any time dismiss a Participant from employment, free from any liability, or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement or in any other agreement binding the parties. The receipt of any Award under the Plan is not intended to confer any rights on the receiving Participant except as set forth in such Award.

(e) If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, or as to any person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

(f) Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

(g) No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash or other securities shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

(h) The Committee may specify in an Award Agreement that the Participant's rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain events, in addition to applicable vesting conditions of an Award. Such events may include, without limitation, breach of non-competition, non-solicitation, confidentiality, or other restrictive covenants that are contained in the Award Agreement or otherwise applicable to the Participant, a termination of the Participant's for Cause, or other conduct by the Participant that is detrimental to the business or reputation of the Company and/or its Affiliates.

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APPENDIX C

(i) The Committee may from time to time establish sub-plans under the Plan for purposes of satisfying blue sky, securities, tax or other laws of various jurisdictions in which the Company intends to grant Awards. Any sub-plans shall contain such limitations and other terms and conditions as the Committee determines are necessary or desirable. All sub-plans shall be deemed a part of the Plan, but each sub-plan shall apply only to the Participants in the jurisdiction for which the sub-plan was designed.

(j) The Plan shall be unfunded. Neither the Company, the Board nor the Committee shall be required to establish any special or separate fund or to segregate any assets to assure the performance of its obligations under the Plan.

(k) No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan. The Committee shall determine whether cash, additional Awards or other securities or property shall be issued or paid in lieu of fractional shares of Common Stock or whether any fractional shares should be rounded, forfeited or otherwise eliminated.

(l) The costs of administering the Plan shall be paid by the Company.

(m) If any of the provisions of the Plan or any Award Agreement is held to be invalid, illegal or unenforceable, whether in whole or in part, such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected thereby.

(n) Notwithstanding any other provisions in this Plan, any Award which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

(o) The law of the Commonwealth of Virginia shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such state's conflict of law rules.

SECTION 15. Effective Date of the Plan.

This Plan is effective on the date of its approval by the Company’s stockholders.

SECTION 16. Term of the Plan.

No Award shall be granted under the Plan after the tenth anniversary of the effective date of the Plan. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted may extend beyond such date, and the authority of the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award, or to waive any conditions or rights under any such Award, and the authority of the Board to amend the Plan, shall extend beyond such date.

SECTION 17. Section 409A of the Code.

(a) With respect to Awards subject to Section 409A of the Code (including but not limited to Awards of Restricted Stock Units held by Participants who are or who may become eligible for Retirement during the term of the Award), the Plan is intended to comply with the requirements of Section 409A of the Code, and the provisions of the Plan and any Award Agreement shall be interpreted in a manner that satisfies the requirements of Section 409A of the Code, and the Plan shall be operated accordingly. If any provision of the Plan or any term or condition of any Award would otherwise frustrate or conflict with this intent, the provision, term or condition will be interpreted and deemed amended so as to avoid this conflict. Notwithstanding the foregoing, neither the Company nor the Committee shall have any obligation to take any action to prevent the assessment of any excise tax or penalty on any Participant under Section 409A of the Code and neither the Company nor the Committee will have any liability to any Participant for such tax or penalty.

(b) With respect to Awards subject to Section 409A of the Code (including Awards of Restricted Stock Units held by Participants who are or who may become eligible for Retirement during the term of the Award),

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The Brink’s Company

notwithstanding Section 12(g) and unless specifically provided to the contrary in the applicable Award Agreement, in the event of a Change in Control, this paragraph 17(b) shall apply and shall supersede the provisions of Section 12(g) to the extent inconsistent therewith.

(i) If at the time of such Change in Control, the transaction(s) constituting such Change in Control do not constitute a change in the ownership or effective control of a corporation, or change in the ownership of a substantial portion of the assets of a corporation, as such terms are defined for purposes of Section 409A of the Code, any portion of the Award as to which the settlement date has not theretofore occurred shall remain outstanding and shall be settled on the applicable date(s) as specified in the Award Agreement.

(ii) If the provisions of Section 17(b)(i) are invoked such that a Change in Control occurs and any portion of the Award continues to be outstanding thereafter, the value of the Award that remains outstanding shall be determined based on the value per common share of the Company implied by the Change in Control transaction and such value shall be paid in cash without interest on the applicable settlement date(s) for such Award, as specified in the Award Agreement.

(c) With respect to Awards subject to Section 409A of the Code (including Awards of Restricted Stock Units held by Participants who are or who may become eligible for Retirement during the term of the Award), if, at the time of the Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant shall be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable pursuant to an Award Agreement constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company (or an Affiliate, as applicable) shall not pay any such amount on the otherwise scheduled payment date but shall instead accumulate such amount and pay it, without interest, on the first day of the seventh month following such separation from service or, if earlier, the date of death of the Participant.

(d) With respect to Awards subject to Section 409A of the Code (including Awards of Restricted Stock Units held by Participants who are or who may become eligible for Retirement during the term of the Award), neither the Participant nor any creditor or beneficiary of the Participant shall have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under the Award Agreement to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to or for the benefit of a Participant pursuant to an Award Agreement may not be reduced by, or offset against, any amount owing by the Participant to the Company (or an Affiliate, as applicable).

SECTION 18. Re-Pricing Prohibition.

Notwithstanding any other provision of this Plan, except for adjustments pursuant to Section 5(g) or to the extent approved by the Company’s shareholders and consistent with the rules of any stock exchange on which the Company’s securities are traded, this Plan does not permit (a) any decrease in the exercise or purchase price or base value of any outstanding Awards, (b) the issuance of any replacement Options, SARs or Other Stock-Based Awards in the nature of purchase rights where the Participant agrees to forfeit an existing Option, SAR or Other Stock-Based Award in the nature of purchase rights in exchange for the new Option, SAR or Other Stock-Based Award in the nature of purchase rights with a lower exercise or purchase price or base value, (c) the Company to repurchase underwater or out-of-the-money Options, SARs or Other Stock-Based Awards in the nature of purchase rights, which shall be deemed to be those Options, SARs or Other Stock-Based Awards in the nature of purchase rights with exercise or purchase prices or base values in excess of the current Fair Market Value of the Shares underlying the Option, SAR or Other Stock-Based Award in the nature of purchase rights, (d) the issuance of any replacement or substitute Awards or the payment of cash in exchange for, or in substitution of, underwater or out-of-the-money Options, SARs or Other Stock-Based Awards in the nature of purchase rights, or (e) any other action that is treated as a re-pricing under generally accepted accounting principles.

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APPENDIX C

SECTION 19. Limit on Awards to Directors.

Notwithstanding any other provisions of this Plan, no Director, other than any Director who serves as the Non-Executive Chairman of the Board, shall receive Awards under the Plan in any twelve (12)-month performance period that exceed an aggregate Fair Market Value (as of the grant date for each award) of $450,000. Notwithstanding any other provisions of this Plan, no Director who serves as the Non-Executive Chairman of the Board, shall receive Awards under the Plan in any twelve (12)-month performance period that exceed an aggregate Fair Market Value (as of the grant date for each award) of $650,000.

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ANNUAL MEETING OF SHAREHOLDERS OF

THE BRINK'S COMPANY

May 5, 2017

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

Vote online until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

COMPANY NUMBER	
ACCOUNT NUMBER	

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIAL:
The Brink's Company's 2016 annual report to shareholders and 2017 proxy statement are available at http://www.brinks.com/2017annualmeetingmaterials

Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet.

00003333333304033300 1 050517

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

The undersigned hereby authorizes the Company's designated proxies to vote, in their discretion, on such other business and matters incident to the conduct of the meeting as may come before the meeting.

The Board of Directors recommends a vote FOR each of the listed nominees.

1. Elect seven directors for a term expiring in 2018:

	FOR	AGAINST	ABSTAIN
Paul G. Boynton	☐	☐	☐
Ian D. Clough	☐	☐	☐
Susan E. Docherty	☐	☐	☐
Peter A. Feld	☐	☐	☐
Reginald D. Hedgebeth	☐	☐	☐
Douglas A. Pertz	☐	☐	☐
George I. Stoeckert	☐	☐	☐

The Board of Directors recommends a vote FOR the following proposal:

	FOR	AGAINST	ABSTAIN
2. Advisory vote to approve named executive officer compensation.	☐	☐	☐

The Board of Directors recommends a vote of "1 YEAR" for the following proposal:

	1 year	2 years	3 years	ABSTAIN
3. Advisory vote on the frequency of advisory votes on named executive officer compensation.	☐	☐	☐	☐

The Board of Directors recommends a vote FOR the following proposals:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Shareholder ____________ Date: ________ Signature of Shareholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.